As filed with the Securities and Exchange Commission on September 29, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kimree, Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	2111 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Xiagang Section, Luotang Village, Shuikou Street
Huicheng District, Huizhou, Guangdong Province 516005
People's Republic of China
Tel: +86 752 575-3388
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, Suite 4D
New York, New York 10017
+1 212 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Will H. Cai, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Matthew Bersani, Esq. Shuang Zhao, Esq. Shearman & Sterling LLP c/o 12/F, Gloucester Tower, The Landmark 15 Queen's Road Central Hong Kong +852 2978-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Ordinary shares, par value $0.00001 per share(2)(3)	$125,000,000	$16,100.00

(1)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

(2)
Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 with the Securities and Exchange Commission on                    , 2014 (Registration No.333-                ). Each American depositary share represents                ordinary shares.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                    , 2014

PRELIMINARY PROSPECTUS

American Depositary Shares

Kimree, Inc.

Representing                Ordinary Shares

        This is our initial public offering. We are offering            American depositary shares, or ADSs. Each ADS represents             ordinary shares, par value $0.00001 per share. We currently expect the initial public offering price of our ADSs to be between $            and $            per ADS.

        We have granted the underwriters an option to purchase up to             additional ADSs to cover over-allotments.

        We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

        We have applied to have our ADSs listed on the NASDAQ Global Market under the symbol "KREE."

        Investing in our ADSs involves risks. See "Risk Factors" beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Kimree, Inc. (before expenses)	$	$

        The underwriters expect to deliver the ADSs to purchasers on or about            , 2014.

Citigroup

                , 2014.

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        You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

        We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

        Until        , 2014 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

 PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs. This prospectus contains information from a report dated July 2014 commissioned by us and prepared by Frost & Sullivan, an independent market research firm, to provide industry and other information and illustrate our position in the e-cigarette industry in China and worldwide.

Our Business

        We are a world-leading e-cigarette company. According to Frost & Sullivan, we were the second largest e-cigarette designer and manufacturer in the world in terms of both revenues and production volume in 2013. We design and produce a broad range of e-cigarette products, including disposable e-cigarettes, rechargeable e-cigarettes and e-cigarette accessories. In May 2014, we launched our own brand of rechargeable e-cigarette, Ekmizer, a personal vaporizer that allows users to re-fill liquid solutions on their own, which we primarily distribute through e-commerce channels.

        We are a technology-driven company with an extensive global patent portfolio relating to core e-cigarette technologies. As of June 30, 2014, we and our founders had 334 e-cigarette related patents registered in China, two patents and 150 community designs registered in the European Union, or EU, and 13 patents registered in the United States. In addition, as of June 30, 2014, we and our founders had 48 international applications published and 466 filed under the Patent Cooperation Treaty, or PCT. According to Frost & Sullivan, as of June 30, 2014, we or our founders owned approximately 25% of e-cigarette related patents, published pending patent applications and community design in key jurisdictions and approximately 36% of the e-cigarette related published international applications under the PCT. We have established a co-operative education program with Hunan Agricultural University, a leading tobacco research institute in China, which gives us access to advanced testing facilities and allows us to keep abreast of the latest industry developments. We leverage our strong research and development capabilities to design and develop innovative e-cigarette products that cater to varying customer demands. For example, we introduced the first e-waterpipe, an electronic vaporizer which resembles a traditional waterpipe or hookah and produces larger amount of smokes than other e-cigarette products, in 2011.

        We manufacture high quality e-cigarette products in Guangdong Province, China. We have received major international certifications for our products and production processes, which demonstrates our production management capabilities and commitment to high quality. We leverage our comprehensive quality assurance procedures to manufacture e-cigarette products that adhere to the manufacturing requirements which are usually applied to food and drug manufacturers rather than the more relaxed requirements applied to electronic product manufacturers. In 2012, 2013 and the six months ended June 30, 2014, we produced and sold 12.3 million, 47.3 million and 27.3 million units of e-cigarette products, respectively.

        We have a strong customer base with customers from over 20 countries. Customers of our e-cigarette products include a majority of the five largest global tobacco companies as well as top independent e-cigarette brands. We are a supplier to five of the top ten global e-cigarette brands as measured by retail revenue in 2013. Our five largest customers individually accounted for 23.5%, 16.0%, 14.4%, 9.7% and 8.9% of our revenues in 2013, respectively, and 79.0%, 4.5%, 3.9%, 3.9% and 2.9% of our revenues for the six months ended June 30, 2014, respectively. In the aggregate, our five largest customers accounted for 72.5% and 94.2% of our revenues in 2013 and for the six months ended June 30, 2014, respectively. American Accessories International, L.L.C., or AAI, is our largest customer for the six months ended June 30, 2014. AAI is sourcing e-cigarette manufacturing for Nu Mark, a wholly owned subsidiary of Altria Group, Inc. We are also capable of customizing production lines based on customer requirements for design, quality and quantity. We promote our brand and products through e-commerce, including through our own online platform, other established online marketplaces and other major online channels in China. We also actively participate in major international tobacco exhibitions to introduce our technology and products to potential customers and increase our visibility and reputation internationally.

        Our business has grown significantly in recent years. Our revenues increased from $21.3 million in 2012 to $79.7 million in 2013. Our revenue increased by 57.4% from $32.6 million for the six months ended June 30, 2013 to $51.3 million for the six months ended June 30, 2014. Our net income increased from $0.7 million in 2012 to $13.3 million in 2013. Our net income increased by 121.5% from $4.6 million for the six months ended June 30, 2013 to $10.2 million for the six months ended June 30, 2014.

Our Industry

        The global e-cigarette market is in the early stage of development. According to Frost & Sullivan, the global e-cigarette market in terms of retail revenue grew from $482.2 million in 2009 to $1,844.1 million in 2012 and further to $4,776.8 million in 2013. It is expected to grow at a compound annual growth rate, or CAGR, of 52.3% to reach $39,195.6 million in 2018, according to Frost & Sullivan. The world's largest e-cigarette markets are the United States and the EU. The robust growth of the global e-cigarette market is mainly attributable to factors including: (i) increasing consumer acceptance of e-cigarette products resulting from the conversion of traditional cigarette smokers and new user uptake; (ii) the entry of tobacco companies with significant resources for marketing activities through acquisitions or the introduction of their own e-cigarette product lines; and (iii) continued innovation and product development by e-cigarette manufacturers.

        According to Frost & Sullivan, China is the world's largest production base for e-cigarette products. Chinese manufacturers produced approximately 95% of the world's e-cigarette products in 2013. Key competitive differentiators include patent coverage, access to raw materials, labor costs, customer relationships and ability to adhere to potentially stricter regulatory requirements. Patent coverage is a particularly important barrier to entry for both specific product lines and the industry in general. Market players with comprehensive patent portfolios enjoy substantial competitive advantages, such as stronger negotiation positions with customers and a reputable client base of global companies.

Our Strengths

        We believe that the following competitive strengths enable us to take advantage of the rapid growth of the e-cigarette industry and compete effectively in the global e-cigarette market:

  •
  industry-leading research and development capability evidenced by an extensive global patent portfolio and innovative products;

  •
  established relationships with a diversified global customer base;

  •
  world-class production capabilities driving quality and cost efficiency;

  •
  large-scale production volume and capacity; and

  •
  experienced management team with vision, proven track record and strong execution capability.

Our Strategies

        We seek to maximize shareholder value by solidifying our position as one of the global market leaders in the design and production of e-cigarette products. To achieve this goal, we intend to pursue the following strategies:

  •
  continue investing in and further strengthening our research, development and innovation capabilities;

  •
  further strengthen our customer relationships and expand our product offerings;

  •
  expand our geographical coverage to access a diversified international customer base;

  •
  build our own brand and increase our distribution channels through e-commerce and mobile technology; and

  •
  increase automated production capabilities to drive cost-efficient manufacturing.

Our Challenges

        The successful execution of our strategies is subject to risks and uncertainties related to our business and industry, including those relating to:

  •
  our reliance on a small number of major customers;

  •
  our lack of long-term purchase orders or commitments from customers;

  •
  our limited operating history;

  •
  the intense competition we face;

  •
  our failure to further improve our technology and develop new products;

  •
  the cost and supply of key raw materials;

  •
  product defects which may damage our reputation and expose us to liability;

  •
  the difficulty for e-cigarettes to continue to gain widespread acceptance;

  •
  our dependence on the growth of global outsourcing in the e-cigarette industry; and

  •
  the increasingly stringent regulations on the sale and use of e-cigarettes.

        See "Risk Factors" and "Special Note Regarding Forward-Looking Statements" for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

Corporate History and Structure

        We began our operation in China through Huizhou Jinrui Technology Co., Ltd., a PRC company formed in January 2010. We changed its name to Huizhou Kimree Technology Co., Ltd. in December 2010. To facilitate our trading with overseas customers, we incorporated Kimree Technology (HK) Company Limited and Geakon Technology (HK) Company Limited in Hong Kong in August 2012 and July 2013, respectively. Geakon Technology (HK) Company Limited incorporated Geakon Technology (Huizhou) Co., Ltd. in the PRC in September 2013.

        In May 2014, we incorporated Kimree, Inc. under the laws of the Cayman Islands. In preparation for this offering, Kimree, Inc. will become our ultimate holding company upon completion of the following reorganization transactions (the "Reorganization"):

  •
  Kimree, Inc. incorporated Kimree Holdings (HK) Co., Limited, its wholly owned Hong Kong subsidiary, in May 2014, and acquired 100% of the equity interest in Kimree Technology (HK) Company Limited and Geakon Technology (HK) Company Limited in June 2014.

  •
  Kimree Holdings (HK) Co., Limited incorporated Kimsun Technology (Huizhou) Co., Ltd., its wholly owned PRC subsidiary, in July 2014.

  •
  Kimsun Technology (Huizhou) Co., Ltd. acquired 100% of the equity interest in Huizhou Kimree Technology Co., Ltd. in August 2014.

  •
  Kimree, Inc. incorporated Kimree Hi-Tech Inc., its wholly owned British Virgin Islands subsidiary, in July 2014 to hold our patents. Our founders are in the process of transferring all the e-cigarette related patents and patent applications they hold outside China to Kimree Hi-Tech Inc. and they are also in the process of transferring all the e-cigarette related patents and patent applications they hold in China to Huizhou Kimree Technology Co., Ltd. These transfers are expected to complete in October 2014.

  •
  Huizhou Kimree Technology Co., Ltd. acquired 100% of the equity interest in Geakon Technology (Huizhou) Co., Ltd. in August 2014.

        The following diagram illustrates our corporate structure upon the completion of the Reorganization:

Kimree, Inc.
(Cayman Islands)
100%
Geakon Technology (HK) Company Limited (Hong Kong)
100%
Kimree Holdings (HK) Co., Limited (Hong Kong)
100%
Kimree Technology (HK) Company Limited (Hong Kong)
100%
Kimree Hi-Tech Inc. (British Virgin Islands)
100%
Outside PRC
Inside PRC
Kimsun Technology (Huizhou) Co., Ltd.
100%
Huizhou Kimree Technology Co., Ltd.
100%
Geakon Technology (Huizhou) Co., Ltd.

Corporate Information

        Our current principal executive offices are located at Xiagang Section, Luotang Village, Shuikou Street, Huicheng District, Huizhou, Guangdong Province 516005, People's Republic of China. Our telephone number at this address is +86 752 575-3388. Our registered office in the Cayman Islands is located at Sertus Chambers, P.O. Box 2547, Cassia Court, Camana Bay, Grand Cayman, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc. Investors should contact us for any inquiries through the address and telephone number of our principal executive offices.

        Our website is www.kimree.com. The information contained on our website is not a part of this prospectus.

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenue for the last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company's internal control over financial reporting. We intend to take advantage of the exemption from the auditor attestation requirement for as long as we remain an emerging growth company.

        The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Conventions Which Apply to this Prospectus

        Except where the context otherwise requires:

  •
  "ADSs" refers to American depositary shares representing our ordinary shares; each ADS represents        ordinary shares;

  •
  "China" and "PRC" refer to the People's Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

  •
  "EU" refers to the European Union;

  •
  "key jurisdictions" refer to PCT, Australia, Canada, the EU, Japan, Korea, Russia and the United States, together representing more than 70% of the global e-cigarette retail revenue in 2013, according to Frost & Sullivan;

  •
  "ordinary shares" refers to the ordinary shares of Kimree, Inc., par value $0.00001 per share;

  •
  "RMB" or "Renminbi" refers to the legal currency of China;

  •
  "U.S. dollars," "$" and "dollars" refer to the legal currency of the United States; and

  •
  "we," "us," "our company," "our," and "Kimree" refer to Kimree, Inc., a Cayman Islands company, and its subsidiaries.

        Certain operating data, economic and market data and regulatory information shown in Renminbi amounts in this prospectus are accompanied by translations into U.S. dollars solely for the convenience of the reader. Unless otherwise noted, all such translations from Renminbi to U.S. dollars in this prospectus were made at RMB6.2036 to $1.0000, the noon buying rate for June 30, 2014 set forth in the H.10 statistical release of the Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On September 19, 2014, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.1403 to $1.0000.

        Any discrepancies in any table between totals and sums of amounts listed therein are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures preceding them.

 The Offering

Offering price	We currently estimate that the initial public offering price will be between $ and $ per ADS.
ADSs offered by us	ADSs, representing ordinary shares.
Ordinary shares outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise their over-allotment option in full).
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their over-allotment option in full).
The ADSs	Each ADS represents ordinary shares, par value $0.00001 per share.

The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement, the form of which is filed as an exhibit to the registration statement that includes this prospectus.

If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.
You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.
We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, the form of which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment option	We have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an additional ADSs.

Use of proceeds

Our net proceeds from this offering will be about $           million, assuming an initial public offering price per ADS of $            , the midpoint of the estimated public offering price range, and assuming no exercise of the underwriters' over-allotment option.

We intend to use the net proceeds from this offering for the following purposes:
• approximately $ million to increase automated production capabilities and construct new manufacturing facilities;
• approximately $ million to enhance our research and development capabilities in product development and automated production and manage our patent portfolio;
• approximately $ million to expand our sales and marketing efforts, including promotions and distributions through e-commerce; and

•

the balance of approximately $            million for general corporate purposes, including strategic investments in and acquisitions of complementary businesses, although we have not identified any near-term investment or acquisition targets.

See "Use of Proceeds" for additional information.
Lock-up

We, our directors and executive officers and our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting" for more information.

Proposed NASDAQ Global Market symbol

We have applied to have the ADSs listed on the NASDAQ Global Market under the symbol "KREE." Our ADSs and ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2014.
Depositary

[Directed share program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to            ADSs offered by this prospectus to our directors, officers, employees, business associates and related persons.]

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks that you should carefully consider before investing in our ADSs.

 Our Summary Consolidated Financial Data

        The following summary consolidated statements of comprehensive income data (other than ADS data) for the years ended December 31, 2012 and 2013 and the summary consolidated balance sheet data as of December 31, 2012 and 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive income data presented (other than ADS data) for the six months ended June 30, 2013 and 2014 and our balance sheet data as of June 30, 2014 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Years Ended December 31,		For the Six Months Ended June 30,
	2012	2013	2013	2014
	(in thousands of $, except for share, per share and per ADS data)
			(unaudited)	(unaudited)
Summary Consolidated Statements of Comprehensive Income Data:
Net revenues	21,348	79,721	32,584	51,294
Cost of revenues	(16,565)	(51,442)	(22,526)	(31,059)

Gross profit	4,783	28,279	10,058	20,235
Operating expenses:
Selling expenses	(1,732)	(5,152)	(1,539)	(1,305)
General and administrative expenses	(608)	(2,021)	(755)	(3,444)
Research and development expenses	(1,383)	(2,364)	(1,129)	(1,290)

Total operating expenses	(3,723)	(9,537)	(3,423)	(6,039)

Operating income	1,060	18,742	6,635	14,196
Interest income	6	14	4	19
Other (expenses) income, net	(21)	(44)	69	55
Changes in fair value of derivatives	—	277	—	(808)
Foreign exchange (loss) gain	(76)	(581)	(301)	364

Income before income taxes	969	18,408	6,407	13,826
Income tax expenses	(269)	(5,129)	(1,785)	(3,586)

Net income	700	13,279	4,622	10,240

Weighted average number of ordinary shares used in per share calculations:
Basic and diluted	100,000,000	100,000,000	100,000,000	100,000,000
Earnings per share
Basic and diluted	0.01	0.13	0.05	0.10
Income per ADS(1)
Basic
Diluted

Note:

(1)
Each ADS represents            ordinary shares.

	As of December 31,		As of June 30,
	2012	2013	2014
	(in thousands of $)
			(unaudited)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	2,660	19,956	20,336
Inventories	4,229	4,349	7,952
Prepayments and other current assets	1,843	2,260	3,009
Property and equipment, net	661	10,377	12,875
Total assets	10,922	44,006	55,597
Accounts payable	3,311	7,085	14,264
Accrued expenses and other liabilities	1,054	17,751	10,099
Total liabilities	9,765	31,399	32,869
Total shareholders' equity	1,157	12,607	22,728

RISK FACTORS

        An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

         We derive a majority of our revenues from a small number of major customers. Our revenues and profitability could decline significantly if any of our major customers reduces its purchases.

        We derive a majority of our revenues from a small number of major customers. Our five largest customers individually accounted for 23.5%, 16.0%, 14.4%, 9.7% and 8.9% of our revenues in 2013, respectively, and 79.0%, 4.5%, 3.9%, 3.9% and 2.9% of our revenues for the six months ended June 30, 2014, respectively. In the aggregate, our five largest customers accounted for 72.5% and 94.2% of our revenues in 2013 and for the six months ended June 30, 2014, respectively. AAI is our largest customer for the six months ended June 30, 2014. AAI is sourcing e-cigarette manufacturing for Nu Mark, a wholly owned subsidiary of Altria Group, Inc. Our results of operations and financial condition depend on our ability to continue to attract and retain our major customers, and their overall financial and commercial condition.

        We cannot assure you that our major customers will continue to order from us at the same levels or at all. They may also delay their orders. Any material reductions, cancellations or delays of orders from our major customers could cause our revenues to decline. Most of our major customers place their orders through individual purchase orders. As a result, we may have difficulties anticipating the volume and timing of their orders, which may make it difficult to adjust our production capacity and inventory levels. See "—Our lack of long-term purchase orders or commitments from customers increases the risk of adverse changes in our customer relationships." and "—Our production capacity may not meet market demands." We also continue to face substantial pricing pressure from our major customers. If our cost reductions or economies of scale cannot offset price reductions, our margins and profitability would be materially adversely affected.

        Our results of operations and financial condition also depend on the overall financial and market conditions that affect our major customers. If demand for their products is low, they may change the volume, pricing or terms of their orders with us or delay or cancel their orders. Risks that threaten our major customers also indirectly affect us. For example, they may not be able to manage their operations efficiently and effectively; they may be subject to adverse macroeconomic changes; and they may encounter difficulties in marketing. In addition, if one or more of our major customers were to become insolvent or otherwise were unable to pay for our products, our business, financial condition and results of operations could be materially adversely affected.

         Our lack of long-term purchase orders or commitments from customers increases the risk of adverse changes in our customer relationships.

        Our customers generally place orders on an as-needed basis. We have entered into long-term framework agreements with certain customers that provide for the general terms and conditions of our relationships with them. However, most of our customers have not provided us, and are not obligated to provide us, with any long-term purchase orders under these framework agreements. Accordingly, we are exposed to risks from potential adverse financial effects of changes in the e-cigarette industry, general economy, competitive landscape, technological landscape or customer needs or any other change that may affect the demand for our products. We cannot assure you that our customers will continue to place orders with us in similar volumes, on the same terms, or at all. In addition, we customize our manufacturing facilities exclusively for certain customers. If these customers cease to place orders with us, we may incur additional expenses to adapt the customized manufacturing facilities to meet other customers' specifications, which may have a material adverse effect on our business, financial condition, results of operations and future prospects. Also, we typically purchase raw materials from our suppliers based on our customers' rolling forecasts prior to receiving their purchase orders. Therefore, any failure to accurately predict our customers' demands may result in insufficient or excess inventory.

        In addition, the long-term framework agreements we entered into normally include stringent covenants and broad default provisions. We may have failed to follow certain of these covenants under certain long-term framework agreements. For example, one of our subsidiaries has been performing the obligations of another subsidiary under a framework agreement, without the customer's written consent to such substitution. Although we have not been notified of a breach of contract from any of our customers, we cannot assure you that they will not bring such claims or we will continue to be compliant with these agreements in the future. We may not be able to cure breaches or obtain a waiver on a timely basis in order to avoid a default. An event of default under any of these agreements, if not cured by us or waived by the relevant customer, may have a material adverse effect on our business, financial condition and results of operations.

         Our limited operating history may make it difficult for investors to evaluate our business and prospects.

        We began producing e-cigarette products in 2010. We have experienced rapid growth in our business with revenues increasing from $21.3 million in 2012 to $79.7 million in 2013 and $51.3 million for the six months ended June 30, 2014. However, our historical results of operations may not be indicative of our future operating results, and our limited operating history may not be an adequate basis for investors to evaluate our business and prospects. We may continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential inability to implement or modify our business model and strategy, acquire customers cost-effectively, manage our expanding operations and offerings, adapt to changing market conditions in the global e-cigarette industry, and adapt to changes in government regulations, industry consolidation and technological developments. Due to our limited operating history, our ability to achieve and maintain satisfactory financial results is subject to uncertainties and unproven.

         We face intense competition and may not be able to compete successfully against existing and new competitors.

        The e-cigarette market is intensely competitive. We compete with major e-cigarette companies in China. See "Business—Competition." Some of our current and potential competitors may have greater financial, marketing and other resources than we do. In addition, some of our competitors may be acquired by, receive investments from or enter into strategic relationships with larger, well-established and well-financed companies. We may also face competitive pressure from new competitors, including our customers with in-house manufacturing capabilities. If we are not able to compete successfully, we may lose our market share and our business, financial condition and results of operations may be materially adversely affected.

         Our failure to further improve our technology and develop and introduce new products could render our products uncompetitive or obsolete, and reduce our sales and market share.

        The e-cigarette industry is rapidly evolving. Our future success and competitiveness depend largely on our ability to further improve our technology and develop and introduce new products to meet evolving customer demands and industry standards, which require significant financial resources in research and development. Our research and development expenses were $1.4 million, $2.4 million and $1.3 million in 2012, 2013 and the six months ended June 30, 2014, respectively. We expect to continue to devote significant financial resources to research and development to maintain our technological advantage. However, our research and development efforts may not be commercially or otherwise successful. In addition, competitors' products may gain popularity among customers and render the results of our research and development obsolete, and result in a decline of our market share.

         We are exposed to risks associated with the cost and supply of key raw materials procured from our suppliers.

        Historically, costs of raw materials, including batteries and integrated circuit components, represented the largest component of our cost of revenues. Accordingly, the prices of raw materials have a significant impact on our profitability.

        We do not have long-term agreements with our suppliers. We typically place orders with our suppliers four to six weeks in advance, and the prices for each order are negotiated based on market conditions. Prices of such raw materials may fluctuate. If our raw materials become significantly more expensive, we may not be able to pass on the additional costs to our customers and our profit margins may be reduced.

        Furthermore, the supply of these raw materials may be limited if demand for them increases significantly. It could be costly and time-consuming to obtain alternative sources for these raw materials. Our inability to secure a sufficient supply of raw materials could cause delays in fulfilling our customer orders.

         Product defects could increase our expenses, damage our reputation or expose us to liability.

        Product defects in e-cigarettes may harm the health or safety of our end-consumers. We may not be able to adequately address product defects. In addition, remedial efforts could be particularly time-consuming and expensive if product defects are only found after we have commenced volume production. Any actual or perceived defects in our products could result in unsold inventory, product recalls, repairs or replacements, damage to our reputation, increased customer service costs and other expenses, as well as divert management attention and expose us to liabilities. Furthermore, a product liability claim brought against us by our customers or end-consumers could be time-consuming and costly to defend and, if successful, could require us to make significant payments.

         The use of e-cigarettes may not continue to grow rapidly.

        The e-cigarette market is a niche market at an early stage of development. The market is rapidly evolving and characterized by an increasing number of entrants. Our future sales and profitability are substantially dependent upon the widespread acceptance and use of e-cigarettes. The rapid growth in the use of, and interest in, e-cigarettes is recent, and may not continue.

        In particular, e-cigarettes were only recently developed and the medical profession has not had sufficient time to study the long-term health effects of e-cigarette use. E-cigarettes are primarily used to consume nicotine, and actual or perceived health risks associated with nicotine could negatively affect the market acceptance of e-cigarettes. Although some users perceive e-cigarettes to be healthier than traditional cigarettes, the public health community is split on whether e-cigarettes are less harmful than regular cigarettes. Long-term clinical studies on the safety and efficacy of e-cigarettes will likely be required to understand the effects of e-cigarettes on health. Our customers may reduce their orders with us if the perceived health benefits of e-cigarettes do not materialize or if significant concerns over the adverse health effects of e-cigarette use arise, which will in turn adversely affect our business.

         Our business depends on the growth of global outsourcing in the e-cigarette industry.

        Our business is dependent on the strong and continuous growth of global outsourcing in the e-cigarette industry. Some of our customers are traditional tobacco companies. Their decisions to outsource depend on their in-house manufacturing capabilities, the comparative advantage of outsourcing and the technologies and patents required for production of the relevant products. If they resort to in-house manufacturing, our future growth could be adversely affected.

         The increasingly stringent regulations on the sale and use of e-cigarettes could adversely affect our sales volume, revenues and profitability.

        We sell a majority of our products to customers located in the United States and the EU.

        In recent years, certain state, local and municipal governments, agencies and private businesses in the United States have adopted legislation, regulations or policies which prohibit, restrict, or discourage the sales and marketing of cigarettes, and smoking in public buildings and facilities, stores, restaurants, bars, on airline flights and in workplaces. Smoking in virtually all enclosed public places and workplaces is now prohibited by law throughout the United Kingdom. Several local governments have considered and, in some cases imposed, similar restrictions on the use of e-cigarettes. Should an increasing number of governments, agencies or private businesses in the United States and Europe impose similar restrictions on the sale, marketing and use of e-cigarettes in public and other places, our business and results of operations could be adversely affected.

        On April 24, 2014, the United States Food and Drug Administration, or FDA, released proposed rules that would extend its regulatory authority to e-cigarettes under the Family Smoking Prevention and Tobacco Control Act. The proposed rules would require that e-cigarette manufacturers register with the FDA and report e-cigarette product and ingredient listings; market new e-cigarette products only after FDA review; avoid direct and implied claims of reduced risk unless the FDA confirms that scientific evidence supports the claim and that marketing the e-cigarette product will benefit public health as a whole; avoid distributing free samples; implement minimum age requirements and identification restrictions to prevent sales to individuals under age 18; include a health warning; and avoid selling e-cigarettes in vending machines, unless in a facility that never admits youths. The proposed regulation will be subject to a 105-day public comment period, following which the FDA will finalize the proposed regulation. We cannot predict the content of any final rules of the proposed or future regulation or the impact they may have, and they could have a material adverse effect on our business if enacted.

        In the EU, the Tobacco Products Directive, or TPD, regulates the content, manufacture, marketing and labeling of tobacco products. Currently, e-cigarette products fall outside the scope of the TPD. A current draft revision of the TPD includes a section on e-cigarette products. It is possible that the revised TPD will be adopted this year. Furthermore, irrespective of the outcome of the TPD revision process, EU member states may regulate e-cigarettes as medicinal products at a national level at any time. In addition, if e-cigarettes are subject to either medicinal regulation, or regulation substantially similar with the current draft TPD revision in the United Kingdom, the sales of our e-cigarettes in Europe will decline.

        Furthermore, we cannot assure you that our customers have complied or will continue to comply with regulatory requirements in all the countries in which they sell their products. If any of these countries promulgates more stringent regulations, some of our customers may be unable to continue to sell their products there, causing them to reduce their orders with us or cease placing such orders completely, which in turn may materially adversely affect our business and operating results.

         Our production capacity may not meet customer demand.

        We maintain excess capacity to meet unexpected increases in purchase orders. On occasion, however, our customers may place urgent orders in large quantities, and we may not have sufficient production capacity to meet such drastic increases in demand for our products. In addition, if customers reduce, delay or cancel their purchase orders after we have invested in increasing our production capacity, we may not be able to recover our expenditures for the increase in our production capacity or any inventory we purchase in preparation for these orders.

         If we are unable to manage our business expansion effectively, our business and financial results may be adversely affected.

        We continue to build new manufacturing facilities and expand our production capacity to meet the needs of our customers. Such expansion has, and will continue to, put pressure on our managerial, technical, financial, operational and other resources. We generally plan our facility expansion based on the expected growth rate of the global e-cigarette market. If the global e-cigarette market does not develop as expected, we may not recoup capital expenditures incurred to expand our facilities and our results of operations and liquidity may be materially adversely affected. We may also incur additional costs and encounter challenges in hiring, training, managing and motivating our employees. However, such investment may not generate revenues for us as we expect. See "—Our production capacity may not meet customer demands."

        In relation to our expansion, we also need to manage our relationships with a growing number of customers, suppliers and equipment vendors. In addition, we may need to upgrade our operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems, all of which require substantial management efforts. All of these endeavors will require substantial management efforts and skills and significant additional expenditures. We cannot assure you that we will be able to manage our growth effectively, and any failure to do so may have a material adverse effect on our business and results of operations.

         Our results of operations are subject to seasonal fluctuations.

        Our business experiences fluctuations, reflecting seasonal variations in demand for our products. For example, many of our customers tend to place orders with us before our production plants close for the Chinese New Year holidays. As a result, the fourth quarter of each year generally contributes the highest percentage of our annual revenues and the first quarter generally contributes the lowest. Our rapid growth has tended to mask the seasonality of our business. As our growth rate slows, however, the seasonality in our business will become more pronounced and cause the fluctuations to increase.

         If disruptions in our transportation systems occur or our shipping costs substantially increase, we may be unable to deliver our products in a timely manner and our operating expenses could increase.

        We depend on well-functioning transportation systems to ship our products. Our efforts to closely match our inventory levels to customer demand increase our reliance on effective and prompt transportation. The transportation network is subject to disruptions which may be beyond our control, including labor disputes, acts of war, terrorism, inclement weather and natural disasters. Labor disputes among freight carriers are common, especially in Europe, and we expect labor unrest to continue to challenge the shipping of our products. Since September 11, 2001, governmental inspection of international freight has become more stringent and unpredictable. If our delivery times increase unexpectedly for these or any other reasons, our ability to deliver products on time would be materially adversely affected and result in delayed or lost revenue. In addition, if fuel prices were to increase, our transportation costs would likely further increase. Moreover, we may have to ship products using air freight to meet urgent purchases from time to time, and air freight is generally more expensive than other forms of shipping. If we rely more heavily upon air freight to deliver our products, our overall shipping costs will increase. A prolonged transportation disruption or a significant increase in the cost of freight could severely disrupt our business and harm our operating results.

         We may not be able to prevent unauthorized use of our proprietary technology or intellectual property, which could harm our business and competitive position.

        Our ability to achieve future growth depends, in significant part, on our ability to protect our proprietary technology and intellectual property. We seek to protect our technology through a combination of patents, copyrights, trade secrets and confidentiality agreements with our employees. As of June 30, 2014, we and our founders had 334 e-cigarette related patents registered in the PRC, two patents and 150 community designs registered in the EU and 13 patents registered in the United States. In addition, as of June 30, 2014, we and our founders had 48 international applications published and 466 filed under the PCT, through which we claim priority when we file patent applications in strategically important jurisdictions worldwide. See "Business—Technology and Intellectual Property." Our existing patents are granted for prescribed time periods and will expire at various times in the future. In addition, we may not successfully claim priority through our PCT filings in patent applications. Trade secrets are difficult to protect, and our trade secrets may be leaked or otherwise become known by our competitors. Confidentiality agreements may be breached as a result of, among others, departure of our management members or employees in possession of our confidential proprietary information, and we may not have adequate remedies for such a breach.

        We have, from time to time, detected unauthorized uses of our intellectual property rights for certain e-cigarette products sold through third-party websites. Enforcement of the intellectual property laws has historically been difficult in China, primarily because of, among others, the ambiguity in interpretation and implementation of the laws and the insufficient policing of infringing activities. As a result, it may not be possible to obtain swift and equitable enforcement of such laws, or to enforce judgments or arbitration awards by a court of another jurisdiction. In addition, litigation could substantially increase our costs and divert our resources. We may not succeed in protecting our intellectual property rights, and our intellectual property rights may be rendered invalid or unenforceable.

         Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling certain of our products if these claims are successful.

        In the ordinary course of our business, we may receive claims of intellectual property infringements. We may inadvertently employ third-party intellectual property in manufacturing our products. Third parties may claim that we or our customers are infringing or contributing to the infringement of their intellectual property rights.

        We or our customers may be required to obtain licenses for such intellectual property rights and may be required to pay royalties on certain of our products. There can be no assurance that we will be able to obtain such licenses on commercially reasonable terms or at all, or if our customers are required to obtain such licenses, our customers' businesses may be adversely affected. Our inability to obtain these licenses on commercially reasonable terms or at all could have a material adverse impact on our business, results of operations, financial condition or prospects.

        We have not received any claims alleging that we have infringed the intellectual property rights of third parties in producing our products. However, we cannot assure you that we will not receive such claims or be involved in any lawsuits in the future. Any litigation regarding intellectual property rights could be costly and time consuming and could divert our management's attention. Because of the complexity of the technology involved and the uncertainty of litigation, any intellectual property litigation involves significant risks. If there is a successful claim of intellectual property infringement against us, we might be required to pay substantial damages to the party claiming infringement, refrain from further sale of our products, develop non-infringing technology or enter into costly royalty or license agreements on an on-going basis or indemnify our customers. Parties asserting infringement claims may also be able to obtain an injunction against development and sale of our products that contain the allegedly infringing intellectual property. Any intellectual property litigation or successful claim could have a material adverse effect on our business, results of operations or financial condition.

        To the extent that we are subject to a patent infringement or other lawsuits in China, it may be difficult for us to evaluate the outcome of court proceedings and we may not enjoy the level of legal protection that we would enjoy in more developed legal systems. See "—Risks Relating to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us."

         Our business depends substantially on the continued efforts of our executive officers and key employees, and our business may be severely disrupted if we lose their services.

        Our future success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue in their present positions, we may not be able to replace them in a timely manner, or at all. Our business may be severely disrupted, our financial conditions and results of operations may be materially adversely affected and we may incur additional expenses to recruit, train and retain personnel. In addition, if any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key professionals and staff members. Each of our key employees has entered into a confidentiality and non-compete agreement with us. However, if any dispute arises between our executive officers or key employees and us, we cannot assure you that we would be able to enforce these agreements in China, where these executive officers or key employees reside, in light of uncertainties with China's legal system. See "—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us."

         If we are unable to attract, train and retain qualified personnel, our business may be materially adversely affected.

        Our future success depends, to a significant extent, on our ability to attract, train and retain qualified personnel, particularly technical personnel with expertise in the e-cigarette industry. There is no assurance that we will be able to attract or retain qualified technical staff or other skilled employees that we will need to achieve our strategic objectives. If we are unable to attract, train, and retain qualified personnel, our business may be materially adversely affected.

         Increases in labor costs in the PRC may adversely affect our business and our profitability.

        The economy of China has been experiencing increases in inflation and labor costs in recent years. China's consumer price index, the broadest measure of inflation, rose 2.0% from February 2013 to February 2014. The overall economy and the average wage in the PRC are expected to continue to grow. The average compensation level for our employees has increased in recent years. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Those employers who fail to make adequate payments may be subject to late payment fees, fines and other penalties. We have not fully contributed to the employee benefit plans as required by applicable PRC regulations. While statutory employee benefit provisions have been made in our financial statements to reflect what we believe are appropriate underfunded amounts, we may be required to pay late payment fees and fines and subject to other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices of our products or improving the utilization of our manufacturing facilities, our profitability and results of operations may be materially adversely affected.

         Our existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our public investors.

        Currently, our six founders, each of whom is also our director, beneficially own all of our outstanding shares. Upon completion of this offering, they will beneficially own an aggregate of                    % of our outstanding shares. For more information regarding our principal shareholders and their affiliated entities, see "Principal Shareholders." As a result, our founders have substantial influence over our business, including decisions regarding election of directors, sale of all or substantially all of our assets and other significant corporate actions. Their actions may not be in the best interest of us or our public investors. In addition, this concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our public investors of an opportunity to receive a premium for their shares in our company in the event of a change in control, and might reduce the price of our ADSs.

         Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

        The value of the Renminbi against the U.S. dollars and other currencies is affected by, among other things, changes in China's and international political and economic conditions. In July 2005, the PRC government changed its decade-old policy of pegging the value of Renminbi to U.S. dollars, and Renminbi appreciated more than 20% against U.S. dollars over the following three years. Between July 2008 and June 2010, this appreciation remained within a narrow range. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollars again, and it has appreciated more than 10%, though there also have been periods when it has depreciated against the U.S. dollars. It is difficult to predict how the exchange rate between the Renminbi and the U.S. dollars will change in the future. In addition, there remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in further appreciation in the value of the Renminbi against the U.S. dollars.

        Any significant appreciation or depreciation of Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this initial public offering into Renminbi for our operations, appreciation of Renminbi against U.S. dollars would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of paying dividends on our ordinary shares or for other business purposes, appreciation of U.S. dollars against Renminbi would have a negative effect on the U.S. dollars amount available to us.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. We have entered into certain hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. However, the effectiveness of these transactions may be limited, and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

         The global financial and economic crisis may adversely affect our business, results of operations and financial condition.

        The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and the global economy is facing new challenges, including the escalation of the European sovereign debt crisis since 2011. It is unclear whether the European sovereign debt crisis will continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the leading economies in the world, including China. There have also been concerns over unrest in the Middle East and Africa, which have resulted in volatility in oil and other markets, and over the possibility of a war involving Iran. Any prolonged slowdown in the economies to which our customers market their products may have a negative impact on our business, results of operations and financial condition in a number of ways. For example, our customers may decrease or delay spending with us, while we may have difficulty expanding our customer base fast enough, or at all, to offset the impact of decreased spending by our existing customers.

         If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations or prevent fraud or fail to meet our reporting obligations, and investor confidence and the market price of our ADSs may be materially adversely affected.

        Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statement, we identified a material weakness in our internal control over financial reporting as of December 31, 2013, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB. The material weakness identified related to insufficient personnel with U.S. GAAP expertise in the preparation and review of the financial statements and related disclosures in accordance with U.S. GAAP and Securities and Exchange Commission requirements. We have taken measures and plan to continue to take measures to remedy the material weakness. For details of these remedies, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting." However, the implementation of these measures may not fully address the material weakness in our internal control over financial reporting. Our failure to remedy the material weakness or our failure to discover and address any other material weaknesses or deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

        Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2015. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

         We have limited insurance coverage in China.

        We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man life insurance. See "Business—Insurance." Any business disruption, natural disasters or product liability claim could result in our incurring substantial costs and diversion of resources. In addition, we may incur significant expenses and time to defend ourselves if legal proceedings are brought against us. Furthermore, we cannot assure you that we will not experience any major accidents which may cause significant property damage and personal injuries. The occurrence of any such accidents and their consequential losses may not be adequately covered, or at all, by our insurance policies. Losses incurred, or payments we may be required to make, may have a material adverse effect on our financial condition.

         We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

        We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any marketing initiatives or investments we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to obtain a credit facility or sell additional equity or debt securities. The sale of additional equity securities could result in dilution of our existing shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

         In the future, we may pursue selective acquisitions to complement our organic growth, which may not be successful and may divert financial and management resources.

        If we identify appropriate opportunities, we may acquire or invest in technologies, businesses or assets that are strategically important to our business or form alliances with key players in the e-cigarette industry to further expand our business. If we decide to pursue a strategy of selective acquisitions, we may not be successful in identifying suitable acquisition opportunities or completing such transactions. Our competitors may be more effective in executing and closing acquisitions in competitive auctions than us. Our ability to enter into and complete acquisitions may be restricted by, or subject to, various approvals under PRC law or may not otherwise be possible, may result in a possible dilutive issuance of our securities, or may require us to seek additional financing. We also may experience difficulties integrating acquired operations, technology, and personnel into our existing business and operations. Completed acquisitions may also expose us to potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing business, and the potential loss of, or harm to, relationships with our employees as a result of our integration of new businesses. In addition, following completion of an acquisition, our management and resources may be diverted from their core business activities due to the integration process, which diversion may harm the effective management of our business. Furthermore, it may not be possible to achieve the expected synergies or the actual cost of delivering such benefits may exceed the anticipated cost. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.

         Our operations are subject to natural disasters, adverse weather conditions, operating hazards, environmental incidents and labor disputes.

        We may experience earthquakes, floods, typhoons, power outages, labor disputes or similar events beyond our control that would affect our operations. The occurrences of such events could result in production curtailments, shutdowns or periods of reduced production, which could significantly disrupt our business operations, cause us to incur additional costs and affect our ability to deliver our products to our customers as scheduled, which may adversely affect our business, financial condition and results of operations. Moreover, such events could result in severe damage to property, personal injuries, fatalities, regulatory enforcement proceedings or in our being named as a defendant in lawsuits asserting claims for large amounts of damages, which in turn could lead to significant liabilities.

Risks Related to Doing Business in China

         Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

        The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases may be cited for reference but have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. Our PRC subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

        From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially adversely affect our business and impede our ability to continue our operations.

         Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

        Our business operations are based in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by economic, political and social conditions or government policies in China generally and by continued economic growth in China as a whole.

        China's economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of the government measures may benefit the overall economy in China, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Any stimulus measures designed to boost the economy in China may contribute to higher inflation, which could adversely affect our financial condition and results of operations. For example, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation.

         If we fail to obtain or maintain any permits or approvals applicable to us in the future or if the PRC government imposes more restrictions on e-cigarette industry, our business may be adversely affected.

        Although currently, e-cigarette manufacturers are not required to obtain any industry specific permits or approvals from regulatory authorities, we cannot assure you that the e-cigarette industry will not be specifically regulated by the PRC government in the future. If we fail to obtain or maintain any of the required permits or approvals in the future, we may be subject to various penalties, such as fines or suspension of operations in these regulated businesses, which could severely disrupt our business operations. As a result, our financial condition and results of operations may be adversely affected.

         Non-compliance with present or future construction and environmental regulations may result in potentially significant monetary damages and fines.

        As the operations of our business generate environmental impacts, we must comply with all applicable national and local environmental laws and regulations in China. We are required to undertake environmental impact assessment procedures and pass certain inspection and approval procedures before commencing our operations. We are also required to register with, or obtain approvals from, relevant environmental protection authorities for various environmental matters such as discharging waste generated by our operations. In addition, the fitting-out works to our facilities are required to comply with the construction- and safety-related laws and regulations in China. We have not obtained certain environmental, construction and safety approvals and completed certain examination and acceptance procedures for some of our facilities. We are in the process of obtaining such approvals and completing such procedures. However, we may not be able to obtain such approvals or completed such procedures in a timely manner or at all. If for any reason the relevant government authorities in China determine that we are not in compliance with environmental and construction laws and regulations, we may be required to pay fines, suspend or cease our operations in the relevant premises. In addition, because the requirements imposed by environmental, health and safety laws and regulations may change and more stringent regulations may be adopted, we may be unable to accurately predict the cost of complying with these laws and regulations, which could be substantial.

        In addition, we may not be able to assure that all the lessors have obtained necessary environmental, construction and safety approvals and permits for the facilities leased to us. For example, one of the facilities we leased for employee accommodations has not obtained the ownership certificate or completed the examination and acceptance procedures, without which we are unable to ensure that the lessor is entitled to lease the facility to us or if the leased premises are suitable for its current use. As a result, the lease contract may be held void, and we may need to find replacement facilities and may be exposed to claims arising from the quality defects of the building.

         Under the EIT Law, we may be classified as a PRC resident enterprise for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.

        Under the PRC Enterprise Income Tax Law, or the EIT Law, that became effective on January 1, 2008, an enterprise established outside the PRC with a "de facto management body" within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, or the Implementation Rules, a "de facto management body" is defined as a managing body that in practice exercises substantial and overall management and control over the production and business operations, personnel and human resources, finance and accounting, and properties of an enterprise. In addition, the Notice Regarding the Determination of Chinese-controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or the SAT Circular 82, which was issued in April 2009 by the State Administration of Taxation, or the SAT and amended and supplemented by the Announcement Regarding the Determination of PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by the SAT on January 29, 2014, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (i) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (ii) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) major assets, accounting books and company seals of the enterprises, and minutes and files of their board's and shareholders' meetings are located or kept in the PRC; and (iv) half or more of the enterprises' directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued the Administrative Measures for Enterprise Income Tax of Chinese-controlled Offshore Incorporated Resident Enterprises (For Trial Implementation), or the SAT Bulletin 45, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such "Chinese-controlled offshore-incorporated resident enterprises." SAT Bulletin 45 provides procedures and administrative details for the determination of PRC resident enterprise status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals like us, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the PRC resident enterprise status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

        Considering that all of the members of our management team are located in China, we may be considered a PRC resident enterprise and may therefore be subject to enterprise income tax at a rate of 25% on our global income other than dividends from our PRC subsidiaries. In addition, we may also be subject to PRC enterprise income tax reporting obligations. Although dividends paid by one PRC tax resident to another PRC tax resident should qualify as "tax-exempt income" under the EIT Law, we cannot assure you that such dividends will not be subject to a 10% withholding tax rate, as the PRC foreign exchange control authorities, which enforce the withholding tax on dividends, and the PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are not controlled by any PRC enterprise or PRC enterprise group and treated as PRC resident enterprises for PRC enterprise income tax purposes.

        Under the EIT Law and its Implementation Rules, subject to any applicable tax treaty or similar arrangement between the PRC and our investors' jurisdiction of residence that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources which are payable to investors that are non-PRC resident enterprises that do not have an establishment or place of business in the PRC, or that have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of ADSs or ordinary shares by such non-PRC resident enterprise investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC unless a tax treaty or similar arrangement otherwise provides. Under the PRC Individual Income Tax Law and its Implementation Rules, dividends from sources within the PRC paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of ADSs or ordinary shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws. It is also unclear whether dividends we pay with respect to our ordinary shares or ADSs, or the gain realized from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and as a result be subject to PRC income tax if we were considered a PRC resident enterprise, as described above. If PRC income tax were imposed on gains realized through the transfer of our ADSs or ordinary shares or on dividends paid to our non-PRC resident investors, the value of the investment in our ADSs or ordinary shares may be materially adversely affected. Furthermore, our ADS holders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under such tax treaties or arrangements.

         We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of our operating company's equity interests. Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

        In connection with the EIT Law, the Ministry of Finance and the SAT jointly issued the Notice on Certain Issues Concerning the Handling of Enterprise Income Tax in Enterprise Restructuring, or SAT Circular 59 in April 2009, and the SAT issued the Notice on Strengthening the Administration of Enterprise Income Tax on Gain Derived from Equity Transfers by Non-Resident Enterprises, or SAT Circular 698 in December 2009. On December 12, 2013, the SAT further issued the Announcement on Issues relating to the Application of Special Tax Treatment to Equity Transfers by Non-resident Enterprises, or Announcement 72.

        According to SAT Circular 698, in the event that a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and the overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate of less than 12.5% or (ii) does not impose tax on foreign income of its residents, the non-PRC resident enterprise, being the transferor, must report this Indirect Transfer to the relevant tax authority of the PRC resident enterprise. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income resulting from the transaction. In addition, the PRC resident enterprise shall provide necessary assistance to support the enforcement of SAT Circular 698.

        On March 28, 2011, the SAT released the Announcement on Certain Issues Concerning the Administration of Enterprise Income Tax for Non-resident Enterprises, or SAT Public Notice 24, to clarify several issues related to SAT Circular 698. SAT Public Notice 24 became effective on April 1, 2011. According to SAT Public Notice 24, the term "effective tax rate" refers to the effective tax rate on the gain derived from disposition of the equity interests of an overseas holding company; and the term "does not impose income tax" refers to the cases where the gain derived from disposition of the equity interests of an overseas holding company is not subject to income tax in the country/region where the overseas holding company is a resident.

        There is little guidance as to the application of SAT Circular 698. For example, while the term "Indirect Transfer" is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. In addition, there are no formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax. If any of the previous investments by non-PRC resident investors in our company were determined by the tax authorities to lack reasonable commercial purpose, it is possible that the PRC tax authorities would pursue our offshore shareholders to conduct a filing regarding our offshore restructuring transactions where non-PRC resident investors were involved and would request our PRC subsidiaries to assist in providing such disclosures. In addition, if our offshore subsidiaries are deemed to lack substance, they could be disregarded by the PRC tax authorities. As a result, we and our non-PRC resident investors may become at risk of being taxed under SAT Circular 698 and may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we and our non-PRC resident investors should not be taxed under SAT Circular 698, which may have a material adverse effect on our financial condition and results of operations or the non-PRC resident investors' investments in us.

        By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise. The PRC tax authorities have the discretion under SAT Circular 59 and SAT Circular 698 to make adjustments to the taxable capital gains based on the difference between the fair value of the equity interests transferred and the cost of investment. Although SAT Circular 698 was not intended to apply to public trading of shares of a listed company, and we currently have no confirmed plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions that may involve complex corporate structures. If we are considered a non-PRC resident enterprise under the EIT Law and if SAT Circular 59 or SAT Circular 698 applies, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

         PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue acquisitions in China.

        Six PRC regulatory agencies promulgated regulations in 2006 which became effective in September 2006 and were amended in June 2009, commonly referred to as the M&A Rules. See "Regulation." The M&A Rules establish procedures and requirements that could make some acquisitions of PRC companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Notice on Launching the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the national security review rules issued by the State Council in 2011 require acquisitions by foreign investors of domestic companies engaged in military-related or certain other industries that are crucial to national security to be subject to prior security review. Moreover, the Anti-Monopoly Law requires that clearance of anti-monopoly review with the Ministry of Commerce be required in advance of any concentration of undertaking if certain thresholds are triggered. We may expand our business in part by acquiring complementary businesses. Complying with the requirements of the M&A Rules, security review rules and other PRC regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

         PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us, limit our ability to inject capital into our PRC subsidiaries, or otherwise expose us to liability and penalties under PRC laws.

        The PRC State Administration of Foreign Exchange, or the SAFE, promulgated in October 2005 the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or the SAFE Circular 75, that requires PRC residents to register with SAFE or its local branches in connection with their establishment or control of an offshore special purpose vehicle established for the purpose of overseas equity financing with assets or equity interests of onshore companies held by the PRC residents.

        SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the SAFE Circular 75. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a "special purpose vehicle." The term "control" under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore special purpose vehicles or PRC companies by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

        SAFE Circular 37 provides that PRC residents include both PRC citizens, meaning any individual who holds a PRC passport or resident identification card, and individuals who are non-PRC citizens but primarily reside in the PRC due to their economic ties to the PRC. We have requested all of our current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of SAFE Circular 37 and its guidance and will urge relevant shareholders and beneficial owners, upon learning they are PRC residents, to make the necessary applications, filings and amendments as required under SAFE Circular 37 and other related rules. To our knowledge, all of our shareholders who are PRC citizens have completed initial registrations with a local SAFE branch as required under SAFE Circular 75 and will update their registrations to the extent required under Circular 37 and its implementing guidelines to reflect our latest ownership structure. As SAFE Circular 37 was recently promulgated, there are substantial uncertainties on how this new rule will be implemented and interpreted. We cannot assure you that our current shareholders and/or beneficial owners or their shareholders or beneficial owners can successfully comply with registration requirements under SAFE Circular 37 and subsequent implementation rules in a timely fashion or at all. In addition, we may not be informed of the identities of all the PRC residents holding direct or indirect interest in our company, and we cannot provide any assurances that these PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by SAFE Circular 37 or other related rules. Failure by our current or future shareholders or beneficial owners who are PRC residents to comply with the SAFE regulations may subject us to fines or other legal sanctions, restrict our cross-border investment activities, limit our PRC subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

        Furthermore, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, either we or the owners of such company, as the case may be, may not be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

         PRC regulation of direct investment and loans by offshore holding companies to PRC entities and governmental control of currency conversion may delay or limit us from using the proceeds of this offering to make additional capital contributions or loans to our PRC subsidiaries.

        Any capital contributions or loans that we, as an offshore entity, make to our PRC subsidiaries, including from the proceeds of this offering, are subject to PRC laws and regulations. Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund our existing PRC subsidiaries only through loans or capital contributions or to establish new PRC subsidiaries, subject to applicable government registration and approval requirements. None of our loans to a PRC subsidiary can exceed the difference between its total amount of investment and its registered capital approved under relevant PRC laws, and the loans must be registered with the local branch of SAFE. Our capital contributions to our PRC subsidiaries or establishment of new PRC subsidiaries must be approved by the Ministry of Commerce or its local counterpart and registered with SAIC. We cannot assure you that we will be able to complete the necessary registration or obtain the necessary approval on a timely basis, or at all. If we fail to complete the necessary registration or obtain the necessary approval, our ability to make loans or capital contributions to our PRC subsidiaries may be negatively affected, which could adversely affect our PRC subsidiaries' liquidity and their ability to fund their working capital and expansion projects and meet their obligations and commitments.

        In August 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, a SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 provides that the Renminbi capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and unless otherwise provided by law, such Renminbi capital may not be used for equity investments in the PRC. In addition, the use of such Renminbi capital may not be altered without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used within permitted scope. Violations of SAFE Circular 142 could result in severe monetary or other penalties. If we convert the net proceeds we receive from this offering into Renminbi pursuant to SAFE Circular 142, our use of Renminbi funds for general corporate purposes will be within the business scopes of our PRC subsidiaries. However, we may not be able to use such Renminbi funds to make equity investments in the PRC through our PRC subsidiaries.

        Furthermore, SAFE promulgated the Circular on Further Improving and Adjusting the Foreign Exchange Administration Policies on Direct Investment in November 2010, or the SAFE Circular 59, which requires the relevant government authorities to closely examine the authenticity of settlement of net proceeds from offshore offerings and the net proceeds to be settled in the manner described in the offering documents. SAFE also promulgated a SAFE Circular 45 in November 2011, which, among other things, restricts a foreign-invested enterprise from using Renminbi converted from its registered capital to provide entrusted loans or repay loans between non-financial enterprises. SAFE Circular 142, SAFE Circular 59 and SAFE Circular 45 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund establishment of new PRC subsidiaries by Kimsun Technology (Huizhou) Co., Ltd. to invest in or acquire any other PRC companies.

         Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

        We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiaries to satisfy our liquidity requirements. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their after tax accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective after tax accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiaries may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our subsidiaries to distribute dividends to us may restrict our ability to satisfy our liquidity requirements.

         We may not be able to obtain certain treaty benefits on dividends paid to us by our PRC subsidiaries through our Hong Kong subsidiaries.

        Under the EIT Law, dividends generated from retained earnings after January 1, 2008 from a PRC company and distributed to a foreign parent company are subject to a withholding tax rate of 10% unless the foreign parent's jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income, or the Hong Kong Tax Treaty, which became effective on December 8, 2006, a company incorporated in Hong Kong, such as Kimree Holdings (HK) Co., Limited, Kimree Technology (HK) Company Limited and Geakon Technology (HK) Company Limited will be subject to withholding tax at a rate of 5% on dividends it receives from its PRC subsidiaries, if it holds a 25% or more interest in that particular PRC subsidiary, or 10% if it holds less than a 25% interest in that subsidiary. However, the SAT promulgated the Circular on Comprehension and Recognition of "Beneficial Owner" under Tax Treaties, or SAT Circular 601, on October 27, 2009, which provides that tax treaty benefits will be denied to "conduit" or shell companies without business substance, and that "substance over form" principles will be used to determine beneficial ownership for purposes of receiving tax treaty benefits. On June 29, 2012, the SAT further issued the Announcement of the SAT regarding Recognition of "Beneficial Owner" under Tax Treaties, or Announcement 30, which provides that a comprehensive analysis should be made when determining the beneficial owner status based on various factors supported by various types of documents including the articles of association, financial statements, records of cash movements, board meeting minutes, board resolutions, staffing and materials, relevant expenditures, functions and risk assumption as well as relevant contracts and other information. As a result, although our PRC subsidiaries are currently wholly owned by Kimree Holdings (HK) Co., Limited, our Hong Kong subsidiary, we cannot assure you that we would be entitled to the tax treaty benefits and enjoy the favorable 5% rate applicable under the Hong Kong Tax Treaty. If Kimree Holdings (HK) Co., Limited is not recognized as the beneficial owner of the dividends paid to it by our PRC subsidiaries, such dividends will be subject to withholding tax at a rate of 10% as provided by the EIT Law.

         The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.

        Six PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was subsequently amended by the MOFCOM in June 2009. The M&A Rules, among other things, require offshore special purpose vehicles controlled by PRC companies or individuals formed for the purpose of an overseas listing of such PRC companies' or individuals' interests in PRC domestic companies to obtain the CSRC's approval prior to listing their securities on an overseas stock exchange. The application of this regulation remains unclear. Our PRC counsel, Commerce & Finance Law Offices, has advised us that, based on its understanding of the current PRC laws, rules and regulations, we are not required to submit an application to the CSRC for its approval of the listing and trading of our ADSs on the NASDAQ Global Market, because we are not established or controlled by PRC companies or individuals.

        Our PRC counsel also advises that there is uncertainty as to how this regulation will be interpreted or implemented. For example, there is no guarantee that MOFCOM or CSRC would not through new regulations or implementing rules or administrative practice interpret the term "PRC individuals" to include not just PRC citizens but also individuals who are not PRC citizens but primarily reside in the PRC due to their economic or other ties to the PRC, or that our founders would be deemed as such PRC individuals by virtue of residence. In addition, MOFCOM or CSRC may through new regulations, implementing rules, administrative practice or substance over form principles interpret the term "establishment" or "control" and deem us as either established or controlled by PRC individuals. As a result, we may be subject to the M&A Rules and its requirement to obtain CSRC approval for this offering. If it is determined that the CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC's approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable to us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

         The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

        Auditors of companies that are registered with the SEC and traded publicly in the United States, including our independent registered public accounting firm, must be registered with the PCAOB, and are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Because our auditor is located in the Peoples' Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor is not currently inspected by the PCAOB. In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a co-operative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

        This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating audits and quality control procedures of any auditors operating in China, including our auditor. As a result, investors may be deprived of the benefits of PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

         Proceedings instituted recently by the SEC against five PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        In December 2012, the SEC instituted administrative proceedings under Rule 102(e)(1)(iii) of the SEC's Rules of Practice against five PRC-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC's rules and regulations thereunder by failing to provide to the SEC the firms' work papers related to their audits of certain PRC-based companies that are publicly traded in the United States. Rule 102(e)(1)(iii) authorizes the SEC to deny any person, temporarily or permanently, the ability to practice before the SEC if found by the SEC, after notice and opportunity for a hearing, to have willfully violated any such laws or rules and regulations. On January 22, 2014, an administrative law judge in the SEC issued an initial decision sanctioning four of these accounting firms from practicing before the SEC for six months. However, it is currently not possible to determine the ultimate outcome of this matter, as the accounting firms have filed a petition for review of the initial decision, and pending that review, the effect of the initial decision is suspended. It will, therefore, be for the commissioners of the SEC to make a legally binding order specifying the sanctions, if, any to be placed on these accounting firms. These accounting firms also have the ability to appeal the decision of the commissioners of the SEC to the federal appeals court if necessary, and if appealed, the sanction will not take effect until the SEC issues an order of finality. While we cannot predict the outcome of these proceedings, if the accounting firms, including our independent registered public accounting firm, were denied, even temporarily, the ability to practice before the SEC, and we are unable to timely find another registered public accounting firm which can audit and issue a report on our financial statements, our financial statements could be determined to not be in compliance with the requirements for financial statements in connection with this offering under the Securities Act of 1933, as amended, or the Securities Act, or those of public companies registered under the Exchange Act after our completion of this offering.

Such a determination could ultimately lead to the delay or abandonment of this offering, or, after completion of this offering, delisting of our ADSs from the NASDAQ Global Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States, result in a sharp decline of our market capitalization and materially adversely affect the value of your investment in our ADSs.

Risks Related to Our ADSs and This Offering

         An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        We have applied to list our ADSs on the NASDAQ Global Market. Prior to completion of this offering, there has been no public market for our ADSs or our ordinary shares underlying the ADSs, and we cannot assure you that a liquid public market for our ADSs will develop or be sustained after this offering. If an active public market for our ADSs does not develop following completion of this offering, the market price and liquidity of our ADSs may be materially adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

         The trading prices of our ADSs are likely to be volatile, which could result in substantial losses to investors.

        The trading prices of our ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. Recently, the widespread negative publicity of alleged fraudulent accounting practices and poor corporate governance of certain U.S. public companies with operations in China were believed to have negatively affected investors' perception and sentiment towards companies with connection with China, which significantly and negatively affected the trading prices of some companies' securities listed in the United States. Once we become a public company, any similar negative publicity or sentiment may affect the performances of our ADSs. A number of PRC companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these PRC companies' securities after their offerings may affect the attitudes of investors toward PRC companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

        In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

  •
  the financial projections that we may choose to provide to the public, any changes in those projections or our failure for any reason to meet those projections;

  •
  variations in our revenues, net income and cash flow;

  •
  announcements of new investments, acquisitions, strategic partnerships, or joint ventures;

  •
  announcements of new products and expansions by us or our competitors;

  •
  changes in financial estimates by securities analysts;

  •
  additions or departures of key personnel;

  •
  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

  •
  potential litigation or regulatory investigations; and

  •
  fluctuations in market prices for our products.

        Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

         If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will be influenced by research or reports that securities or industry analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, or publish unfavorable research about us, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

         The sale or perceived sale of substantial amounts of our ADSs could adversely affect their market price.

        Sales of substantial amounts of our ADSs in the public market after completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be                ADSs (equivalent to                    ordinary shares outstanding immediately after this offering, or                    ADSs (equivalent to                    ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our directors, executive officers and our existing shareholders have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without prior written consent of the underwriters. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our major shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See "Underwriting" and "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our securities after this offering.

         Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for each ADS than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of approximately $      per ADS (assuming that no outstanding options to acquire ordinary shares are exercised). This number represents the difference between our pro forma net tangible book value per ADS of $      as of December 31, 2013, after giving effect to this offering and the assumed initial public offering price of $      per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

         We may be classified as a passive foreign investment company for United States federal income tax purposes, which could result in adverse United States federal income tax consequences to United States investors in the ADSs or ordinary shares.

        We will be classified as a "passive foreign investment company," or PFIC if, in the case of any particular taxable year, either (i) 75% or more of our gross income for such year consists of certain types of passive income, or (ii) 50% or more of the average quarterly value of our assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. Based upon our current income and assets (taking into account the proceeds from this offering) and projections as to the value of our ADSs and ordinary shares following the offering, we do not presently expect to be classified as a PFIC for the current taxable year or the foreseeable future.

        While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our ADSs or ordinary shares, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Where we decide not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

        If we are classified as a PFIC in any taxable year, a U.S. Holder (as defined in "Taxation—United States Federal Income Tax Considerations") may incur significantly increased United States federal income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an "excess distribution" under the United States federal income tax rules, and such holders may be subject to burdensome reporting requirements. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares. For more information, see "Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations."

         You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law of the Cayman Islands (2013 Revision) and the common law of the Cayman Islands. The rights of shareholders to take actions against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        The Cayman Islands courts are also unlikely:

  •
  to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

  •
  to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

        There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands (2013 Revision) and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital—Differences in Corporate Law."

         Judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands company and all of our assets are located outside of the United States. Our current operations are based in China. In addition, some of our current directors and executive officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

         We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. For more information, see "Use of Proceeds." You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

         The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your ordinary shares.

        As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our amended and restated memorandum and articles of association, the minimum notice period required for convening a general meeting is 14 calendar days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

         We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

        The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

         We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

        Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NASDAQ Global Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by United States domestic issuers. As a Cayman Islands company listed on the NASDAQ Global Market, we are subject to the NASDAQ Global Market corporate governance listing standards. However, NASDAQ Global Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NASDAQ Global Market corporate governance listing standards. Although we do not currently plan to utilize the home country exemption for corporate governance matters, to the extent that we choose to do so in the future, our shareholders may be afforded less protection than they otherwise would under the NASDAQ Global Market corporate governance listing standards applicable to U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a United States domestic issuer.

         Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

        We do not anticipate that we will pay any cash dividends on our ordinary shares, or indirectly on our ADSs, for the foreseeable future. Any determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions relating to indebtedness we may incur, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase ADSs in this offering, realization of a gain on your investment will depend on the appreciation of the price of our ADSs, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our ADSs.

         You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

         You may not be able to participate in rights offerings and may experience dilution of your holdings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

         You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

         We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company."

        Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and NASDAQ Global Market, impose various requirements on the corporate governance practices of public companies. As a company with less than $1.0 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company's internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to "opt out" of the permission to delay adopting new or revised accounting standards and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

        In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company's securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

  •
  our goals and growth strategies;

  •
  our expectations regarding demand for and market acceptance of our brand and products;

  •
  our future business development, results of operations and financial condition;

  •
  our ability to develop new products, expand into new markets and attract customers;

  •
  our ability to maintain or grow our production volume and production capacity to meet customer demands;

  •
  our ability to control costs;

  •
  our ability to protect our intellectual property rights;

  •
  competition in our industry;

  •
  changes in the regulatory environment and operating conditions in the markets in which we operate;

  •
  our expectation regarding the use of proceeds from this offering;

  •
  general economic and business conditions; and

  •
  assumptions underlying or related to any of the foregoing.

        You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving industry. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $             million, or approximately $             million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of $            per ADS, the mid-point of the range shown on the front cover page of this prospectus. A $1.00 change in the assumed initial public offering price of $            per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds of this offering by $             million, or approximately $             million if the underwriters exercise their option to purchase additional ADSs in full, assuming the sale of            ADSs at $            per ADS, the mid-point of the range shown on the front cover page of this prospectus and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

        The primary purposes of this offering are to further improve our financial strength and flexibility, fund working capital and for other general corporate purposes, which may include strategic acquisitions. We intend to use the net proceeds received by us from this offering for the following purposes:

  •
  approximately $             million to increase automated production capabilities and construct new manufacturing facilities;

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  approximately $             million to enhance our research and development capabilities in product development and automated production and manage our patent portfolio;

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  approximately $             million to expand our sales and marketing efforts, including promotions and distributions through e-commerce; and

  •
  the balance of approximately $             million for general corporate purposes, including strategic investments in and acquisitions of complementary businesses, although we have not identified any near-term investment or acquisition targets.

        The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

        In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our existing PRC subsidiaries only through loans or capital contributions, or to establish new PRC subsidiaries and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See "Risk Factors—Risks Relating to Doing Business in China—PRC regulation of direct investment and loans by offshore holding companies to PRC entities and governmental control of currency conversion may delay or limit us from using the proceeds of this offering to make additional capital contributions or loans to our PRC subsidiaries."

        Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

 DIVIDEND POLICY

        We declared and paid dividends of $3.1 million and $8.9 million in June 2013 and August 2014, respectively, to our shareholders. After the completion of this offering, we have no plan to declare or pay additional dividends in the near future on our shares or ADSs. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Regulation—Regulations on Dividend Distribution."

        Our board of directors has discretion as to whether to distribute dividends, subject to applicable laws. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2014:

  •
  on an actual basis;

  •
  on an as adjusted basis to reflect the sale of            ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of $            per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised).

        You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Actual	As adjusted(1)
	(in thousands of $)
Shareholders' Equity
Ordinary shares (par value $0.00001 per share; 5,000,000,000 shares authorized, 100,000,000 shares issued and outstanding on an actual basis; outstanding on an as adjusted basis)	1
Additional paid-in capital	1,585
Retained earnings	21,135
Accumulated other comprehensive income	7

Total shareholders' equity(2)	22,728

Total capitalization(2)	22,728

Notes:

(1)
The as adjusted information discussed above is illustrative only. Our total shareholders' deficit and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a $1.00 change in the assumed initial public offering price of $            per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease each of total shareholders' deficit and total capitalization by $             million.

DILUTION

        Our net tangible book value as of June 30, 2014 was approximately $            per ordinary share and $            per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share.

        Without taking into account any other changes in such net tangible book value after June 30, 2014, other than to give effect to our issuance and sale of            ADSs in this offering, at an assumed initial public offering price of $            per ADS, the mid-point of the estimated public offering price range, and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised), our pro forma net tangible book value as of June 30, 2014 would have been $            per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or $            per ADS. This represents an immediate increase in net tangible book value of $            per ordinary share, or $            per ADS, to existing shareholders and an immediate dilution in net tangible book value of $            per ordinary share, or $            per ADS, to purchasers of ADSs in this offering.

        The following table illustrates the dilution on a per ordinary share basis assuming that the initial public offering price per ordinary share is $            and all ADSs are exchanged for ordinary shares:

Assumed initial public offering price per ordinary share	$
Net tangible book value per ordinary share as of June 30, 2014	$
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	$
Amount of dilution in net tangible book value per ADS to new investors in the offering	$

        A $1.00 change in the assumed public offering price of $            per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma net tangible book value after giving effect to the offering by $             million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by $            per ordinary share and $            per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by $            per ordinary share and $            per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes, on a pro forma basis as of June 30, 2014, the differences between the shareholders as of June 30, 2014 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid at

an assumed initial public offering price of $            per ADS before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Ordinary shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent	$	$
Existing shareholders			$
New investors			$

Total			$

        A $1.00 change in the assumed public offering price of $            per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease total consideration paid by new investors, total consideration paid by all shareholders, average price per ordinary share and average price per ADS paid by all shareholders by $            , $            , $            and $            , respectively, assuming the sale of            ADSs at $            , the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated in the Cayman Islands in order to enjoy the following benefits:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        All of our operations are conducted outside the United States, and all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Travers Thorp Alberga, our counsel as to Cayman Islands law, Commerce & Finance Law Offices, our counsel as to PRC law, and Skadden, Arps, Slate, Meagher & Flom and affiliates, our counsel as to Hong Kong law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands, China and Hong Kong, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Travers Thorp Alberga has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S.

courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Travers Thorp Alberga has further advised us that the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that: (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        Commerce & Finance Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

        Skadden, Arps, Slate, Meagher & Flom and affiliates has advised us that Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. However, under Hong Kong common law, a foreign judgment (including one from a court in the United States predicated upon U.S. federal or state securities laws) may generally be enforced in Hong Kong, provided that the foreign court is a court of competent jurisdiction, that the foreign judgment is for a debt or definite sum of money and is final and conclusive on the merits, and that the enforcement of such a foreign judgment would not be contrary to the law or public policy in Hong Kong.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated statements of comprehensive income data (other than ADS data) for the years ended December 31, 2012 and 2013 and the selected consolidated balance sheets data as of December 31, 2012 and 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive income data presented (other than ADS data) for the six months ended June 30, 2013 and 2014 and our balance sheet data as of June 30, 2014 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The unaudited condensed consolidated financial statements include all adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following selected financial information in conjunction with the consolidated financial statements and related notes and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Years Ended December 31,		For the Six Months Ended June 30,
	2012	2013	2013	2014
	(in thousands of $, except for share, per share and per ADS data)
			(unaudited)	(unaudited)
Selected Consolidated Statements of Comprehensive Income Data:
Net revenues	21,348	79,721	32,584	51,294
Cost of revenues	(16,565)	(51,442)	(22,526)	(31,059)

Gross profit	4,783	28,279	10,058	20,235
Operating expenses:
Selling expenses	(1,732)	(5,152)	(1,539)	(1,305)
General and administrative expenses	(608)	(2,021)	(755)	(3,444)
Research and development expenses	(1,383)	(2,364)	(1,129)	(1,290)

Total operating expenses	(3,723)	(9,537)	(3,423)	(6,039)

Operating income	1,060	18,742	6,635	14,196
Interest income	6	14	4	19
Other (expenses) income, net	(21)	(44)	69	55
Changes in fair value of derivatives	—	277	—	(808)
Foreign exchange (loss) gain	(76)	(581)	(301)	364

Income before income taxes	969	18,408	6,407	13,826
Income tax expenses	(269)	(5,129)	(1,785)	(3,586)

Net income	700	13,279	4,622	10,240

Weighted average number of ordinary shares used in per share calculations:
Basic and diluted	100,000,000	100,000,000	100,000,000	100,000,000
Earnings per share
Basic and diluted	0.01	0.13	0.05	0.10
Income per ADS(1)
Basic
Diluted

Note:

(1)
Each ADS represents                ordinary shares.

	As of December 31,		As of June 30,
	2012	2013	2014
	(in thousands of $)
			(unaudited)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	2,660	19,956	20,336
Inventories	4,229	4,349	7,952
Prepayments and other current assets	1,843	2,260	3,009
Property and equipment, net	661	10,377	12,875
Total assets	10,922	44,006	55,597
Accounts payable	3,311	7,085	14,264
Accrued expenses and other liabilities	1,054	17,751	10,099
Total liabilities	9,765	31,399	32,869
Total shareholders' equity	1,157	12,607	22,728

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a world-leading e-cigarette company. According to Frost & Sullivan, we were the second largest e-cigarette manufacturers in the world in terms of both revenues and production volume in 2013. We design and produce a broad range of e-cigarette products, including disposable e-cigarettes, rechargeable e-cigarettes and e-cigarette accessories. We have a strong customer base with customers from over 20 countries. Customers of our e-cigarette products include a majority of the five largest global tobacco companies as well as top independent e-cigarette brands. We are a supplier to five of the top ten global e-cigarette brands as measured by retail revenue in 2013.

        Our business has grown significantly in recent years. Our revenues increased from $21.3 million in 2012 to $79.7 million in 2013. Our revenue increased by 57.4% from $32.6 million for the six months ended June 30, 2013 to $51.3 million for the six months ended June 30, 2014. Our net income increased from $0.7 million in 2012 to $13.3 million in 2013. Our net income increased by 121.5% from $4.6 million for the six months ended June 30, 2013 to $10.2 million for the six months ended June 30, 2014.

General Factors Affecting Our Business and Results of Operations

        Our business and results of operations are affected by the growth of the global e-cigarette market. According to Frost & Sullivan, the global e-cigarette market in terms of retail revenue grew from $482.2 million in 2009 to $1,844.1 million in 2012 and further to $4,776.8 million in 2013. The robust growth of the global e-cigarette market is driven by (i) increasing consumer acceptance of e-cigarette products resulting from the conversion of traditional cigarette smokers and new user uptake; (ii) the entry of tobacco companies with significant resources for marketing activities through acquisitions or introduction of their own product lines; and (iii) continued innovation and product development by e-cigarette manufacturers.

        While our business is influenced by factors affecting the global e-cigarette market generally and by conditions in each of our geographic markets, we believe that our results of operations are more directly affected by company-specific factors, including customer demands, product portfolio, pricing, cost structure and seasonality.

Specific Factors Affecting Our Business and Results of Operations

Customer Demands

        Our business and results of operations are directly affected by demands from our key customers and the number of our customers. We had 16, 89 and 87 customers who purchased our e-cigarette products in 2012, 2013 and the six months ended June 30, 2014, respectively. Most of our products are sold by tobacco companies, independent e-cigarette makers and other customers under different brands. The demand for our products is driven by the demand and success of our customers' products.

        Our revenues are also affected by the composition of our customer base. Tobacco companies began to enter the e-cigarette market in 2012. Frost & Sullivan predicts that global tobacco companies will leverage their extensive marketing channels, large customer bases, deep understanding of consumer behavior and large budgets to become key players in the e-cigarette industry in the near future. Our revenues from tobacco companies grew from nil in 2012 to 43.5% of our total revenues in 2013. We expect our future growth to be affected by our relationships with global tobacco companies.

        Our revenues are further affected by the demand from customers in different regions. Most of our products are sold in the United States and the EU. According to Frost & Sullivan, the United States and the EU are the most important e-cigarette markets, each representing 41.6% and 28.5% of global e-cigarette sales in 2013, respectively. We intend to maintain our market share in the United States and further increase our market share in the EU.

Product Portfolio

        The proportion of our revenues generated from different product lines affects our overall average selling price, revenue and profitability. Although our revenues derived from all types of products have increased in recent years, our product portfolio has changed over time according to the needs of our customers and market trends. Specifically, our revenues derived from rechargeable e-cigarettes grew significantly from $4.4 million in 2012 to $24.9 million in 2013 and further to $30.8 million in the six months ended June 30, 2014, representing 20.7%, 31.3% and 60.1% of our total revenues, respectively, and our revenues derived from e-cigarette accessories grew significantly from $3.2 million in 2012 to $22.4 million in 2013 and further to $20.2 million in the six months ended June 30, 2014, representing 15.2%, 28.1% and 39.4% of our total revenue, respectively.

        We utilize our strong research and development capabilities and advanced technologies to develop new products and broaden our product portfolio. Novel products, such as e-waterpipes and personal vaporizers, allow us to capture additional opportunities in our target markets. In addition, new products may provide higher gross margins than existing products due to higher barriers to entry from the use of patented technology or more advanced designs.

        Given the early stage of development and the rapid evolution of technology, customer demand and government policies in the e-cigarette industry, we expect our product portfolio to continue to change. Any material change in our product portfolio may affect our results of operations.

Pricing

        We price our e-cigarette products based on manufacturing costs and research and development expenses pursuant to the respective specifications requested by different customers. We also price our products differently based on the region where they are sold. As the e-cigarette market develops and matures and the supply chain becomes more stable with lower raw material prices, the average selling price of e-cigarette products generally declines over time. See "—Cost Structure" below.

        Currently, the market prices for different e-cigarette product types vary, reflecting different market conditions among e-cigarette brands in different geographical areas. We expect to continue to face price pressure on our products as competition intensifies. Our overall average selling price have fluctuated and dropped from year to year. Under certain circumstances, lower prices may increase our sales volume and thus our revenues. However, reduced costs attributable to our automated production lines and economies of scale may allow us to maintain or increase gross margins despite lower average selling price. If we can sufficiently reduce our costs, our gross margin may remain stable or increase.

Cost Structure

        We have been able to reduce the average per unit production cost for our products in recent years primarily by leveraging the scale of our business and streamlining the production process. We have also negotiated better prices with our suppliers by leveraging the growing scale of our business and higher production volumes. Our cost of revenues as a percentage of our total revenues decreased from 77.6% in 2012 to 64.5% in 2013 and further to 60.6% in the six months ended June 30, 2014. We have introduced automated production lines to supplement manual production and increase manufacturing efficiency. Furthermore, as we increase our production volumes and adopt lean manufacturing, we anticipate that our per unit cost of production will decrease.

Seasonality

        Our business experiences seasonal variations in demand for our products. For example, many of our customers tend to place orders with us before our production plants close for the Chinese New Year holidays. As a result, the fourth quarter of each year generally contributes the highest percentage of our annual revenues and the first quarter generally contributes the lowest. See "Risk Factors—Risks Related to Our Business and Industry—Our results of operations are subject to seasonal fluctuations."

Key Components of Results of Operations

Revenues

        We generate revenues primarily from sales of e-cigarette products.

Revenues by products

        We sell disposable e-cigarettes, rechargeable e-cigarettes and e-cigarette accessories. In 2012 and 2013, we derived a majority of our revenues from the sales of disposable e-cigarettes. As the e-cigarette market matures, the market acceptance and user sophistication has increased. As a result, we derived a majority of our revenues from the sales of rechargeable e-cigarettes for the six months ended June 30, 2014 and we expect the demand for and, in turn, our revenues derived from, the sales of rechargeable e-cigarettes and other accessories to continue to increase in the future.

        The following table sets forth a breakdown of our revenues derived from the sales of different product categories in absolute amounts and as percentages of our revenues for the years presented:

	For the Years Ended December 31,				For the Six Months Ended June 30,
	2012		2013		2013		2014
	$	%	$	%	$	%	$	%
	(in thousands of $, except for percentages)
					(unaudited)		(unaudited)
Revenues
Disposable e-cigarettes	13,678	64.1%	32,365	40.6%	15,677	48.1%	242	0.5%
Rechargeable e-cigarettes	4,424	20.7	24,942	31.3	7,401	22.7	30,845	60.1
E-cigarette accessories	3,246	15.2	22,414	28.1	9,506	29.2	20,207	39.4

Total revenues	21,348	100.0%	79,721	100.0%	32,584	100.0%	51,294	100.0%

Revenues by customers

        We sell our products to tobacco companies and independent e-cigarette brands. As tobacco companies entered the e-cigarette markets in 2012, we started to establish business relationships with them and to increase our sales to them. We are a supplier to five of the top ten global e-cigarette brands as measured by retail revenue in 2013.

        The following table sets forth a breakdown of our revenues derived from the sales to different types of customers in absolute amounts and as percentages of our revenues for the years presented:

	For the Years Ended December 31,				For the Six Months Ended June 30,
	2012		2013		2013		2014
	$	%	$	%	$	%	$	%
	(in thousands of $, except for percentages)
					(unaudited)		(unaudited)
Revenues
Tobacco companies	—	—	34,667	43.5%	4,359	13.4%	41,641	81.2%
Independent e-cigarette brands	543	2.5%	32,107	40.3	16,639	51.0	9,546	18.6
Trading company(1)	20,805	97.5	12,947	16.2	11,586	35.6	107	0.2

Total	21,348	100.0%	79,721	100.0%	32,584	100.0%	51,294	100.0%

Note:

(1)
We sold portions of our products to customers through Wye Industrial Co., Limited, a trading company based in Hong Kong held by certain of our shareholders. Wye Industrial Co., Limited was dissolved in January 2014. See "Related Party Transactions—Transactions with Shareholders and Affiliates."

Revenues by geographic locations

        We generate revenues from customers from over 20 countries. We sell a majority of our products to customers located in the United States and the EU. According to Frost & Sullivan, e-cigarettes originated in the United States and the EU represented 41.6% and 28.5% of global e-cigarette sales in 2013, respectively. We aim to diversify and further develop our customer base in the EU while maintaining our sales in the United States.

        The following table sets forth a breakdown of our revenues derived from the sales to customers in different geographic locations in absolute amounts and as percentages of our revenues for the years presented:

	For the Years Ended December 31,				For the Six Months Ended June 30,
	2012		2013		2013		2014
	$	%	$	%	$	%	$	%
	(in thousands of $, except for percentages)
					(unaudited)		(unaudited)
Revenues
United States	504	2.4%	52,834	66.3%	18,099	55.5%	46,346	90.4%
European Union	44	0.2	14,025	17.6	3,218	9.9	4,842	9.4
Asia and others(1)	20,800	97.4	12,862	16.1	11,267	34.6	106	0.2

Total	21,348	100.0%	79,721	100.0%	32,584	100.0%	51,294	100.0%

Note:

(1)
We sold portions of our products to customers through Wye Industrial Co., Limited, a trading company based in Hong Kong in Asia held by certain of our shareholders. Wye Industrial Co., Limited then sold the products worldwide. Wye Industrial Co., Limited was dissolved in January 2014.

Cost of Revenues

        Our cost of revenues primarily comprises production and indirect costs, including raw materials, labor and overhead. Cost of raw material represented the majority of our cost of sales in each of 2012,

2013 and the six months ended June 30, 2014 and we expect the cost of raw material will continue to represent the majority of our total cost of revenues in the near future.

        The following table sets forth a breakdown of the components of our cost of revenues in absolute amounts and as percentages of our revenues for the years presented:

	For the Years Ended December 31,				For the Six Months Ended June 30,
	2012		2013		2013		2014
	$	%	$	%	$	%	$	%
	(in thousands of $, except for percentages)
					(unaudited)		(unaudited)
Cost of revenues
Raw materials	13,168	61.7%	34,921	43.8%	15,466	47.4%	20,276	39.5%
Labor	2,488	11.7	10,754	13.5	5,020	15.4	6,297	12.3
Overhead	909	4.3	5,767	7.2	2,040	6.3	4,486	8.8

Total cost of revenues	16,565	77.6%	51,442	64.5%	22,526	69.1%	31,059	60.6%

Operating Expenses

        Our operating expenses primarily consist of selling expenses, general and administrative expenses and research and development expenses.

        The following table sets forth our total operating expenses by these categories in absolute amounts and as percentages of our revenues for the years presented:

	For the Years Ended December 31,				For the Six Months Ended June 30,
	2012		2013		2013		2014
	$	%	$	%	$	%	$	%
	(in thousands of $, except for percentages)
					(unaudited)		(unaudited)
Operating expenses:
Selling expenses	1,732	8.1%	5,152	6.5%	1,539	4.7%	1,305	2.5%
General and administrative expenses	608	2.8	2,021	2.5	755	2.3	3,444	6.7
Research and development expenses	1,383	6.5	2,364	3.0	1,129	3.5	1,290	2.5

Total operating expenses	3,723	17.4%	9,537	12.0%	3,423	10.5%	6,039	11.8%

Selling Expenses

        Selling expenses primarily consist of (i) marketing and advertising fees, (ii) staff cost of our sales and marketing personnel, including welfare, social insurance, bonus and salary and (iii) shipping charges. We incurred selling expenses of $1.7 million, $5.2 million and $1.3 million in 2012, 2013 and the six months ended June 30, 2014, respectively, accounting for 8.1%, 6.5% and 2.5%, respectively, of our total revenues for the same period. We expect our selling expense to remain stable as we have established relationship with our major customers.

General and Administrative Expenses

        General and administrative expenses primarily consist of staff cost of our administrative personnel, including welfare, social insurance, bonus and salary, start-up cost of production plants and general office related expenses. We incurred general and administrative expenses of $0.6 million, $2.0 million and $3.4 million in 2012, 2013 and the six months ended June 30, 2014, respectively, accounting for 2.8%, 2.5% and 6.7%, respectively, of our total revenues for the same period. We expect our general and administrative expenses to increase in absolute amount as we continue to recruit administrative personnel to support our business expansion.

Research and Development Expenses

        Research and development expenses primarily consist of staff cost of our research and development personnel, including welfare, social insurance, bonus and salary and office related fees relating to research and development department. We incurred research and development expenses of $1.4 million, $2.4 million and $1.3 million in 2012, 2013 and the six months ended June 30, 2014, respectively, accounting for 6.5%, 3.0% and 2.5%, respectively, of our total revenues for the same period. Our research and development expense increased in absolute amount, as we launched more products and increased our production capacity in 2013, reflecting our increased research and development efforts historically, but decreased as a percentage of our total revenues. We expect our research and development expenses to continue to increase in absolute amount, as we further invest in research and development to maintain and strengthen our market position.

Taxation

        Cayman Islands.    Kimree, Inc., our holding company in the Cayman Islands, is not subject to income or capital gains tax in Cayman Islands.

        Hong Kong.    Our subsidiaries in Hong Kong are subject to a profit tax at the rate of 16.5% on assessable profit determined under relevant Hong Kong tax regulations.

        PRC.    Effective from January 1, 2008, the PRC's enterprise income tax rate is 25%. Our PRC subsidiaries are subject to PRC enterprise income tax at a rate of 25%. Under the EIT Law and its Implementation Rules, dividends paid by PRC enterprises out of profits earned after December 31, 2007 to non-PRC tax resident investors are subject to a PRC withholding tax rate of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

        The EIT Law and its Implementation Rules treat enterprises established outside of the PRC with a "de facto management body" located in the PRC as PRC resident enterprises for tax purposes. The term "de facto management body" is a managing body that in practice exercises substantial and overall management and control over the production and business operations, personnel and human resources, finance and accounting and properties of an enterprise. Kimree, Inc. and its subsidiaries located in jurisdictions outside of the PRC, if considered PRC resident enterprises for tax purposes, would be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income. As of June 30, 2014, Kimree Technology (HK) Company Limited and Geakon Technology (HK) Company Limited have accrued for PRC enterprise income tax on such basis. We will continue to monitor the tax status with regards to the PRC resident enterprise taxation of our non-PRC entities.

Internal Control Over Financial Reporting

        Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2012 and 2013, we identified a "material weakness" in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to insufficient personnel with U.S. GAAP expertise in the preparation and review of the financial statements and related disclosures in accordance with U.S. GAAP and Securities and Exchange Commission requirements. We are in the process of implementing a number of measures to address the weakness that has been identified, including (i) hiring more staff with U.S. GAAP, Securities and Exchange Commission reporting and accounting experience for financial reporting and analysis, and hiring additional qualified professionals with relevant experience for our finance and accounting department, and (ii) providing additional training for our new and existing personnel by expanding the training program on U.S. GAAP financial statement preparation and financial reporting. We hired several senior accounting personnel in 2014, including our chief financial officer. These senior accounting personnel are experienced in preparing and supervising the preparation of financial statements and financial reporting. In particular, our chief financial officer, Mr. Ken Kunlin Lee, has over 16 years of accounting and finance experience. Prior to joining us, he worked as a chief financial officer and director of internal audits with several U.S.-listed companies, director and analyst in several investment banking firms, and associate with several international Certified Public Accountant firms where he gained experience in U.S. financial reporting and understanding, reviewing and analyzing the financial statements of U.S.-listed companies that report their financials under U.S. GAAP and their internal controls. However, we cannot assure you that we will complete such implementation in a timely manner. See "Risk Factors—Risks Related to Our Business—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations or prevent fraud, or fail to meet our reporting obligations, and investor confidence and the market price of our ADSs may be materially and adversely affected."

Results of Operations

        The following table sets forth a summary of our consolidated results of operations in absolute amounts and as percentages of our total revenues for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,				For the Six Months Ended June 30,
	2012		2013		2013		2014
	US	%	US	%	US	%	US	%
	(in thousands of $, except for percentages, share and per share data)
					(unaudited)		(unaudited)
Revenues	21,348	100.0%	79,721	100.0%	32,584	100.0%	51,294	100.0%
Cost of revenues	(16,565)	(77.6)	(51,442)	(64.5)	(22,526)	(69.1)	(31,059)	(60.6)

Gross profit	4,783	22.4	28,279	35.5	10,058	30.9	20,235	39.4
Operating expenses:
Selling expenses	(1,732)	(8.1)	(5,152)	(6.5)	(1,539)	(4.7)	(1,305)	(2.5)
General and administrative expenses	(608)	(2.8)	(2,021)	(2.5)	(755)	(2.3)	(3,444)	(6.7)
Research and development expenses	(1,383)	(6.5)	(2,364)	(3.0)	(1,129)	(3.5)	(1,290)	(2.5)

Total operating expenses	(3,723)	(17.4)	(9,537)	(12.0)	(3,423)	(10.5)	(6,039)	(11.8)

Operating income	1,060	5.0	18,742	23.5	6,635	20.4	14,196	27.7
Interest income	6	0.0	14	0.0	4	0.0	19	0.0
Other (expenses) income, net	(21)	(0.1)	(44)	(0.1)	69	0.2	55	0.1
Changes in fair value of derivatives	—	—	277	0.3	—	0	(808)	(1.6)
Foreign exchange (loss) gain	(76)	(0.4)	(581)	(0.7)	(301)	(0.9)	364	0.7

Income before income taxes	969	4.5	18,408	23.1	6,407	19.7	13,826	27.0
Income tax expenses	(269)	(1.3)	(5,129)	(6.4)	(1,785)	(5.5)	(3,586)	(7.0)

Net income	700	3.3%	13,279	16.7%	4,622	14.2%	10,240	20.0%

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

        Revenues.    Our revenue increased by 57.4% from $32.6 million for the six months ended June 30, 2013 to $51.3 million for the six months ended June 30, 2014. The increase in revenues was mainly due to the significant increase of our sales volume, which reflected an increase of $23.4 million in revenues derived from rechargeable e-cigarettes and an increase of $10.7 million in revenues derived from other accessories, partially offset by a decrease of $15.4 million in revenues derived from disposable e-cigarettes. In the six months ended June 30, 2014, we expanded our production capacity as a result of the commencement of production at our second production plant. The increase in revenues was also driven by the increased orders from tobacco companies as tobacco companies started to launch their e-cigarette products in the six months ended June 30, 2014.

        Cost of revenues.    Our cost of revenue increased by 37.9% from $22.5 million for the six months ended June 30, 2013 to $31.1 million for the six months ended June 30, 2014 which reflected (i) an increase of $4.8 million in cost of raw materials, (ii) an increase of $2.4 million in overhead expenses and (iii) an increase of $1.3 million in labor cost. This increase in our cost of revenues was primarily due to the rapid expansion of our operations.

        Gross profit.    As a result of the foregoing, our gross profit increased by 101.2% from $10.1 million for the six months ended June 30, 2013 to $20.2 million for the six months ended June 30, 2014. Our gross profit margin increased from 30.9% for the six months ended June 30, 2013 to 39.4% for the six months ended June 30, 2014 primarily due to the improved cost structure by leveraging the scale of our business to increase our procurement power of raw materials and streamlining the production process.

        Operating expenses.    Our operating expenses increased by 76.4% from $3.4 million for the six months ended June 30, 2013 to $6.0 million for the six months ended June 30, 2014 primarily due to the increases in general and administrative expenses and research and development expenses, partially offset by the decrease in selling expenses.

  •
  Selling expenses.  Our selling expenses decreased by 15.2% from $1.5 million for the six months ended June 30, 2013 to $1.3 million for the six months ended June 30, 2014. The decrease in selling expenses was primarily attributable to a decrease in staff cost of $0.3 million, mainly resulting from a decrease in sales and marketing personnel compensation, and a decrease in shipping charges of $0.1 million, as more customers chose to collect the products by themselves instead of using the carriers hired by us.

  •
  General and administrative expenses.  Our general and administrative expenses increased significantly from $0.8 million for the six months ended June 30, 2013 to $3.4 million for the six months ended June 30, 2014. The increase in general and administrative expenses was primarily attributable to (i) an increase in staff cost of $1.4 million, primarily due to an increase in headcount of our administrative staff as our second production plant commenced production, (ii) an increase in start-up cost of $0.9 million incurred associated with the construction of our third production plant, including office expenses, rental expenses, depreciation and amortization and others, and (iii) an increase in professional service fees of $0.4 million in relation to this offering.

  •
  Research and development expenses.  Our research and development expenses increased by 14.3% from $1.1 million for the six months ended June 30, 2013 to $1.3 million for the six months ended June 30, 2014. The increase in research and development expenses was primarily attributable to an increase in the headcount and average salary of the research and development personnel resulting from our expansion.

        Income before income taxes.    As a result of the foregoing, our income before income taxes increased by 115.8% from $6.4 million for the six months ended June 30, 2013 to $13.8 million for the six months ended June 30, 2014.

        Income tax expense.    Our income tax expense increased by 100.9% from $1.8 million for the six months ended June 30, 2013 to $3.6 million for the six months ended June 30, 2014. This change was due to the increase in taxable income.

        Net income.    As a result of the foregoing, our net income increased from $4.6 million, or 14.2% of revenue, for the six months ended June 30, 2013 to $10.2 million, or 20.0% of revenue, for the six months ended June 30, 2014.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Revenues.    Our revenues increased significantly from $21.3 million in 2012 to $79.7 million in 2013. The increase in revenues was mainly due to the significant increase of our sales volume, which reflected (i) an increase of $20.5 million in revenues derived from rechargeable e-cigarettes, (ii) an increase of $18.7 million in revenues derived from disposable e-cigarettes and (iii) an increase of $19.2 million in revenues derived from other accessories. In 2013, we introduced more than 30 new products and expanded our production capacity as a result of the expansion of our first production plant. The increase in revenues was also driven by the acquisition of more than 70 customers in 2013 and increased strategic cooperation with tobacco companies.

        Cost of revenues.    Our cost of revenues increased significantly from $16.6 million in 2012 to $51.4 million in 2013, which reflected (i) an increase of $21.8 million in cost of raw materials, (ii) an increase of $8.3 million in labor cost and (iii) an increase of $4.9 million in overhead. This increase in our cost of revenues was primarily due to the rapid expansion of our operations.

        Gross profit.    As a result of the foregoing, our gross profit increased significantly from $4.8 million in 2012 to $28.3 million in 2013. Our gross profit margin increased from 22.4% in 2012 to 35.5% in 2013, primarily due to (i) a decrease of sales through Wye Industrial Co., Limited, a trading company held by certain of our shareholders, and the corresponding increase of direct sales to customers and (ii) an increase of our procurement power of raw materials.

        Operating expenses.    Our operating expenses increased significantly from $3.7 million in 2012 to $9.5 million in 2013 due to the increase in selling expenses, general and administrative expenses and research and development expenses.

  •
  Selling expenses.  Our selling expenses increased significantly from $1.7 million in 2012 to $5.2 million in 2013. The increase in selling expenses was primarily attributable to the significant increase in marketing and advertising fee of $2.0 million, mainly resulting from our participation in an increasing number of international tobacco exhibitions and our marketing efforts on the major online channels in China, and to a lesser extent, the increase in shipping charges of $0.7 million due to increased product sales and staff cost of $0.6 million due to the increase in the headcount and average salary of our sales and marketing personnel.

  •
  General and administrative expenses.  Our general and administrative expenses increased significantly from $0.6 million in 2012 to $2.0 million in 2013. The increase in general and administrative expenses was primarily attributable to the increase in the headcount and average salary of our administrative personnel and the start-up cost incurred associated with the construction of our second production plant.

  •
  Research and development expenses.  Our research and development expenses increased by 70.1% from $1.4 million in 2012 to $2.4 million in 2013. The increase in research and development expenses was primarily attributable to the increase in the headcount and average salary and office related fees resulting from our expansion.

        Income before income taxes.    As a result of the foregoing, our income before income taxes increased significantly from $1.0 million in 2012 to $18.4 million in 2013.

        Income tax expense.    Our income tax expense increased from $0.3 million in 2012 to $5.1 million in 2013. This change was due to the increase in taxable income.

        Net income.    As a result of the foregoing, our net income increased significantly from $0.7 million, or 3.3% of our revenues, in 2012 to $13.3 million, or 16.7% of our revenues, in 2013.

Critical Accounting Policies

        We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses. We continually evaluate these judgments, estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

        When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies, and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

        Revenue is recognized when all of the following four criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the goods have been delivered or the services have been rendered, (iii) the price or fee is fixed or determinable, and (iv) collectability is reasonably assured. Products are considered delivered to the customer once title and risk of loss have been transferred. Payments received in advance of the delivery of products are deferred and recorded in other accrued liabilities until shipment occurs.

        The application of various accounting principles related to the measurement and recognition of revenue requires us to make judgments and estimates. Specifically, complex arrangements with non-standard terms and conditions may require significant contract interpretation to determine the appropriate accounting treatment, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting.

Sale of e-cigarette products

        Our sales arrangements are evidenced by framework sales agreements and/or individual sales agreements for each transaction. The purchase price is stipulated in the signed sales agreements and no concessions such as discounts, rebates, refunds or other price changes are provided subsequently. The shipping terms of our sales arrangements are generally "Cost, Insurance and Freight" ("CIF") and "Free on Board" ("FOB") shipping point whereby the customer takes title and assumes the risks and rewards of ownership of the products upon delivery to the shipper. Collectability is considered reasonably assured as we deals with only reputable customers and performs thorough credit assessment prior to entering into a business relationship with them. In addition, collectability is assured by advanced payments and letters of credits. Historically, we have not experienced any significant defaults on payment. For most of the product sales, we recognize revenue upon the delivery of the products to the shipper, assuming all other revenue recognition criteria are met.

        Payments received from customers for shipping and handling costs are included in revenues. We recognized shipping and handling costs relating to sales of products and purchases of raw materials in selling expenses.

        Revenue is recognized net of all value-added taxes ("VAT") imposed by governmental authorities and collected from customers concurrent with revenue-producing transactions. We do not offer implicit or explicit rights of return other than due to product defect. The estimated accrued costs of future warranty obligations were insignificant as of December 31, 2012 and 2013 and June 30, 2014.

Exclusive Manufacturing Arrangement

        In May 2013, we entered into an arrangement with one of our customers to establish dedicated production facilities in our production plants to be used exclusively for manufacturing the products of the customer. Pursuant to the exclusive manufacturing agreement, we provide a guaranteed capacity to the customer while the customer commits to purchase minimum quantities of specified products, including e-cigarette kits, cartridge refill packs, accessory kits, batteries and labels, from us on a four-week cycle. If no orders for the specified products are received at the end of the four-week cycle or if the number of specified products ordered and produced for the customer during the four-week cycle is below the minimum quantities of specified products, we will earn revenues equaling to the guaranteed minimum amount at the end of the four-week cycle.

        We determine that the exclusive manufacturing arrangement contains a lease as the arrangement conveys the right to use the specified production facilities to the customer. The lease element is classified as an operating lease based on the criteria in ASC 840. The arrangement considerations received in each four-week cycle is allocated to the lease element and the product sales element are allocated based on their relative fair value in accordance with ASC topic 605-25 ("ASC 605-25"), Multiple Element Arrangements. The fair value of the lease element is determined based on the market rate for leasing the equipment and production facilities and the fair value of the product sales element is determined based on the sales price of comparable products sold by us to third parties. If no specified products are produced for the customer during the four-week cycle, the entire consideration received for the four-week cycle will be allocated to the lease element. Significant judgment is required in assessing the fair values of these elements by considering standalone selling price and other observable data. Changes in the estimated fair values may cause the revenue recognized for each element to change but not the total amount of revenue allocated to a contract.

        All costs associated with the products provided and costs of the facilities are expensed in the period in which incurred regardless of the relative amount of revenue allocated to each element.

Fair Value Measurements

        Our financial instruments primarily include cash and cash equivalents, restricted cash, short-term investments, accounts receivable, derivative financial instruments, amounts due from related parties, accounts payable and amounts due to related parties. As of December 31, 2012 and 2013 and June 30, 2014, the carrying values of these financial instruments except for derivative financial instruments which are recorded at fair value, approximated their fair values due to the short-term maturity of these instruments.

        We apply ASC topic 820 ("ASC 820"), Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

  Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

  Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

  Level 3—Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        In accordance with ASC 820, we measure the fair value of the foreign exchange forward contracts using a market approach based on inputs that are directly observable in the marketplace.

Inventories

        Inventories are stated at the lower of cost or market. Cost of purchased raw material, work-in-progress and finished goods is determined using weighted average cost method. We estimate excess and slow moving inventory based upon assumptions of future demands and market conditions. If actual market conditions are less favorable than projected by management, additional inventory write-downs may be required. Significant assumptions are made about the future demand for and market value of the inventory and based on these assumptions the amount of any obsolete, unmarketable or slow moving inventory is estimated.

Income Taxes

        We follow the liability method of accounting for income taxes in accordance with ASC topic 740 or ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss and tax credits carryforwards, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized.

        We apply ASC 740 to account for uncertainty in income taxes. ASC 740 provides the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. Our estimated liability for unrecognized tax benefits and the related interest and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes or developments with respect to tax audits, and expiration of the statute of limitations. In future periods, changes in facts, circumstances, and new information may require us to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. We have elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of comprehensive income. Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes.

Liquidity and Capital Resources

        To date, we have financed our operations primarily through cash generated from operating activities.

        As of December 31, 2012 and 2013 and June 30, 2014, we had $2.7 million, $20.0 million and $20.3 million, respectively, in cash and cash equivalents. Our cash and cash equivalents primarily consist of cash on hand and bank balances. The cash and cash equivalents are expected to finance our capital expenditure plans such as the construction of new production plants in light of our continuing high growth and expansions. We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the 12 months following this offering.

        In addition to cash and cash equivalents, principal components of our current assets include inventories, prepayment and other current assets, short-term investment and accounts receivable. Our inventory was $4.2 million, $4.3 million and $8.0 million, as of December 31, 2012 and 2013 and June 30, 2014, respectively. Our inventory primarily consists of raw materials, work-in-process and finished goods, remaining stable from December 31, 2012 to June 30, 2014. Our accounts receivable increased from nil as of December 31, 2012 to $2.2 million as of June 30, 2014, primarily due to orders placed by our major customers in the fourth quarter of 2013. We generally require advance payment prior to delivery and offer credit terms of up to three months to customers with long-term relationships. Our short-term investments consist of bank investment products with terms ranging from seven to 50 days and interest rates of 2.5% to 6.2%.

        In addition, we are a holding company with no material operations of our own. As such, our access to cash flow from operations depends upon dividends paid by our PRC subsidiaries and is subject to various PRC legal restrictions on dividend payments and foreign currency exchange. See "—Holding Company Structure."

        The following table sets forth a summary of our cash flows for the periods indicated:

	For the Years Ended December 31,		For the Six Months Ended June 30,
	2012	2013	2013	2014
	(in thousands of $)		(in thousands of $)
			(unaudited)
Net cash generated from operating activities	1,777	32,583	10,613	5,628
Net cash used in investing activities	(1,236)	(10,656)	(1,750)	(3,805)
Net cash generated from (used in) financing activities	1,893	(4,513)	(4,446)	(1,469)
Net increase in cash and cash equivalents	2,428	17,296	4,413	380
Cash and cash equivalents, beginning of the period	232	2,660	2,660	19,956
Cash and cash equivalents, end of the period	2,660	19,956	7,073	20,336

Operating Activities

        Net cash generated from operating activities decreased by 47.2% from $10.6 million for the six months ended June 30, 2013 to $5.6 million for the six months ended June 30, 2014. The decrease was primarily attributable to (i) a 21.3% increase in payments for raw materials from $16.9 million for the six months ended June 30, 2013 to $20.5 million for the six months ended June 30, 2014, mainly due to the rapid expansion of our operations, and (ii) a 59.4% increase in cash compensation paid to our employees from $6.4 million for the six months ended June 30, 2013 to $10.2 million for the six months ended June 30, 2014, mainly due to the increased headcount at our second production plant as we ramped up its operations, partially offset by a 18.2% increase in cash inflows from sales of goods or rendering services from $34.7 million for the six months ended June 30, 2013 to $41.0 million for the six months ended June 30, 2014, which is lower than the increase of our revenues in the same periods because we received cash payments from customers in advance in late 2013 of $13.6 million and delivered the relevant products in the six months ended June 30, 2014.

        Net cash generated from operating activities amounted to $32.6 million in 2013, primarily attributable to cash inflows from sales of goods or rendering of services of $91.7 million, partially offset by payments for raw materials of $40.3 million, cash compensation paid to our employees of $15.9 million and payments relating to other operating activities of $7.8 million.

        Net cash generated from operating activities amounted to $1.8 million in 2012, primarily attributable to cash inflows from sales of goods or rendering of services of $23.3 million, partially offset by payments for raw materials of US$16.6 million and cash compensation paid to our employees of $4.2 million.

Investing Activities

        Net cash used in investing activities amounted to $3.8 million for the six months ended June 30, 2014, primarily consisting of purchase of short-term investment products of $8.2 million and acquisition of property and equipment of $5.0 million in connection with the construction of our third production plant. Net cash used in investing activities was partially offset by maturities of certain short-term investment products of $9.3 million.

        Net cash used in investing activities amounted to $10.7 million in 2013, primarily consisting of (i) acquisition of property and equipment of $8.5 million in connection with the construction of our second production plant, (ii) purchase of financial instruments of $1.8 million to better manage and invest our cash, (iii) loans to our shareholders of $1.5 million, and (iv) acquisition of intangible assets of $1.2 million in connection with the acquisition of patents and software. Net cash used in investing activities was partially offset by our shareholders' repayment of the loans we extended to them of $1.4 million and proceeds from disposal of equity method investments, Huizhou Huiderui Lithium Battery Technology Co., Ltd., and Huizhou Everpower Technology Co., Ltd., of $1.2 million.

        Net cash used in investing activities amounted to $1.2 million in 2012, primarily consisting of (i) acquisition of property and equipment of $0.5 million, (ii) purchase of an equity method investment, Huizhou Huiderui Lithium Battery Technology Co., Ltd., of $0.5 million and (iii) acquisition of intangible assets of $0.3 million in connection with the acquisition of patents.

Financing Activities

        Net cash used in financing activities was $1.5 million for the six months ended June 30, 2014, consisting of the payment of costs related to the initial public offering.

        Net cash used in financing activities was $4.5 million in 2013, consisting of dividends paid to our shareholders of $3.1 million and our repayment of the loans extended to us by our shareholders of

$2.5 million. It was partially offset by proceeds from capital contribution to Huizhou Kimree Technology Co., Ltd. of $1.1 million.

        Net cash generated from financing activities was $1.9 million in 2012, primarily consisting of the loans extended to us by our shareholders.

Capital Expenditures

        Our capital expenditures amounted to $0.8 million, $9.7 million and $5.2 million in 2012, 2013 and for the six months ended June 30, 2014, respectively. In the past, our capital expenditures consisted principally of property, plant and equipment reflecting our expansion in production facilities and patent portfolio management. We expect our capital expenditures in 2014 to consist principally of similar types of items.

Contractual Obligations

        As of June 30, 2014, we had minimum lease payments under non-cancelable operating leases summarized as follows:

	Payments Due by Periods
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
	(in thousands of $)
Operating lease obligations	1,201	1,708	1,188	—	4,097

        Our lease arrangements primarily related to the lease of offices and employee accommodations, and have no renewal options, rent escalation clauses, restrictions or contingent rents. They are all conducted with third parties.

Holding Company Structure

        We are a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries. As a result, our access to cash flow from operations depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiary in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our wholly foreign-owned subsidiary in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion. Each of the other PRC subsidiaries may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

        Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year increase in the consumer price index in calendar years 2011, 2012 and 2013 was 5.4%, 2.6% and 2.6%, respectively. Although we have not in the past been materially affected by inflation, we can provide no assurance that we will not be affected in the future by possible higher rates of inflation in China.

Market Risks

Interest Rate Risk

        Our exposure to interest rate risk primarily relates to the interest income generated by interest-bearing bank deposits. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk

        All of our revenue and most of our cost of revenue are denominated in U.S. dollars, while most of our expenses are denominated in RMB. We are also exposed to foreign exchange risk on the U.S. dollar proceeds of this offering, part of which we expect to convert into RMB over time for the uses discussed under "Use of Proceeds."

        The value of your investment in our ADSs may be affected by the foreign exchange rate between U.S. dollars and RMB, even though we use the U.S. dollar as our functional and reporting currency, because most of our expenses are denominated in RMB and the functional currency of our PRC subsidiaries is the RMB while the ADSs will be traded in U.S. dollars. Our functional currency is the U.S. dollar because most of our revenue, cost of revenue, and financings are denominated in U.S. dollars.

        The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the People's Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. For almost two years after July 2008, the RMB traded within a narrow range against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the RMB fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. Since June 2010, the PRC government has again allowed the Renminbi to appreciate slowly against the U.S. dollar. However, Renminbi depreciated against the U.S. dollar recently. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

        To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, acquisitions, or other uses within the PRC, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. To the extent that we seek to convert RMB into U.S. dollars, depreciation of the RMB against the U.S. dollar would have an adverse effect on the U.S. dollar amount we receive from the conversion. As of June 30, 2014, we had RMB-denominated cash and cash equivalents, including restricted cash, of RMB41.5 million and

U.S. dollar-denominated cash balances of $14.1 million. Assuming we had converted the RMB-denominated cash balance of RMB41.5 million into U.S. dollars at the exchange rate of $1.00 for RMB6.2036 as of June 30, 2014, this cash balance would have been $6.7 million. Assuming a 10% depreciation of the RMB against the U.S. dollar, this cash balance would have decreased to $6.1 million.

        To protect volatility of future cash flow caused by the changes in foreign exchange rates associated with sales contracts denominated in the U.S. dollar, we have entered into several foreign currency forward contracts. We recorded a loss of $0.8 million relating to foreign exchange forward contracts for the six months ended June 30, 2014. As of June 30, 2014, we had outstanding foreign exchange forward contracts with notional amounts of $32 million, and a liability with an estimated fair value of $0.5 million was recorded. Please refer to "Note 2—Summary of Significant Accounting Policies—Financial instruments" for further details.

Recent Accounting Pronouncement

        In March 2013, the Financial Accounting Standards Boards ("FASB") issued Accounting Standards Update ("ASU") No. 2013-05 ("ASU 2013-05"), Foreign Currency Matters, Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. The amendments clarify the applicable guidance for the de-recognition of all or a portion of a cumulative translation adjustment when an entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity or when other changes stipulated occur and involve a foreign entity. The amendments are effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. We will adopt ASU 2013-05 beginning January 1, 2014 and do not expect that the adoption to have a material impact on its consolidated financial statements.

        In July 2013, the FASB issued ASU No. 2013-11 ("ASU 2013-11"), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which concludes an unrecognized tax benefit should be presented as a reduction of a deferred tax asset when settlement in this manner is available under the tax law. The amendments are effective for reporting periods beginning after December 15, 2013. Early adoption is permitted. We will adopt ASU 2013-11 beginning January 1, 2014 and do not expect the adoption to have a material impact on our consolidated financial statements.

        In May 2014, the FASB issued ASU No. 2014-09 ("ASU 2014-09"), Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in ASC 605 and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective retrospectively for the interim reporting period ending June 30, 2017, with early application not permitted. We are evaluating the existing revenue recognition policies to determine whether any contracts in the scope of the guidance will be affected by the new requirements.

INDUSTRY

Global E-cigarette Market

        E-cigarettes are battery-powered devices that simulate tobacco smoking by producing a vapor that resembles smoke. E-cigarette was first designed to replace traditional cigarettes by simulating real tobacco flavor and appearance. It has emerged as an innovated electronic consumer product with the continuous growth of market acceptance. Personal vaporizers are gaining increasing popularity among the younger generation due to the variety of flavors, interesting designs and interactive social features, such as health monitors and indicators to signal when other e-cigarette users are nearby.

        The global e-cigarette market is currently in the early stage of development. According to Frost & Sullivan, the global e-cigarette market in terms of retail revenue grew from $482.2 million in 2009 to $1,844.1 million in 2012 and further to $4,776.8 million in 2013 and is expected to grow at a CAGR of 52.3% to $39,195.6 million in 2018. "Retail revenue" represents total revenues derived from the sales of e-cigarettes products calculated based on retail prices. The robust growth of the global e-cigarette market is mainly attributable to factors including: (i) increasing consumer acceptance of e-cigarette products resulting from the conversion of traditional cigarette smokers and new user uptake; (ii) the entry of tobacco companies with significant resources for marketing activities into the e-cigarette market through acquisitions or the introduction of their own e-cigarette product lines; and (iii) continued innovation and product development by e-cigarette manufacturers. According to Frost & Sullivan, the global e-cigarette market experienced rapid growth in 2013 mainly due to significant amounts of new products, lower retail prices, the entrance of tobacco companies and successful marketing efforts.

        The chart below sets forth the global e-cigarette market size in terms of retail revenue for the periods indicated:

*Note: Market size is based on retail revenue

Source: Frost & Sullivan primary research and analysis

        The chart below sets forth the global market size in 2013 by geographical region:

*Note: Market size is based on retail revenue

Source: Frost & Sullivan primary research and analysis

        The table below sets forth the rankings of e-cigarette brands in terms of retail revenue and their respective global market shares:

Rank	Brand	Acquired by	Acquisition time	2013 Retail Revenue	Market Share
				(USD Million)
1	Blu	Lorillard	April 2012	774.2	16.2%
2	Njoy			575.7	12.1%
3	Logic			297.8	6.2%
4	21st Century			139.0	2.9%
5	V2 Cig			110.0	2.3%
6	Totally Wicked			75.9	1.6%
7	FIN	Victory Electronic Cigarettes Corporation	February 2014	67.0	1.4%
8	Green Smoke	Altria	February 2014	64.0	1.3%
9	Ten Motives	Victory Electronic Cigarettes Corporation	June 2014	61.6	1.3%
10	Nicolites			58.2	1.2%

Note: The global e-cigarette brands ranking is defined as the ranking of top e-cigarette brands in the United States and the EU, together representing approximately 70% of the global e-cigarette market size in terms of retail revenue.

Source: Frost & Sullivan primary research and analysis

United States E-cigarette Market

        The United States was the biggest e-cigarette market in the world in 2012 and 2013, representing 39.3% and 41.6% of the global e-cigarette retail revenue, respectively. The United States e-cigarette market in terms of retail revenue grew from $172.0 million in 2009 to $724.0 million in 2012 and further to $1,985.0 million in 2013. It is expected to grow at a CAGR of 53.6% to $16,975.0 million in 2018, according to Frost & Sullivan.

        The chart below sets forth the United States e-cigarette market size in terms of retail revenue for the periods indicated:

*Note: Market size is based on retail revenue

Source: Frost & Sullivan primary research and analysis

        The e-cigarette market in the United States is expanding rapidly. With the gradual decline in traditional cigarette consumption in the United States in recent years, tobacco companies started entering the e-cigarette market by acquisitions or introductions of their own e-cigarette product lines. The proactive marketing and distributing strategies of tobacco companies have improved brand awareness and consumer acceptance to e-cigarettes, which, in turn, significantly increased U.S. e-cigarette retail revenue in 2013. According to Frost & Sullivan, rechargeable e-cigarettes are popular in the United States as U.S. e-cigarette users are generally less price sensitive. E-cigarettes are mainly distributed through brick-and-mortar retailers in the United States, such as convenience stores and tobacco shops.

        In 2013, the top three e-cigarette brands in terms of retail revenue in the United States were Blu, NJoy and Logic, with 39.0%, 29.0% and 15.0% market shares, respectively. Large tobacco companies began to enter the e-cigarette market in 2012. Lorillard, Inc., the third-largest tobacco company in the United States, acquired Blu eCigs in early 2012. Altria Group, Inc., the parent company of Philip Morris USA, Inc., launched its own e-cigarette brand, MarkTen, in late 2013 and acquired Green Smoke in early 2014. In 2013, approximately 30% of the sales of e-cigarette products in the United States were through online platforms. Large retail channels are expected to become important distribution channels for e-cigarette products in the United States in the future, according to Frost & Sullivan.

European Union E-cigarette Market

        The EU was the second largest e-cigarette market in the world in 2012 and 2013, representing 29.2% and 28.5% of the global retail revenue, respectively. The EU e-cigarette market size in terms of retail revenue grew from $145.7 million in 2009 to $538.1 million in 2012 and further to $1,358.8 million in 2013. It is expected to grow at a CAGR of 54.2% to $11,833.8 million in 2018, according to Frost & Sullivan.

        The chart below sets forth the EU e-cigarette market size in terms of retail revenue for the periods indicated:

*Note: Market size is based on retail revenue

Source: Frost & Sullivan primary research and analysis

        E-cigarette business has been growing fast in the EU attributable to the solid foundation of smoking population and rising health awareness. The EU's efforts to strengthen tobacco control have also led to the declining cigarette consumption in the region but could also encourage smokers to switch to cigarette alternatives.

        In the EU, increased product marketing, innovated product launches and acquisitions in 2011 and 2012 led to a significant increase in e-cigarette retail revenue for 2013 with 152.5% year-over-year growth.

        The EU market is currently fragmented with many small players selling and promoting their products through the internet. According to Frost & Sullivan, customizable personal vaporizers prevail in the e-cigarette market in the EU as they are cost-effective and contain refillable liquid solutions while e-cigarette users are less brand sensitive and prefer product customization. The prevalence of innovative and customizable personal vaporizers also sustained the growth of small players. However, the heightened control on e-cigarette and involvement of large tobacco companies are expected to force out small players and fragmented e-cigarette industry will consolidate over time.

PRC E-cigarette Market

        According to Frost & Sullivan, e-cigarettes were invented about a decade ago in China and introduced to the Chinese market as a smoking cessation device in 2004. Although the e-cigarette market has grown significantly overseas, it is a much smaller market comparing to the overall tobacco market in China currently.

        Currently, e-cigarettes are mostly sold online in China and the government regulation of the product remains unclear. E-cigarettes have been gaining increasing attention on major e-commerce platforms in China, such as taobao.com, with steady growth in both searches and sales. The main customer demographic is profiled as middle-aged and middle-class males, switching from traditional cigarettes. However, as many e-cigarette companies have provided e-cigarette products free of nicotine and added new flavors to cater to personal preference, e-cigarettes are likely to reach the younger generation and nonsmokers in the near future.

        Rising public awareness of the health hazards of smoking traditional cigarettes and restraints on smoking traditional cigarettes in public places have led to more smokers to switch to e-cigarettes. It is also expected that regulations clarifying the permitted means of selling e-cigarette products will be promulgated by the PRC government in the near future, increasing transparency for vendors and driving sales in traditional retail channels.

Major Drivers of the E-cigarette Industry

        The e-cigarette industry has experienced significant growth in recent years and is expected to continue to grow rapidly in the foreseeable future. The following factors have contributed, and are expected to continue to contribute, to the development of the e-cigarette industry globally:

  •
  Consumer adoption and switch from traditional smokers.  Although annual consumption of traditional cigarettes has been declining gradually in the United States, an average of approximately 300 million overall cigarettes consumed per year from 2009 to 2012 creates substantial market potential for cigarette alternatives, including e-cigarette. E-cigarettes have become increasingly popular among consumers who are looking to quit smoking or find an alternative. In the EU, more than 95% of e-cigarette customers have been or are traditional cigarette smokers. Currently, the majority of e-cigarette users are converted traditional cigarette smokers and ex-smokers. While the overall prevalence of smoking have been declining, consumers are looking for healthier alternatives that can be openly used in public spaces.

  •
  Product innovation and new user acquisition.  More types of e-cigarettes have been introduced to the market, such as e-cigars, e-waterpipes and others personalized e-cigarettes. According to Frost & Sullivan, many consumers in the United States and the EU prefer rechargeable e-cigarettes as they are refillable with liquid solutions of varying nicotine levels. Personal vaporizers are growing in popularity as they can be used with various liquid solutions, oils and herbs to deliver diversified flavors. The introduction of innovative e-cigarettes with attractive product design, sweet flavors, and social features such as online social activities and vaping clubs are attracting a younger demographic to become users of e-cigarettes.

  •
  The entrance of tobacco companies.  In 2012, global tobacco companies started to enter the e-cigarette market by acquiring independent e-cigarette brands or launching their own product lines. Tobacco companies are quickly gaining market share over as a result of their (i) significant resources for marketing activities, (ii) robust manufacturing capabilities and distribution partnerships and (iii) established brands that resonate with consumers. According to Frost & Sullivan, the market share of tobacco companies is expected to continue to grow in the future.

  •
  More retail channels available to e-cigarette products.  E-cigarettes are rapidly gaining popularity among consumers and have quickly expanded from online sales to traditional brick-and-mortar retailers, including convenience stores and grocery stores. Frost & Sullivan expects the involvement of traditional tobacco companies will further increase product visibility and market growth as they leverage their strong established relationships with convenience stores and vast distribution networks. This trend has expanded the visibility of e-cigarette products to reach on wider demographic. Leading e-cigarette brands in the United States, such as Blu, Njoy and FIN, have already entered into partnerships with large convenience store chains to improve customer access. Two of the United Kingdom's leading pharmacy chains, Lloyds and Boots, have started selling e-cigarettes from British American Tobacco and Imperial Tobacco.

        However, the policies and regulations relating to e-cigarettes could offer challenges and opportunities to the e-cigarette industry. The relevant regulatory authorities in the United States and the EU have begun to promulgate regulations on e-cigarettes. More detailed regulation would provide market players with greater legal certainty. Established manufacturers and reputable brands will benefit from a systematic regulatory process while smaller competitors that manufacture products of inferior quality will be forced out of the market. Frost & Sullivan forecasts more market integration with tobacco companies and larger independent brands acquiring higher market shares as they have more resources to satisfy stricter regulatory requirements.

E-cigarette Production in China

Market Overview

        China is the world's largest production base for e-cigarette products. In recent years, Chinese manufacturers produced around 95% of the world's e-cigarette products according to Frost & Sullivan. The world's top e-cigarette brands outsource to manufacturers in China for a wide spectrum of products ranging from disposable to rechargeable e-cigarettes, according to Frost & Sullivan. Certain manufacturers in China with broad patent coverage, mature supply chains and access to cheap labor offer original design manufacturing services to tobacco companies and independent e-cigarette brands. Frost & Sullivan expects tobacco companies and independent e-cigarette brands to continue to outsource their production to manufacturers in China in the near future.

        Manufacturers utilize skilled labor as well as automated production technology in order to maintain quality and control costs. Many e-cigarette manufacturers in China are capable of producing their own heating units and liquid solutions, which are the core components of e-cigarettes. The consistency and reliability in the performance of their e-cigarette products are considered the key competitive advantages over their peers.

        The e-cigarette manufacturing market in China is fragmented, and none of the market participants had a market share of more than 10% in 2013, according to Frost & Sullivan. A growing number of e-cigarette manufacturers have emerged to take advantage of the market opportunities. The following are the key competitive factors could be key for the e-cigarette manufacturers to stay competitive:

  •
  Patent coverage.  Patent rights play an essential role in manufacturing and developing consumer electronic products, including e-cigarettes. Leading players in the e-cigarette industry have been granted extensive patent coverage and intend to develop an effective intellectual property strategy in order to protect their first-mover advantage. New market entrants without necessary patents will either incur significant research and development expenses or be subject to licensing costs. According to Frost & Sullivan, an extensive patent portfolio is a significant entry barrier to the e-cigarette industry.

  •
  Access to raw materials.  A broad range of upstream suppliers can be found in Guangdong Province, China, providing a wide spectrum of e-cigarette raw materials, including heat wire, rechargeable batteries and integrated circuit components. It is important for e-cigarette manufacturers in the PRC to obtain high quality components from local suppliers to reduce their purchasing and transportation costs.

  •
  Labor costs.  The assembly of e-cigarettes creates a substantial need for a well-trained workforce, given the relatively complex structure and small-sized components of the atomizer and main body of e-cigarettes. There are skilled and cheap workers in Guangdong Province, China, where a large group of manufacturing facilities are located. Since the production of e-cigarettes currently involves substantial manpower, manufacturers have started to develop automatic production techniques to improve production efficiency and reduce labor costs.

  •
  Strong customer relationships.  Tobacco companies have become important players in the e-cigarette industry. With advantages in retailing channels and sufficient cash flow to offset the increasing marketing and potential regulatory costs, tobacco companies are expected to acquire or eliminate smaller competitors. Along with the increasing level of concentration in the e-cigarette market, strong relationships with leading brands will be crucial for original design manufacturers to maintain sustainable sources of revenue and to grow through their expansion and tap into new markets.

  •
  Stricter regulatory standards.  Frost & Sullivan expects that more regulations will be promulgated in the near future in the major jurisdictions. Stricter pre-market review of e-cigarette products,

    such as higher standards for manufacturing, would bring competitive advantages to established manufacturers who have invested significant resources in improving the production facilities, equipment and procedures.

E-cigarette Related Technology and Patents

        Patent coverage is an important competitive factor for e-cigarette manufacturers. Market players with comprehensive patent portfolios enjoy competitive advantages, such as stronger negotiating power with their customers over other manufacturers, a high-quality customer base of reputable global companies and a higher profit margin. As an emerging product, e-cigarette related patents grow significantly in the PRC in the past decade.

        In addition to applying for patents in China, where most e-cigarette products are manufactured, many e-cigarette manufacturers utilize the system under the PCT or obtain patents directly in key jurisdictions to establish their patent portfolio globally. As of June 30, 2014, the highest number of e-cigarette-related patent information were published in China, which are approximately seven times of that in the United States and approximately five times of that in the EU, reflecting the innovative capability of Chinese manufacturers in the e-cigarette industry and the technological leadership of leading Chinese manufacturers.

        The following table sets forth the number of e-cigarette related patents in key e-cigarette markets as of June 30, 2014:

E-cigarette Related Published Patent(1) Information(2) Among Key E-cigarette Markets
As of June 30, 2014

Notes:

(1)    E-cigarette related patents are defined based on searches of the following keywords: electronic cigarette, electronic vaporizer, electronic vaporization, electronic atomizer, electronic atomization, electronic hookah. "Patent" refers to both patents and community designs.

(2)    Published patent information consists of registered patent and published patent applications which are publicly available in relevant database.

Source: Frost & Sullivan primary research and analysis

BUSINESS

Overview

        We are a world-leading e-cigarette company. According to Frost & Sullivan, we were the second largest e-cigarette designer and manufacturer in the world in terms of both revenues and production volume in 2013. We design and produce a broad range of e-cigarette products, including disposable e-cigarettes, rechargeable e-cigarettes and e-cigarette accessories. In May 2014, we launched our own brand of rechargeable e-cigarette, Ekmizer, a personal vaporizer that allows users to re-fill liquid solutions on their own, which we primarily distribute through e-commerce channels.

        We are a technology-driven company with an extensive global patent portfolio relating to core e-cigarette technologies. As of June 30, 2014, we and our founders had 334 e-cigarette related patents registered in China, two patents and 150 community designs registered in the EU and 13 patents registered in the United States. In addition, as of June 30, 2014, we and our founders had 48 international applications published and 466 filed under the PCT. According to Frost & Sullivan, as of June 30, 2014, we or our founders owned approximately 25% of e-cigarette related patents, published pending patent applications and community designs in key jurisdictions and approximately 36% of the e-cigarette related published international applications under the PCT. We have established a co-operative education program with Hunan Agricultural University, a leading tobacco research institute in China, which gives us access to advanced testing facilities and allows us to keep abreast of the latest industry developments. We leverage our strong research and development capabilities to design and develop innovative e-cigarette products that cater to varying customer demands. For example, we introduced the first e-waterpipe, an electronic vaporizer which resembles a traditional waterpipe or hookah and produces larger amount of smokes than other e-cigarette products, to customers in 2011.

        We manufacture high quality e-cigarette products in Guangdong Province, China. We have received major international certifications for our products and production processes, which demonstrates our production management capabilities and commitment to high quality. We leverage our comprehensive quality assurance procedures to manufacture e-cigarette products that adhere to the manufacturing requirements which are usually applied to food and drug manufacturers rather than the more relaxed requirements applied to electronic product manufacturers. In 2012, 2013 and the six months ended June 30, 2014, we produced and sold 12.3 million, 47.3 million and 27.3 millions units of e-cigarette products, respectively.

        We have a strong customer base with customers from over 20 countries. Customers of our e-cigarette products include a majority of the five largest global tobacco companies as well as top independent e-cigarette brands. We are a supplier to five of the top ten global e-cigarette brands as measured by retail revenue in 2013. We are also capable of customizing production lines based on customer requirements for design, quality and quantity. We promote our brand and products through e-commerce, including through our own online platform, other established online marketplaces and other major online channels in China. We also actively participate in major international tobacco exhibitions to introduce our technology and products to potential customers and increase our visibility and reputation internationally.

        Our business has grown significantly in recent years. Our revenues increased from $21.3 million in 2012 to $79.7 million in 2013. Our revenue increased by 57.4% from $32.6 million for the six months ended June 30, 2013 to $51.3 million for the six months ended June 30, 2014. Our net income increased from $0.7 million in 2012 to $13.3 million in 2013. Our net income increased by 121.5% from $4.6 million for the six months ended June 30, 2013 to $10.2 million for the six months ended June 30, 2014.

Our Strengths

        We believe that the following competitive strengths enable us to take advantage of the rapid growth of the global e-cigarette market and compete effectively :

  Industry-leading research and development capability as evidenced by an extensive global patent portfolio and innovative products

        We believe our industry-leading research and development capability, extensive global patent portfolio and innovative products allow us to compete effectively against other e-cigarette designers and manufacturers.

        We have industry-leading research and development capabilities, which we leverage to commercialize new products and improve manufacturing processes. Our dedicated research and development team consists of 266 researchers and engineers as of June 30, 2014, led by our executive chairman, Mr. Liu, who has over 15 years of experience as a senior engineer developing electronic products. We believe our expertise and experience in product design and production management allow us to be at the forefront of product innovation. For example, we launched the first e-waterpipe product in 2011, and our first personal vaporizer kits in 2010. We have also constantly improved our disposable e-cigarettes, rechargeable e-cigarettes and e-cigarette accessories by leveraging our proprietary technologies. Furthermore, we have established a co-operative education program with a leading research institute in China, which gives us access to advanced testing facilities and equipment, and engages us in the latest industry developments. We are currently conducting research projects on technologies to produce larger amounts of smoke with lower energy through this program.

        We have an extensive global patent portfolio that demonstrates our strong research and development capabilities and which we believe reduces litigation risks for us and our customers. Our patent portfolio extends globally from the PRC, where our products are manufactured, to key jurisdictions, such as the United States and the EU, where our products are distributed. As of June 30, 2014, we and our founders had 334 e-cigarette related patents registered in the PRC, two patents and 150 community designs registered in the EU and 13 patents registered in the United States. In addition, as of June 30, 2014, we and our founders had 48 international applications published and 466 filed under the PCT, through which we claim priority when we file patent applications in strategically important jurisdictions worldwide. These patents relate to core technologies of the e-cigarette products and accessories, such as atomizers, batteries and chargers, sensors, disposable e-cigarettes, e-waterpipes, e-cigarette cases and liquid solutions. According to Frost & Sullivan, as of June 30, 2014, we or our founders owned approximately 25% of e-cigarette related patents, published pending patent applications and community designs in key jurisdictions and approximately 36% of the e-cigarette related published international application under the PCT.

        We believe our research and development capabilities have enabled us to set industry standards, lead market development and create an entry barrier to our competitors. Our leading research and development capabilities have also contributed to a stable and loyal business relationship with major customers who value technology and product quality, in particular, global tobacco companies which we believe will become important players in the e-cigarette market in the near future.

  Established relationships with a diversified global customer base

        We have established sales and supply arrangements with leading major tobacco companies, independent e-cigarette brands and other players in the industry. Customers of our e-cigarette products include a majority of the five largest global tobacco companies as well as top independent e-cigarette brands. We are a supplier to five of the top ten global e-cigarette brands as measured by retail revenue in 2013.

        We believe our strong relationship with global tobacco companies positions us to achieve stable revenue. We are the long-term supplier to several tobacco companies. Additionally, we have a six-year manufacturing and supplying agreement, subject to early termination rights, with AAI, which is non-exclusively sourcing e-cigarette manufacturing for Nu Mark, a subsidiary of Altria Group, Inc. In 2013, we built a customized production plant exclusively for AAI pursuant to the long-term manufacturing and supplying agreement. Frost & Sullivan predicts that global tobacco companies will leverage their extensive marketing channels, large customer bases, deep understanding of consumer behavior and considerable budgets to become key players in the e-cigarette industry in the near future. We believe that customers will be attracted to our high-quality products, large-scale production, customized production lines and innovative product functions.

  World-class production capabilities driving quality and cost efficiency

        We provide high quality and innovative products with functionality, reliability, safety and stability that appeal to a wide variety of tastes. We have received major international certifications for our products and production management, which demonstrate our production management capabilities and commitment to high quality. We believe we are one of the first e-cigarette manufacturers to receive an ISO13485:2003 for our quality management system, a "Hazard Analysis and Critical Control Point" certificate for our safety control ability, a "Global Security Verification" certificate for the safety control of our liquid supply and storage and Intertek's "Current Good Manufacturing Practice" certificate for our production procedures. We have voluntarily raised our product quality and safety standards to meet food and drug manufacturer requirements rather than the lower thresholds of electronic product manufacturers.

        We aim to practice lean manufacturing to increase quality and manage manufacturing cost from raw material procurement to inventory management. We have standardized our operating procedure and streamlined our production process. We maintain a high utilization rate for our production facilities. We leverage automated production lines to improve production consistency and reduce human errors and labor costs. We adopt an advanced tracking system to monitor products throughout the production process to identify and address issues. Our cost of revenue as a percentage of total revenues decreased from 77.6% in 2012 to 64.5% in 2013 and further to 60.6% in the six months ended June 30, 2014. Our inventory turnover days decreased from 47 days in 2012 to 30 days and 36 days in 2013 and in the six months ended June 30, 2014, respectively.

        We also customize production lines based on customer requirements. For example, we have customized production plants constructed exclusively in accordance with the standards required by our customers. We believe the effectiveness of our operation management procedures and our quality assurance programs allows us to enhance our relationship with key customers, strengthen our leading market position and charge premium prices.

  Large-scale production volume and capacity

        We had one of the largest production volumes in the global e-cigarette industry in 2013, according to Frost & Sullivan. In 2012, 2013 and the six months ended June 30, 2014, we produced and sold 12.3 million, 47.3 million and 27.3 million units of e-cigarette products, respectively. Our revenues increased from $21.3 million in 2012 to $79.7 million in 2013. According to Frost & Sullivan, we were the second largest e-cigarette manufacturer in the world in terms of revenues and production volume in 2013. We currently operate our production lines for one eight-hour shift per day. We can increase the operating hours of our production lines to significantly expand our capacity in response to market demands without significant additional capital expenditure. Furthermore, we completed the construction of our third production plant in July 2014, which, once fully operational, will provide us significant additional production capacity. Our large production volumes and production capacity help us maintain a high market share, increase our bargaining power and serve as the foundation for future growth. We believe our economies of scale provide us with significant advantages over smaller competitors in business expansion and customer acquisition. In 2013, we had customers from over 20 countries.

  Experienced management team with vision, proven track record and strong execution capability

        Since our inception, our experienced management team has successfully led our operations and rapidly grown our capacity, revenues and profits. Each of our directors and senior managers has different management specialties and execution capabilities, such as research and development, original design manufacturing, quality assurance and control, production line, sales and marketing, internal control and accounting.

        Our management team emphasizes the importance of research and development and strives to maintain an innovative corporate culture that is aware of the latest industry trends in product design. We aim to recruit skilled employees with top educational credentials or significant industrial experience. We believe that the vision, leadership, technical and industry knowledge and the operating experience of our senior executives provide us with significant competitive advantage in the fast growing e-cigarette industry.

Our Strategies

        We seek to maximize shareholder value by solidifying our position as one of the global market leaders in the design and production of e-cigarette products. To achieve this goal, we intend to pursue the following strategies:

  Continue investing in and further strengthening our research, development and innovation capabilities

        We believe that the continual development of innovative technologies and improvement of our research and development capabilities are vital to maintaining our long-term competitiveness. We intend to continue to expand our research and development team and invest in research and development initiatives. We plan to use approximately US$8 million of our cash balance, including part of the net proceeds from this offering, in the next two years in expanding our research, development and innovation capabilities. We will develop cutting-edge technologies that will enhance our products with new features. For example, we are developing new technologies to further emulate traditional cigarettes through devices that can increase, reduce or eliminate smoke, and advanced cartridges that allow users to flexibly switch flavors. We are also exploring the possibility of developing medical devices such as inhalers for treating respiratory tract diseases with related technologies we possess.

        We plan to further expand our comprehensive patent coverage globally. We plan to strategically obtain patents in key jurisdictions, such as the United States, the EU, Japan, Korea, Australia, Canada, Russia and the PRC, through our international applications under the PCT. We plan to continue to focus on building a patent portfolio containing essential patent rights to the design and manufacture of e-cigarette products. In this regard, we expect to use approximately US$20 million of our cash balance, including part of the net proceeds from this offering, in the next two years to apply and maintain our patent portfolio worldwide. We also aim to monetize our patents through licensing. We also intend to expand our co-operative education programs with leading universities and research institutions to build research labs for researching related fields and recruiting and training employees.

  Further strengthen our customer relationships and expand our product offerings

        We believe our ability to establish and maintain long-term relationships with leading industry players is critical to our continued growth. We aim to establish and maintain business relationships with the leading tobacco companies in the world and to become their major e-cigarette supplier. We aim to continue to deliver premium products by leveraging our excellent research and development capabilities to address end-users' changing preferences. We aim to further understand the needs of our customers, cooperate on research and development and share market intelligence with our customers.

        We intend to broaden our product offerings to attract different groups of end users, such as cigar smokers, waterpipe smokers and other non-cigarette smokers, to further increase our leading market share. We plan to roll out new products and upgrades our existing products in the near future based on our market research.

  Expand our geographical coverage to serve a diversified global customer base

        We constantly evaluate opportunities in both mature and emerging markets and intend to selectively expand our sales and marketing network to regions with high growth potential. We plan to solidify our current leading position in established markets, such as the United States, the United Kingdom, France and Germany, and expand into emerging markets such as the Middle East and Eastern Europe. We will continue to actively participate in major international tobacco exhibitions worldwide to introduce our technology and products to potential customers, and to increase our international visibility and reputation. We believe these measures will enable us to secure long-term orders, increase our market share and better anticipate future trends in the e-cigarette industry.

        According to Frost & Sullivan, China was the largest tobacco market in the world and China National Tobacco Cooperation was the largest tobacco company in the world in terms of revenue in 2013. We currently sell a limited volume of products in China. We will closely monitor the market and regulatory development of e-cigarettes in China. We plan to carefully study the market conditions of e-cigarettes in China and the market acceptance among the Chinese population to so that we can enter the Chinese market when the regulatory and business environments are ready.

  Build our own brand and increase our distribution channels through e-commerce and mobile Internet

        We plan to gradually increase the sales and marketing efforts of our own branded rechargeable e-cigarette, Ekmizer, a personal vaporizer which allows users to refill liquid solutions on their own. This type of e-cigarette product is popular among e-cigarette users in the United States and the EU, according to Frost & Sullivan. We believe that building a user community of our own branded products will provide us with timely and valuable feedback for developing new products.

        In addition, we are establishing new distribution models to enhance our sales network and expand our geographical coverage. We plan to increase the promotion of our brand and products through e-commerce, including through our own online platform, other established online marketplaces and other major online channels in China. We plan to develop mobile applications tailored to the needs of e-cigarette users, including an e-cigarette store locator and a log for recording product use which will promote our brand and products. Our mobile applications will serve as our direct sales channel to the end users equipped with mobile payment functions. We plan to set up approximately multiple sale points in China by the end of 2016 and utilize the location-based service we plan to develop on our mobile applications to promote our e-cigarette products and brand. We expect to use approximately US$10 million of our cash balance, including part of the net proceeds from this offering, in the next two years in developing mobile applications and establishing sales points in China.

  Increase automated production capabilities to drive cost-efficient manufacturing

        We aim to upgrade our facilities, standardize our product components and optimize the production process to further reduce costs and increase production capacity and efficiency. We plan to increase the utilization of our automated production lines with advanced tracking system. We expect to benefit from our increased manufacturing automation to further improve our quality control, expand our production capacity, increase our utilization rate and speed up our production process.

        We will also expand our production capacity and production volume by constructing new production facilities to meet the growing market demand. Currently, we plan to begin the construction of our fourth production plant in 2015, which may take approximately 12 months for it to start full operation. The total estimated expenditures for building this new plant may amount to approximately US$100 million. We intend to use our then existing cash balance, including a majority of the proceeds from this offering, to fund the construction of this new plant. We plan to continue to closely monitor short-term and long-term customer demand and increase our production capacity by more than 50% year-over-year for the next three years. Our target production capacity expansion is in line with the expected growth rate of the global e-cigarette market, which Frost & Sullivan predicts to grow at a CAGR of 52.3% from 2014 to 2018. We plan to continue to explore opportunities for constructing customized production lines with other major customers. Additionally, we intend to monitor market opportunities and pursue strategic acquisitions to complement our product offering and expand our capacity.

Our Products

  Components of E-cigarettes

        We design, develop, and market a broad range of high quality e-cigarette products. An e-cigarette product is typically partitioned into four major components: (i) the heating unit, (ii) the power system, (iii) the cartridge and liquid solution, and (iv) the integrated circuit control system.

        Heating unit.    The e-cigarette is heated by either an atomizer or a cartomizer, which heats the liquid contained in the cartridges without combustion, creating a cloud from the substances stored in the liquid in the cartridge.

        Power system.    There are two types of batteries: (i) batteries that are automatically activated when the e-cigarette is inhaled, and (ii) batteries that are manually activated when an external button is pressed. The batteries are either disposable or rechargeable.

        Cartridge and liquid solution.    The liquid solutions contained in the cartridges can have variable compositions, but are generally based on water and hygroscopic components. The liquid solution flavoring is suspended in water and may contain nicotine. Liquid solutions can be pre-mixed or mixed by the users. A number of different flavors, ranging from tobacco flavoring to food flavoring such as fruits, vanilla or coffee, can be added to the composition. In some e-cigarettes, once the cartridge is exhausted, it can be manually re-filled with another liquid.

        Integrated circuit control system.    The integrated circuit control system controls the heating process and indicates whether the e-cigarette is being used.

        The chart below illustrates key components of an e-cigarette:

Source: Frost & Sullivan primary research and analysis

  Product Portfolio

        According to Frost & Sullivan, we have the most comprehensive product portfolio among leading e-cigarette companies. We offer different categories of e-cigarette products, including disposable e-cigarettes, rechargeable e-cigarettes and e-cigarette accessories.

        Disposable e-cigarettes.    Disposable e-cigarettes are generally equipped with a single-use integrated cartridge and are disposed of when fully depleted. We offer a variety of disposable e-cigarettes from those resembling traditional cigarettes or cigars in appearance and texture to more novel designs. They can also imitate the ash and smoke effect of traditional cigarettes. Our disposable e-cigarettes contain cartridges ranging from 50 to 1,000 puffs, the equivalent of three to 70 traditional cigarettes. We launched our first disposable e-cigarette product in 2009 and sold approximately 6.2 million, 19.5 million and 0.3 million units of disposable e-cigarette products in 2012, 2013 and the six months ended June 30, 2014, respectively.

        Rechargeable e-cigarettes.    Rechargeable e-cigarettes include rechargeable batteries and replaceable cartridges and heating units. We also developed our own brand of rechargeable e-cigarette, Ekmizer, which is a personal vaporizer that allows users to re-fill liquid solutions on their own. We introduced the first rechargeable e-waterpipe product in the industry to provide traditional waterpipe smokers as an alternative. Our e-waterpipes incorporate our technologies that provide larger amount of smokes than other e-cigarettes and include different flavors to imitate the traditional waterpipe experience. Our e-waterpipe product was awarded "Best Non-tobacco Product" at the Tobacco Plus Convenience Expo in Las Vegas in 2013. In general, our rechargeable e-cigarettes contain replaceable cartridges of 50 to 1,000 puffs, the equivalent of three to 70 traditional cigarettes, and the batteries could be recharged more than 300 times. We launched our first rechargeable e-cigarette product in 2009 and sold approximately 1.1 million, 9.1 million and 9.6 million units of rechargeable e-cigarette products in 2012, 2013 and the six months ended June 30, 2014, respectively.

        E-cigarette accessories.    We offer high quality atomizers and cartomizers compatible with our rechargeable e-cigarette products. We also sell cartridges containing liquid solutions with different flavors, such as tobacco, vanilla, coffee and fruits. They can be purchased as replacements or accessories of Ekmizer, a personal vaporizer. We also offer other e-cigarette products and accessories such as PCC cigarette cases and USB chargers. We customize products for a variety of specifications from our customers. We sold approximately 5.0 million, 18.6 million and 17.4 million units of e-cigarette accessories in 2012, 2013 and the six months ended June 30, 2014, respectively.

Research and Development

        We have an established and dedicated research and development team consisting of 266 researchers and engineers as of June 30, 2014, compared to 140 and 241 researchers and engineers as of December 31, 2012 and 2013, respectively. Our research and development team has significant experience in the electronics industry.

        The following flow chart shows the typical research and development process:

        During the project application stage, we plan the project, including setting the development and review schedule. Our research and development team then begins to design and develop the product, by creating prototypes and sample products. During the product testing stage, we test key product functionality, before producing a pilot. After a successful pilot, we commission wrap-up and material control procedures before commencing mass production. We adopt a product lifecycle management system to better utilize and integrate our resources throughout the research and development process. It typically takes two to three months from applying for the project to full product production.

        Currently, we focus our research and development efforts in the following areas:

  •
  developing power system with longer battery life and convenient recharging method;

  •
  improving heating process to enhance safety;

  •
  automated assembly system; and

  •
  medicated inhalers.

        We consider our research and development activities critical to the continuing success of our business. We have established a co-operative education program with Hunan Agricultural University, a leading tobacco research institute in China, to support our research and development efforts. This partnership provides us with access to advanced training and testing facilities, while enabling us to stay abreast of the latest industry developments and trends.

        Our engineers work closely with our major customers throughout the design process. Substantial research and development efforts are typically required to customize our e-cigarette products to customer specifications prior to most of sales. We provide our customers with reference designs and prototypes of products to facilitate the customization process and help our customers accelerate time to market for their products.

Technology and Intellectual Property

        Our ability to develop high-quality e-cigarette products depends on our advanced expertise in electronics technologies. The majority of our engineers have experience in electronic product design and specialize in developing e-cigarette products. In addition, we focus on developing advanced features, such as electronic sensors, data analysis and wireless information system, to allow our users to monitor their usage and enjoy social interaction features to enhance their user experience.

        We seek to protect our technology through a combination of patents, copyrights, trade secrets, trademarks and confidentiality agreements. Our patent portfolio extends globally from the PRC, where our products are manufactured, to key jurisdictions, such as the United States and the EU, where our products are distributed. As of June 30, 2014, we and our founders had 334 e-cigarette related patents registered in the PRC, two patents and 150 community designs registered in the EU and 13 patents registered in the United States. In addition, as of June 30, 2014, we and our founders had 48 international applications published and 466 filed under PCT, through which we claim priority when we file patent applications in strategically important jurisdictions worldwide. These patents relate to core technologies of the e-cigarette products and accessories, such as atomizers, batteries and chargers, sensors, disposable e-cigarettes, e-waterpipes, e-cigarette cases and liquid solutions. According to Frost & Sullivan, as of June 30, 2014, we or our founders owned approximately 25% of e-cigarette related patents, published patent applications and community designs in key jurisdictions and approximately 36% of the e-cigarette related published international application under the PCT.

        The table below sets forth the published e-cigarette related patent and community design information owned by us or our founders in key jurisdictions as of June 30, 2014:

Jurisdiction	Registered Patents(1)	Published Patent(1) Applications	Total Published(1) Patent Information(2)	Market Share(3)
PCT	Not Applicable	48	48	36%
China	334	12	346	23%
United States	13	38	51	24%
EU	152	5	157	50%

Total(4)	499	109	608	25%

Notes:

(1)
The number of patents and patent applications include both patents and community designs.

(2)
Total published patent information consists of registered patent and published patent applications which are publicly available in the relevant database.

(3)
Estimated by Frost & Sullivan. Calculated by dividing number of total published patent information owned by us or our founders by the number of total e-cigarette related published patent information in the jurisdiction indicated. The number of e-cigarette related published patent information is based on searches of the following key words: electronic cigarette, electronic vaporizer, electronic vaporization, electronic atomizer, electronic atomization and electronic hookah.

(4)
"Total key jurisdictions" include PCT, Australia, Canada, China, the EU, Japan, Korea, Russia and the United States, together representing more than 70% of the global e-cigarette retail revenue in 2013, according to Frost & Sullivan.

        As of June 30, 2014, two of our founders owned an aggregate of 490 patents and 108 published patent applications related to e-cigarettes and Huizhou Kimree Technology Co., Ltd., our wholly-owned subsidiary in the PRC, owned nine patents and one published patent application related to e-cigarettes. Our founders are in the process of transferring to us all the e-cigarette related patents and patent applications held under their names. These transfers are expected to complete in October 2014.

        In China, where we manufacture our e-cigarette products, we and our founders held approximately 23% of the total published e-cigarette related patent and community design information as of June 30, 2014, according to Frost & Sullivan. Based on our experience, it usually takes three years to obtain an invention patent, six months to obtain a utility patent and three months to obtain a design patent in China. Enforcement of the intellectual property laws has historically been difficult in China. We have, from time to time, detected unauthorized uses of our intellectual property rights for certain e-cigarette products sold through third-party websites. We have filed complaints to the websites involved and such product listings were subsequently removed. See "Risk Factors—We may not be able to prevent unauthorized use of our proprietary technology or intellectual property, which could harm our business and competitive position." In order to protect our intellectual property rights in China, we have taken the following measures:

  •
  applying for patents as soon as possible after completing the invention or creation;

  •
  establishing a dedicated team of employees in charge of managing our intellectual property portfolio;

  •
  reviewing our competitors' publicly available intellectual property information and regularly monitoring potential infringement;

  •
  engaging third-party intellectual property agencies to apply for and maintain intellectual property rights; and

  •
  preparing to inform customs of products to be exported that potentially infringe our intellectual property rights.

        We currently do not license our intellectual property rights to third parties, other than to certain customers for the sale and distribution of relevant e-cigarette products we produce, but may license our technology to selected manufacturers, tobacco companies or e-cigarette brands to receive royalties in the future.

        We claim copyright protection for proprietary documentation for our products. As of June 30, 2014, we had 7 registered trademarks in China, such as , and we are in the process of registering 27 logos as trademarks in China. We and our founders have 31 registered domain names, including our main website, www.kimree.com. We rely, in some circumstances, on trade secrets to protect our technology.

Production Process

        We practice lean manufacturing to increase quality and manage manufacturing costs. We are equipped with both automated production lines and manual production lines catering to the varying requirements and specifications of our customers.

        The following flow chart shows the typical production process for our e-cigarettes:

        We produce heating units and cartridges according to the specifications requested by our customers and assemble them into e-cigarettes. We then inject liquid solutions with different flavors into the cartridges. After assembling the e-cigarettes, we test the key functions of the e-cigarette, including smoke detection test, battery test and sensor functionality test. After completing the quality assurance procedures, all of our products are packaged based on product types and sales destination. We ship products directly from our facilities in accordance with the respective shipping arrangements with our customers.

        We had one of the largest production volumes in the global e-cigarette industry in 2013, according to Frost & Sullivan. In 2012, 2013 and the six months ended June 30, 2014, we produced and sold 12.3 million, 47.3 million and 27.3 million units of e-cigarette products, respectively. We currently operate our production lines for one eight-hour shift per day. We can increase the operating hours of our production lines to significantly expand our capacity in response to market demands without significant additional capital expenditure. As of the date of the prospectus, we operated three production plants in Huizhou with over 2,000 factory workers and staff. Our production plants commenced production in 2010, January 2014 and July 2014, respectively, each with gross factory area of over 19,000 square meters, 29,000 square meters and 23,000 square meters, respectively. Once our third production plant is fully operational, it will provide us significant additional production capacity.

        We have received major certifications from international organizations recognizing the quality of our production management:

  •
  Quality management system:  ISO9001:2008 and ISO13485:2003;

  •
  Manufacturing process:  Good Manufacturing Practice by Bureau Veritas and Current Good Manufacturing Practice by Intertek; and

  •
  Production safety and environmental management:  ISO14001:2004, Hazard Analysis and Critical Control Point, British Retail Consortium, UL LLC certificate, Walmart-ES, Workplace Condition Assessment and Global Security Verification.

Quality Control Management

        We leverage our comprehensive quality assurance procedures to manufacture consistently high quality e-cigarette products that adhere to the manufacturing requirements which are usually applied to food and drug manufacturers rather than the more relaxed requirements applied to electronic product manufacturers. In 2012, 2013 and the six months ended June 30, 2014, we received satisfactory customer feedback and did not receive material complaints or warranty claims on our e-cigarette products.

        We adopted the manufacturing execution system, a tracking system which enables us to accurately record all raw materials, parts, works-in-progress and finished products and track our inventory throughout the production process. We are able to monitor the production process and promptly identify and solve issues.

        We adopted an enterprise resource planning system to manage our research and development, product procurement, logistics, inventory and finance and human resources. We analyze operating data to provide information for our management to make executive decisions. Our enterprise resource planning system allows us to make sales forecasts and provide purchase guidance to our suppliers in a more reliable and efficient manner, manage the inventory level in our distribution network and provide management and operating guidance to sales and marketing in a timely manner.

Raw Materials and Suppliers

        Our key raw materials include batteries, integrated circuit components, liquid solutions, cases and tubes. We select our suppliers based on their quality, price, technology, supply chain management and after-sales service through competitive a bidding process or contract negotiations.

        As the raw materials for the manufacturing of our products are readily available in China, we do not have long-term agreements with our suppliers. We typically place orders with our suppliers on an as-needed basis. As we typically do not have long-term purchase commitments from our customers, we place orders with our suppliers based on rolling forecasts from our customers and the estimates of our management. See "Risk Factors—Risks Related to Our Business and Industry—We are exposed to risks associated with the cost and supply of key raw materials procured from our suppliers."

Customers

        We had 16, 89 and 87 customers who purchased our e-cigarette products in 2012, 2013 and the six months ended June 30, 2014, respectively. We sell our products primarily to tobacco companies, independent e-cigarette brands and retail brands. Our customers include the majority of the top ten tobacco companies as measured by revenue in 2013 and the majority of the top 20 independent e-cigarette brands as measured by revenue in 2013. Our five largest customers individually accounted for 23.5%, 16.0%, 14.4%, 9.7% and 8.9% of our revenues in 2013, respectively, and 79.0%, 4.5%, 3.9%, 3.9% and 2.9% of our revenues for the six months ended June 30, 2014, respectively. AAI is our largest customer for the six months ended June 30, 2014. AAI is sourcing e-cigarette manufacturing for Nu Mark, a wholly owned subsidiary of Altria Group, Inc.

        We currently sell all of our products directly to our customers and we do not engage any distributors. We contact our customers frequently to assess their needs. In general, we receive rolling forecasts from our customers from time to time and plan our production and raw material procurement accordingly. However, forecasts we receive from our customers are not binding and may not accurately reflect their actual demand. See "Risk Factors—Risks Related to Our Business and Industry—Our lack of long-term purchase orders or commitments from customers increases the risk of adverse changes in our customer relationships." All sales are conducted on the basis of purchase orders, which set forth the terms, such as quantity and prices for a particular transaction.

        We generally price our products with reference to market prices, taking into consideration other factors such as the order volume, our long-term and short-term strategic planning and business relationships with the respective customers. We usually review and adjust our pricing on a monthly basis. We follow up with our major customers regularly to assure customer satisfaction. We provide after-sales service and share market intelligence with our customers. To date, warranty claims have not had any material impact on our results of operations.

        We entered into a manufacturing and supply agreement with AAI in November 2013 for a term of six years, subject to certain early termination rights. AAI is sourcing e-cigarette manufacturing for Nu Mark, a wholly owned subsidiary of Altria Group, Inc. Pursuant to this agreement, we have constructed a customized production plant exclusively for AAI. Under the agreement, we are obligated to meet a minimum production capacity set forth in the agreement and AAI submits orders on an as-needed basis but agreed to guaranteed a minimum order of 70% of the production capacity of the customized plant. We granted to AAI a royalty-free license of our intellectual property rights, if any, that are relevant for the sale and distribution of e-cigarette products we produced pursuant to this agreement. We ship our products to AAI free on board from Hong Kong and comply with applicable custom rules. The agreement with AAI may be terminated on short notice if at any time AAI's relationship with Nu Mark terminates or expires. Additionally, pursuant to a consent letter dated September 7, 2014, we have consented to an assignment of all of AAI's rights and obligations under the agreement to Nu Mark should AAI and Nu Mark enter into an agreement providing for such assignment and, without committing ourselves to change any terms of the agreement, indicated our willingness to discuss a potential new agreement with Nu Mark to replace this agreement.

Sales and Marketing

        We market our products through our own sales and marketing teams based in Huizhou and Shenzhen, Guangdong Province, China. We assign an account and establish a team of sales and marketing dedicated to each of our major customers to fully address their needs. As of June 30, 2014, we had 76 sales and marketing representatives. We also promote our brands and products through e-commerce, including through our own online platform or other established online market places. We market our products through major online channels in China.

        We actively participate in major international tobacco exhibitions, such as Tobacco Plus Convenience Expo in Las Vegas, CeBIT in Hanover, Germany, EuroTab International Tobacco Product & Accessories Fair in Krakow, Poland and Inter-TABAC International Tobacco Expo in Dortmund, Germany to introduce our technology and products to potential customers and increase our market visibility and reputation internationally. We identify and approach potential customers by analyzing our marketing intelligence and updating the market trends. We believe our management and sales force's industry knowledge allows us to strategically approach potential customers to increase the efficiency and effectiveness of our marketing efforts, which is particularly valuable, in light of the time and resources we typically invest after acquiring potential customers as we customize our production based on our customers' needs.

Competition

        The e-cigarette market is intensely competitive. We anticipate that the market for our products will continually evolve, with rapid technological innovation, changing industry standards, shifting customer requirements and frequent product introductions. We must continually design, develop and introduce new products with improved features to stay competitive. We believe the principal competitive factors in our market are:

  •
  technologies;

  •
  quality and safety of products;

  •
  time to market and customer service;

  •
  production capacity; and

  •
  price.

        We compete with major e-cigarette companies in China. Current and potential competitors have established or may establish financial and strategic relationships between themselves or with our existing or potential customers, suppliers or other industry participants. Our competitors may also offer cheaper products, which may negatively impact our competitive position despite the technical merits or advantages of our products. In addition, our customers may also begin developing products or technologies in-house and become our competitors. See "Risk Factors—Risks Related to Our Business and Industry—We face intense competition and may not be able to compete successfully against existing and new competitors."

Employees

        We had 1,399, 2,761 and 3,480 employees as of December 31, 2012 and 2013 and June 30, 2014, respectively. As of June 30, 2014, we had 3,404 employees in our headquarters and production facilities in Huizhou, Guangdong Province, China and 76 employees in our sales office in Shenzhen, Guangdong Province, China.

        The following table sets forth the number of our employees by function as of June 30, 2014:

Functional Areas	Number of Employees
Sales and marketing	76
Research and development	266
General and administration	774
Factory workers and staff	2,364

Total	3,480

        As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance, unemployment insurance, maternity insurance and work-related injury insurance. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

        We typically enter into standard confidentiality and non-compete agreements with certain key employees, which prohibit the employees from competing with us, directly or indirectly, for one year after the termination of their employment.

        We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes.

Facilities

        Our headquarters are located in Huizhou, Guangdong Province, the PRC and we maintain our manufacturing facilities in Huizhou. We maintain a sales office in Shenzhen, Guangdong Province, the PRC. We lease an aggregate of approximately 90,000 square meters of office space and factories in Huizhou and Shenzhen as of the date of the prospectus. We believe that our existing facilities are generally adequate to meet our current needs, but we may seek additional space to accommodate future growth.

Insurance

        We provide various insurance policies for our employees. See "—Employees". In addition, we provide employer liability insurance for all our employees. We also maintain property insurance for our equipment and facilities and third party liability insurance for our vehicles. We do not maintain business interruption insurance, general third-party liability insurance, product liability insurance or key-man life insurance. We consider our insurance coverage to be in line with that of other technology companies of similar size in China.

Legal Proceedings

        We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management's time. See "Risk Factors—Risks Related to Our Business and Industry—Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling certain of our products if these claims are successful."

REGULATION

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in the PRC.

Regulations Relating to Foreign Investment in Our Industry

        Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission. The Catalogue was first released in 1995, and the current effective version is the fifth revision promulgated in 2011, which became effective on January 30, 2012. Industries listed in the Catalogue are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally deemed as constituting a fourth "permitted" category. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations. Our e-cigarette products manufacturing business in the PRC is not listed in the Catalogue and falls under the category of permitted industries.

Regulations Relating to Product Quality and Consumer Protection

        Manufacturers and vendors of defective products in the PRC may incur liability for loss and injury caused by such products. Under the General Principles of the Civil Laws of the PRC, which became effective on January 1, 1987, a defective product which causes property damage or physical injury to any person could subject the manufacturer or retailer of such product to civil liability for such damage or injury.

        In 1993, relevant provisions under the General Principles of the Civil Laws of the PRC was further supplemented by the Product Quality Law, as amended in 2009, and the Law on the Protection of the Rights and Interests of Consumers, as amended in 2013, which were enacted to protect the legitimate rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. Under these laws, if products purchased by consumers do not have the required function, do not conform to the standards specified in the products or on the package, or do not conform to the quality standards as indicated by samples or manuals, the sellers will be responsible for the repair, exchange, or refund of the purchase price of the sub-standard products and for the compensation to the consumers for their losses (if any). However, in the event that the producers are held liable for the sub-standard products, the sellers are entitled to seek reimbursement from the producers for compensation paid by the sellers to the consumers. If the products are defective and cause any personal injuries or damage to assets, the consumer has the option to claim compensation from the producer or seller. Sellers who have already compensated the consumers are entitled to claim reimbursement from the producers who should bear the liability.

Regulations Relating to Import or Export of Products

        Pursuant to the Foreign Trade Law of the PRC, which was promulgated by the Standing Committee of the National People's Congress on May 12, 1994 and amended on April 6, 2004, and Measures for the Archival Filing and Registration of Foreign Trade Business Operators, which took effect from July 1, 2004, foreign trade dealers engaged in the import and export of goods or technologies shall register with the Ministry of Commerce or the institutions authorized by the Ministry of Commerce. Where foreign trade dealers fail to register as required, the PRC customs authority shall not process the procedures of declaration, examination and release of the imported and exported goods.

        Pursuant to the Administrative Provisions for the Registration of Customs Declaration Entities by the PRC Customs Authorities, which took effect from March 13, 2014, "consignor or consignee of import or export goods" means any legal person, other organization or individual that directly imports or exports goods within the territory of the PRC. Consignors or consignees of import or export goods shall go through registration formalities with their local customs authorities in accordance with the applicable provisions. After going through the registration formalities with customs authorities, consignors or consignees of import or export goods may handle their own customs declarations at any customs port or any other places where customs supervisory affairs are concentrated within the customs territory of the PRC.

Regulations Relating to Production Safety

        The PRC Production Safety Law, which took effect from November 1, 2002 and was amended on August 27, 2009, is the principal law governing the supervision and administration of production safety in the PRC. Pursuant to the PRC Production Safety Law, production and operating enterprises are required to establish internal safety systems and regulations, set up internal organization or appoint responsible personnel for safety affairs, to provide necessary safe working conditions and to strictly follow the State or industrial standards in relation to safe production. Enterprises which do not satisfy the facilities and conditions required under the laws and the State or industrial standards are not allowed to start or continue their production or operation activities. Enterprises are also required to set up obvious safety caution signals on those production or operation sites, facilities or equipment where there is a material potential risk for safety and shall further provide protective uniforms and personal care products to the field employees for their personal protection. Violation of the PRC Production Safety Law may result in the imposition of fines, penalties, suspension of operations, order to cease operations, or even criminal liabilities in severe cases.

Regulations Relating to Labor Laws

        The principal labor laws and regulations in the PRC include the PRC Labor Law, the PRC Labor Contract Law and the Implementation Regulations of the PRC Labor Contract Law. Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must enter into written labor contracts with full-time employees. Employers must pay their employee wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with government labor rules and standards and provide employees with appropriate training regarding workplace safety. In addition, the PRC Labor Contract Law imposes more stringent requirements on employers with regard to, among others, severance payment and non-fixed-term employment contracts, time limits for probation periods, as well as the duration and the times that an employee can be placed on a fixed-term employment contract. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in liabilities to employees and subject employers to administrative sanctions including fines or, in the case of serious violations, criminal liability.

        On October 28, 2010, the National People's Congress promulgated the PRC Social Insurance Law, which became effective on July 1, 2011. In accordance with the PRC Social Insurance Law and other relevant laws and regulations, a mandatory social insurance system in China consists of basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance. An employer shall pay the social insurance for its employees in accordance with the rates provided under relevant regulations and shall withhold the social insurance that should be assumed by the employees. The authorities in charge of social insurance may request an employer's compliance and impose sanctions if such employer fails to pay and withhold social insurance in a timely manner. Under the Regulations on the Administration of Housing Funds effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds.

Regulations Relating to Environmental Protection

        Our operations and properties are subject to PRC environmental protection laws and regulations, including the Environmental Protection Law, the Law on the Prevention and Control of Water Pollution, the Law on the Prevention and Control of Atmospheric Pollution, the Law on the Prevention and Control of Environmental Noise Pollution, the Law on the Prevention and Control of Environment Pollution by Solid Waste, the Administrative Regulations on Environmental Protection for Construction Project and the Administrative Regulations on Levy and Utilization of Sewage Charge. These environmental laws and regulations govern a broad range of environmental matters, including air pollution, noise emissions, sewage and waste discharge.

        In accordance with the Environmental Protection Law, enterprises that discharge contaminants must register with the relevant environmental protection authorities. In accordance with the Law on the Prevention and Control of Water Pollution, enterprises which discharge waste water shall obtain waste discharge permits. The Administrative Regulations on Environmental Protection for Construction Projects require an environmental impact assessment system for construction projects. An environmental impact assessment report/form or an environmental registration form must be submitted to, and approved by, the relevant environmental protection government authorities before the commencement of construction of the project. After the completion of a construction project, the environmental protection facilities for the project must pass an environmental acceptance inspection by the relevant environmental protection government authority before the completed project can commence operations.

Regulations on Intellectual Property Rights

        China has enacted various laws and regulations relating to the protection of intellectual property rights, including trademarks, patents and copyrights. China is a signatory to some main international conventions on the protection intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

        Trademarks.    Trademarks are protected by the PRC Trademark Law which was adopted in 1982 and subsequently amended in 1993, 2001 and 2013 as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002 and amended in 2014. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. Trademark license agreements must be filed with the Trademark Office for record. The PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a "sufficient degree of reputation" through such party's use.

        Patents.    The National People's Congress adopted the Patent Law in 1984, and amended it in 1992, 2000 and 2008. The purpose of the Patent Law is to protect lawful interests of patent holders,

encourage invention, foster applications of invention, enhance innovative capabilities and promote the development of science and technology. To be patentable, invention or utility models must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds, substances obtained by means of nuclear transformation or a design which has major marking effect on the patterns or colors of graphic print products or a combination of both patterns and colors. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a term of twenty years in the case of an invention and a term of ten years in the case of utility models and designs. A third party user must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of patent rights.

Regulations on Foreign Currency Exchange

        The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, or the Foreign Exchange Regulations, as amended on August 5, 2008. Under the Foreign Exchange Regulations, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made. Though there are restrictions on the convertibility of Renminbi for capital account transactions, which principally include investments and loans, we generally follow the regulations and apply to obtain the approval of the SAFE and other relevant PRC governmental authorities.

        On August 29, 2008, the SAFE promulgated SAFE Circular 142, regulating the conversion by a foreign invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 requires that the registered capital of a foreign invested enterprise settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within China. In addition, the SAFE strengthened its oversight of the flow and use of the registered capital of a foreign invested enterprise settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without the SAFE's approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used within the permitted scope.

        SAFE issued the Circular on the Relevant Issues Concerning the Launch of Reforming Trial of the Administration Model of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises in Certain Areas on August 4, 2014. This circular suspends the application of SAFE Circular 142 in certain areas and allows a foreign-invested enterprise registered in such areas to use the RMB capital converted from foreign currency registered capital for equity investments within the PRC.

        Furthermore, the SAFE promulgated SAFE Circular 59 on November 9, 2010, which tightens the regulation over settlement of net proceeds from overseas offerings and requires that the settlement of net proceeds must be consistent with the description in the prospectus for the relevant offering. The SAFE also promulgated SAFE Circular 45 in November 2011, which, among other things, restricts a foreign-invested enterprise from using Renminbi funds converted from its registered capital to provide entrusted loans or repay loans between non-financial enterprises. These circulars may delay or limit us from using the proceeds of this offering to make additional capital contributions or loans to our PRC subsidiaries and violations of these circulars could result in severe monetary or other penalties. See also "Risk Factors—Risks Related to Doing Business in China—PRC regulation of direct investment and loans by offshore holding companies to PRC entities and governmental control of currency conversion may delay or limit us from using the proceeds of this offering to make additional capital contributions or loans to our PRC subsidiaries."

Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents

        Pursuant to the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, issued in October 2005, and a series of implementation rules and guidance, PRC residents, including PRC resident natural persons or PRC companies, must register with local branches of SAFE in connection with their direct or indirect offshore investment in an offshore special purpose vehicle, or SPV, for the purposes of overseas equity financing activities.

        SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the SAFE Circular 75. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a "special purpose vehicle." The term "control" under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore SPVs, or PRC companies by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

        Failure to comply with the registration procedures set forth in SAFE Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entities, and may also subject relevant onshore company or PRC residents to penalties under the Foreign Exchange Regulations. PRC residents who control our company from time to time are required to register with SAFE in connection with their investments in us. We have requested all of our current shareholders and beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of SAFE Circular 37 and its guidance and will urge relevant shareholders and beneficial owners to make the necessary applications, filings and amendments as required under SAFE Circular 37 and other related rules. See "Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us, limit our ability to inject capital into our PRC subsidiaries, or otherwise expose us to liability and penalties under PRC laws."

Regulations on Dividend Distribution

        Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from Kimsun Technology (Huizhou) Co., Ltd., which is a wholly foreign owned enterprise incorporated in the PRC, to fund any cash and financing requirements we may have. The principal regulations governing distribution of dividends of foreign invested enterprises include the Foreign Invested Enterprise Law, as amended on October 31, 2000, and the Implementation Rules of the Foreign Invested Enterprise Law, as amended on April 12, 2001 and March 1, 2014.

        Under these laws and regulations, wholly foreign owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign owned enterprises in China are required to allocate at least 10% of their respective accumulated after tax profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends except pursuant to a liquidation.

Regulations on Overseas Listings

        On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, or SASAC, the SAT, the State Administration of Industry and Commerce, or SAIC, China Securities Regulatory Commission, or CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, controlled by PRC companies or individuals formed for overseas listing purposes, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange.

        While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Commerce & Finance Law Offices, that CSRC's approval is not required in the context of this offering because we are not controlled by PRC companies or individuals. See "Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval."

Regulations on Tax

  Enterprise Income Tax

        On March 16, 2007, the National People's Congress, the PRC legislature, enacted the EIT Law. On December 6, 2007, the State Council promulgated the Implementation Rules to the EIT Law, or the Implementation Rules. Both the EIT Law and the Implementation Rules became effective on January 1, 2008. Under the EIT Law, enterprises are classified as PRC resident enterprises and non-PRC-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25%. An enterprise established outside of the PRC with its "de facto management body" located within the PRC is considered a PRC resident enterprise, meaning that it shall be treated in a manner similar to a PRC resident enterprise for enterprise income tax purposes. The Implementation Rules to the EIT Law defines "de facto management body" as a managing body that in practice exercises substantial and overall management and control over the production and business operations, personnel and human resources, finance and accounting, and properties of an enterprise.

        The SAT issued SAT Circular 82 on April 22, 2009, as amended and supplemented by the Announcement Regarding the Determination of PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by the SAT on January 29, 2014. SAT Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled and offshore-incorporated enterprise is located in China, which include all of the following conditions: (i) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (ii) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) major assets, accounting books and company seals of the enterprises, and minutes and files of their board's and shareholders' meetings are located or kept in the PRC; and (iv) half or more of the enterprises' directors or senior management personnel with voting rights habitually reside in the PRC. In addition, the SAT issued SAT Bulletin 45, providing more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 clarifies matters including PRC resident enterprise status determination, post-determination administration and competent tax authorities etc. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals like us, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the PRC resident enterprise status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

        Considering that all members of our management team as well as the management team of our offshore holding company are located in China, we may be considered a PRC resident enterprise and may therefore be subject to the enterprise income tax at a rate of 25% on our global income other than dividends from our PRC subsidiaries. If the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. See "Risk Factors—Risks Related to Doing Business in China—Under the EIT Law, we may be classified as a PRC resident enterprise for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment."

  Withholding Tax

        Pursuant to the EIT Law and the Implementation Rules, if a non-PRC resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Hong Kong Tax Treaty, and other applicable PRC regulations, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Hong Kong Tax Treaty and other applicable regulations, the 10% withholding tax rate on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from such PRC tax authority. However, based on the Notice on Certain Issues with respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, or Circular 81, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Notice on the Interpretation and Recognition of Beneficial Owners in Tax Treaties, or Circular 601, issued on October 27, 2009 by the SAT, and the Announcement on the Recognition of Beneficial Owners in Tax Treaties issued on June 29, 2012 by the SAT, conduit companies, which are established for the purpose of evading or reducing tax, or transferring or accumulating profits, shall not be recognized as beneficial owners and thus are not entitled to the above-mentioned reduced income tax rate of 5% under the Hong Kong Tax Treaty. See "Risk Factors—Risks Related to Doing Business in China—We may not be able to obtain certain treaty benefits on dividends paid to us by our PRC subsidiary through our Hong Kong Subsidiaries."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Andre Qiuming Liu	37	Executive chairman of the board of directors
Jack Jianjie Ai	48	Director and chief executive officer
Brent Jian Zhang	47	Director
Josh Lingfan Jiang	33	Director
Nicole Zhiyong Xiang	37	Director
Ritta Dafeng Yu	33	Director
Ken Kunlin Lee	48	Chief financial officer

        Mr. Andre Qiuming Liu has served as the executive chairman of our board of directors since May 2014 and as our director since our inception. Prior to founding our company, Mr. Liu served as an technical engineer, and held several managerial position in research and development, purchase, quality control, production material control and resource development at Guangdong BBK Industrial Electronics Co., Ltd. from 2000 to 2009. He was an engineer at Jiangnan Mold & Plastic Group from 1999 to 2000. Mr. Liu received a bachelor's degree in molding technique and equipment from Huabei College of Technology, China (currently known as North University of China) in 1999.

        Mr. Jack Jianjie Ai has served as our director and chief executive officer since our inception. Prior to founding our company, Mr. Ai held various managerial positions at different subsidiaries of TCL Corporation from 1990 to 2009, including the general manager of Huizhou TCL Hyperpower Batteries Inc., Guangzhou Digital Rowa Technology Co., Ltd. and TCL International Electronics (Huizhou) Co., Ltd. (currently known as TCL-Legrand International Electronics (Huizhou) Co., Ltd.) He was an assistant engineer at Beijing Internal Combustion Engine Factory from 1988 to 1989. Mr. Ai received a bachelor's degree in electrical engineering from Beijing Institute of Technology, China in 1988.

        Mr. Brent Jian Zhang has served as our director since our inception. Prior to founding our company, Mr. Zhang founded Hosen (Huizhou) Electronics Co., Ltd., a manufacturer of home audio and vehicle audio products, in 1997 and has served as its chairman and general manager. He was in charge of design, development, quality control and sales management at Huizhou Industrial Development Co., Ltd. (currently known as Desay Corporation) from 1989 to 1997. Mr. Zhang received a bachelor's degree in engineering from Chongqing Architectural Engineering Institute, China (currently known as Chongqing University) in 1989.

        Mr. Josh Lingfan Jiang has served as our director since our inception. Prior to founding our company, Mr. Jiang served as the deputy general manager at Hosen (Huizhou) Electronics Co., Ltd. from 2007 to 2008. He was a quality manager and engineering manager at Guangdong BBK Industrial Electronics Co., Ltd. from 2003 to 2007. Mr. Jiang received a bachelor's degree in applied electrical technology from Xi'an Jiaotong University, China in 2003.

        Mr. Nicole Zhiyong Xiang has served as our director since our inception. Prior to founding our company, Mr. Xiang served as the general manager of Wye Industrial Co., Ltd. from 2007 to 2009, a software engineer at Shenzhen Zhaochi Co., Ltd. from 2006 to 2007, a software engineer at Shenzhen Youyuan Keda Microelectronics Co., Ltd. from 2002 to 2004 and research and development engineer at Guangdong BBK Industrial Electronics Co., Ltd. from 2000 to 2001. Mr. Xiang received a bachelor's degree in applied electrical technology from Huabei College of Technology, China in 2000.

        Ms. Ritta Dafeng Yu has served as our director since our inception. Prior to founding our company, Ms. Yu served as a sales manager at Wye Industrial Co., Ltd. from 2006 to 2009, a sales engineer at HC Online Advertisement Co., Ltd. from 2005 to 2006 and a customer service specialist at Dongguan Chang An QPL Electronics Factory from 2003 to 2004. Ms. Yu received a bachelor's degree in statistics from Shandong University, China in 2003. Ms. Yu is Mr. Andre Qiuming Liu's sister-in-law.

        Mr. Ken Kunlin Lee has served as our chief financial officer since February 2014. Prior to joining our company, he served as chief financial officer and the finance and business vice president at Usmart Mobile Device Inc. (formerly known as ACL Semiconductors Inc., an OTC company) from 2009 to 2013, the internal audit director at Sigma Designs, Inc., a NASDAQ-listed company from 2006 to 2007, the internal audit director at Catalayst Semiconductor, a NASDAQ-listed company in 2005, an investment banker and senior financial analyst at VIA Inc. from 2000 to 2004, and a tax advisor and a senior auditor and at Arthur Andersen LLP from 1997 and 2000. Mr. Lee received a bachelor's degree in finance and business administration from University of Hawaii in 1984 and a master's degree in finance from Golden Gate University in 1996.

Employment Agreements and Indemnification Agreements

        We [have entered] into employment agreements with each of our executive officers. We may terminate an executive officer's employment for cause at any time without remuneration for certain acts of the officer, such as being subject to criminal penalty, serious dereliction of duty or corruption to our detriment, a serious violation of our labor discipline, rules or regulations, or providing services for other entities without our consent. We may also terminate an executive officer's employment by giving thirty days' notice under certain circumstances, such as serious sickness that results in the inability to perform ordinary tasks or incompetence of the executive officer. An executive officer may terminate his or her employment at any time by giving thirty days' notice.

        Pursuant to the confidentiality, non-competition and intellectual property rights agreements that we have entered into with our executive officers and key employees, they have agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment, any of our confidential information or trade secrets, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. In addition, such director and executive officers acknowledge that all inventions, utility models, designs, know-how, copyright and other forms of intellectual property made by them within the scope of their employment with us, pursuant to job assignments or using our materials and technology, or during the one year after their employment that relates to their employment with us, are our property and they should assign the same to us if we so require, pursuant to the confidentiality, non-competition and intellectual property rights agreements.

        In addition, such director and executive officers have agreed, pursuant to the confidentiality, non-competition and intellectual property rights agreements, to be bound by non-competition restrictions during the term of his or her employment and for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) directly or indirectly, work for a competitor of ours that produces the same type of products or is engaged in the same type of business as us or (ii) establish his own business to produce the same type of products or engage in the same type of business.

Compensation of Directors and Executive Officers

        For the fiscal year ended December 31, 2013, aggregate compensation expenses for our directors and executive officers amounted to approximately $0.22 million. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee's salary for his or her retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. For the fiscal year ended December 31, 2013, we contributed an aggregate of approximately $0.02 million for retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits for our directors and executive officers.

Board of Directors

        Our board of directors currently consists of six directors. Additional independent directors will join the board upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company. A director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Committees of the Board of Directors

        Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee's members and functions are described below.

        Audit Committee.    Our audit committee will consist of            and will be chaired by            .            satisfy the "independence" requirements of Rule5605(c)(ii) of the NASDAQ Stock Market Rules and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our board of directors has determined that            qualifies as an "audit committee financial expert" within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

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  reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response;

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  reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

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  discussing the annual audited financial statements with management and the independent registered public accounting firm;

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  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

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  reviewing and reassessing annually the adequacy of our audit committee charter;

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  meeting separately and periodically with management and the independent registered public accounting firm;

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  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

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  reporting regularly to the board.

        Compensation Committee.    Our compensation committee will consist of            , and will be chaired by            .            satisfy the "independence" requirements of Rule5605(c)(ii) of the NASDAQ Stock Market Rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

  •
  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

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  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors

  •
  selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person's independence from management.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of            , and will be chaired by            .            satisfy the "independence" requirements of Rule5605(c)(ii) of the NASDAQ Stock Market Rules. The nominating and corporate governance committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

  •
  recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

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  selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

  •
  developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

  •
  evaluating the performance and effectiveness of the board as a whole.

Duties of Directors

        Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to "Description of Share Capital—Differences in Corporate Law" for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

        Pursuant to the amended and restated memorandum and articles of association, which will become effective and replace the current memorandum and articles of association in its entirety upon the completion of this offering, our officers will be elected by and serve at the discretion of the board. Our directors are not subject to a term of office and hold office until such time as they resign or are removed from office by special resolution of our shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be of unsound mind.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers; and

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  each person known to us to beneficially own more than 5% of our ordinary shares.

        The calculations in the table below assume that there are 100,000,000 ordinary shares outstanding as of the date of this prospectus and            ordinary shares outstanding immediately after the completion of this offering, and that the underwriters do not exercise their over-allotment option.

	Ordinary shares Beneficially Owned Prior to This Offering		Ordinary shares Beneficially Owned After This Offering
	Number	%	Number	%
Directors and Executive Officers:*
Andre Qiuming Liu(1)	16,500,000	16.5
Jack Jianjie Ai(2)	16,500,000	16.5
Brent Jian Zhang(3)	17,500,000	17.5
Josh Lingfan Jiang(4)	16,500,000	16.5
Nicole Zhiyong Xiang(5)	16,500,000	16.5
Ritta Dafeng Yu(6)	16,500,000	16.5
Ken Kunlin Lee	—	—
All directors and executive officers as a group	100,000,000	100.0
Principal Shareholders:**
Ree Min Limited	16,500,000	16.5
Ree Jie Limited	16,500,000	16.5
Ree Jia Limited	17,500,000	17.5
Ree Lin Limited	16,500,000	16.5
Ree Zhi Limited	16,500,000	16.5
Ree Fen Limited	16,500,000	16.5

Notes:

*
The business address of our directors and executive officers is Xiagang Section, Luotang Village, Shuikou Street, Huicheng District, Huizhou, Guangdong Province 516005, People's Republic of China.

**
The registered address of our principal shareholders is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(1)
Represents 16,500,000 shares held by Ree Min Limited, a British Virgin Islands company. Ree Min Limited is wholly owned by Mr. Liu.

(2)
Represents 16,500,000 shares held by Ree Jie Limited, a British Virgin Islands company. Ree Jie Limited is wholly owned by Mr. Ai.

(3)
Represents 17,500,000 shares held by Ree Jia Limited, a British Virgin Islands company. Ree Jia Limited is wholly owned by Mr. Zhang.

(4)
Represents 16,500,000 shares held by Ree Lin Limited, a British Virgin Islands company. Ree Lin Limited is wholly owned by Mr. Jiang.

(5)
Represents 16,500,000 shares held by Ree Zhi Limited, a British Virgin Islands company. Ree Zhi Limited is wholly owned by Mr. Xiang.

(6)
Represents 16,500,000 shares held by Ree Fen Limited, a British Virgin Islands company. Ree Fen Limited is wholly owned by Ms. Yu.

        As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See "Description of Share Capital—History of Securities Issuances" for a description of issuances of our ordinary shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Transactions with Shareholders and Affiliates

        We historically distributed our products through Wye Industrial Co., Limited, a trading company controlled by certain of our shareholders. In 2012 and 2013, our revenues from sales of products to Wye Industrial Co., Limited were $20.8 million and $12.7 million, respectively. Wye Industrial Co., Limited was deregistered in 2013.

        We purchased batteries from Huizhou Everpower Technology Co., Ltd. and Huizhou Huiderui Lithium Battery Technology Co., Ltd. Huizhou Kimree Technology Co., Ltd. held a minority of the equity interests in Huizhou Everpower Technology Co., Ltd. prior to December 2013, when it transferred such equity interests to Andre Qiuming Liu, Jack Jianjie Ai, Josh Lingfan Jiang and Brent Jian Zhang, who are our shareholders and directors. Huizhou Kimree Technology Co., Ltd. held a minority of the equity interests in Huizhou Huiderui Lithium Battery Technology Co., Ltd. prior to October 2013, when it transferred such equity interests to Andre Qiuming Liu, Jack Jianjie Ai, Josh Lingfan Jiang and Brent Jian Zhang, who obtained control over Huizhou Huiderui Lithium Battery Technology Co., Ltd. after the transfer. In 2012 and 2013, our purchases of batteries from Huizhou Everpower Technology Co., Ltd. amounted to $4.0 million and $4.6 million, respectively, and our purchases of batteries from Huizhou Huiderui Lithium Battery Technology Co., Ltd. amounted to $0.1 million and $0.8 million, respectively.

        Our shareholders extended a loan of $2.0 million to us in 2012. The loans were unsecured, interest-free and repayable on demand. We repaid the loans in 2013.

        We extended loans of $1.5 million and $0.6 million to all of our shareholders in 2013 and the six months ended June 30, 2014, respectively. The loans were unsecured, interest-free and repayable on demand. As of the date of this prospectus, the loans have been fully repaid.

Employment Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and Companies Law (2013 Revision) of the Cayman Islands, which we refer to as the Companies Law below.

        As of the date hereof, our authorized share capital consists of 5,000,000,000 ordinary shares with a par value of $0.00001 each. As of the date of this prospectus, there are 100,000,000 ordinary shares issued and outstanding.

        We plan to adopt an amended and restated memorandum and articles of association, which will become effective and replace the current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Ordinary Shares

        General.    Upon the completion of this offering, our authorized share capital is $            . All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

        Voting Rights.    In respect of all matters subject to a shareholders' vote, each ordinary share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or            shareholders who together hold not less than        % of the nominal value of the total issued voting shares of our company present in person or by proxy. Each holder of our ordinary shares is entitled to have one vote for each ordinary share registered in his or her name on our register of members.

        A quorum required for a meeting of shareholders consists of            shareholders who hold at least            of all voting power of our share capital in issue at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders' meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than            of the aggregate voting power of our company. Advance notice of at least            clear days is required for the convening of our annual general meeting and other general meetings.

        An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than            of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association.

        Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

  •
  a fee of such maximum sum as the NASDAQ Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within            after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice required of the NASDAQ Global Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than            days in any year as our board may determine.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. Any distribution of assets or capital to a holder of an ordinary share will be the same in any liquidation event.

        Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least            clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption of Ordinary Shares.    The Companies Law and our post-offering amended and restated articles of association permit us to purchase our own shares. In accordance with our post-offering amended and restated articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

        Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

        Inspection of Books and Records.    Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

        Issuance of Additional Shares.    Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

        Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the dividend rights, dividend rates, conversion rights, voting rights; and

  •
  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

        Anti-Takeover Provisions.    Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        Exempted Company.    We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

  •
  does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  is not required to open its register of members for inspection;

  •
  does not have to hold an annual general meeting;

  •
  may issue negotiable or bearer shares or shares with no par value;

  •
  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  may register as a limited duration company; and

  •
  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

History of Securities Issuances

        The following is a summary of our securities issuances in the past three years.

        We issued a total of 100,000,000 shares on May 11, 2014 to Ree Min Limited, Ree Jie Limited, Ree Jia Limited, Ree Lin Limited, Ree Zhi Limited and Ree Fen Limited.

Differences in Corporate Law

        The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

        Mergers and Similar Arrangements.    A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (i) a special resolution of the shareholders, and (ii) such other authorization, if any, as may be specified in such constituent company's articles of association.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

  •
  a company acts or proposes to act illegally or ultra vires;

  •
  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Cayman Islands law does not provide shareholders any right to put proposal before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our post-offering amended and restated articles of association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a shareholder's meeting. Other than this right to requisition a shareholders' meeting, our post-offering amended and restated articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our post-offering amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

                    , as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in            ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

        The depositary's office is located at            .

        You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement or transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

        The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC's website at www.sec.gov.

Share Dividends and Other Distributions

  How will I receive dividends and other distributions on the shares underlying my ADSs?

        We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

        Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

  •
  Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary's and/or its agents' expenses in (i) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (ii) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (iii) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (iv) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

  •
  Rights to receive additional shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

  •
  sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

  •
  if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

        We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

  •
  Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

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  Elective Distributions.  In the case of a dividend payable at the election of our shareholders in cash or in additional shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders generally, or any ADR holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

        If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

        Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

        The depositary is not responsible if it decides that it is unlawful or not reasonably practicable to make a distribution available to any ADR holders.

        There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

  How does the depositary issue ADSs?

        The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

        Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of, as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

        The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as "deposited securities".

        Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

  How do ADR holders cancel an ADS and obtain deposited securities?

        When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian's office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

        The depositary may only restrict the withdrawal of deposited securities in connection with:

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  temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

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  the payment of fees, taxes and similar charges; or

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  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

        The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

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  to receive any distribution on or in respect of shares,

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  to give instructions for the exercise of voting rights at a meeting of holders of shares, or

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  to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

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  to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

  How do I vote?

        If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. Voting instructions will not be deemed to be received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

        We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

  Will ADR holders be able to view our reports?

        The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

        Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

  What fees and expenses will I be responsible for paying?

        The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $            for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

        The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

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  a fee of $        per ADR or ADRs for transfers of certificated or direct registration ADRs;

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  a fee of up to $        per ADS for any cash distribution made pursuant to the deposit agreement;

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  a fee of up to $        per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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  a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

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  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

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  stock transfer or other taxes and other governmental charges;

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  cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

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  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

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  in connection with the conversion of foreign currency into U.S. dollars, shall deduct out of such foreign currency the fees and expenses charged by it or its agent so appointed in connection with such conversion; and

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  fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

        Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The Depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the Depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

        ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any PRC enterprise income tax owing if any SAT circular or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary. and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

        By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes or reduced rate of withholding.

Reclassifications, Recapitalizations and Mergers

        If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

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  amend the form of ADR;

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  distribute additional or amended ADRs;

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  distribute cash, securities or other property it has received in connection with such actions;

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  sell any securities or property received and distribute the proceeds as cash; or

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  none of the above.

        If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days' notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

  How may the deposit agreement be terminated?

        The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all Direct Registration ADRs shall cease to be eligible for the Direct Registration System and shall be considered ADRs issued on the ADR Register and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR Register and (b) provide us with a copy of the ADR Register. Upon receipt of such shares and the ADR Register, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR Register in such registered holder's name and to deliver such Share certificate to the registered holder at the address set forth on the ADR Register. After providing such instruction to the custodian and delivering a copy of the ADR Register to us, the depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs and shall cease to have any obligations under the Deposit Agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

  Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

        Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

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  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

        The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

        The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no such disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

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  any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People's Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization or other circumstance beyond our, the depositary's or our respective agents' control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

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  it exercises or fails to exercise discretion under the deposit agreement or the ADR including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

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  it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

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  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

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  it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

        Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of . Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

        The depositary has no obligation to inform ADR holders or other holders of an interest in an ADS about the requirements of Cayman Islands or People's Republic of China law, rules or regulations or any changes therein or thereto.

        Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

        Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without negligence while it acted as depositary. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

        In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

        The depositary and its agents may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

        To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

        The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

        The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

        In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of shares and (ii) deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a "pre-release"). The depositary may receive ADSs in lieu of shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the "applicant") to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the ADR holders (other than the applicant).

Appointment

        In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

  •
  be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

  •
  appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

        The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

Notwithstanding the foregoing, (i) any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary and holders in any competent court in the Cayman Islands, Hong Kong, the People's Republic of China and/or the United States, (ii) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

        By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have        ADSs outstanding, representing        ordinary shares, or approximately      % of our outstanding ordinary shares (assuming the over-allotment option is not exercised). All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while application has been made for the ADSs to be listed on the NASDAQ Global Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

        We, our directors and executive officers and our existing shareholders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

        All of our ordinary shares outstanding prior to this offering are "restricted shares" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

        Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

  •
  1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately             ordinary shares immediately after this offering; or

  •
  the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, on the NASDAQ Global Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

        Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

 TAXATION

        The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Travers Thorp Alberga, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Commerce & Finance Law Offices, our PRC counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes levied by the Government of the Cayman Islands that are likely to be material to holders of ADSs or ordinary shares. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

        Under the EIT Law, an enterprise established outside the PRC with its "de facto management body" within the PRC is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules to the EIT Law, a "de facto management body" is defined as a managing body that in practice exercises substantial and overall management and control over the production and business operations, personnel and human resources, finance and accounting, and properties of an enterprise. In addition, SAT Circular 82 issued in April 2009 (as amended and supplemented by the Announcement Regarding the Determination of PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by the SAT on January 29, 2014) specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision-making bodies; key properties, accounting books, company seal, minutes of board meetings and shareholders' meetings; and half or more of the senior management or directors having voting rights. The SAT issued SAT Bulletin 45 to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. This determining criteria may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the PRC resident enterprise status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals. Considering that all of the members of our management team are located in China, we may be considered a PRC resident enterprise and may therefore be subject to the enterprise income tax at a rate of 25% on our global income.

        If the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a 10% withholding tax will be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our ordinary shares or ADSs, and a 20% withholding tax will be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our ordinary shares or ADSs. It is unclear whether, if we are considered a PRC resident enterprise, the dividend paid to us by another PRC tax resident could qualify as "tax-exempt income" under the EIT Law, or holders of our ordinary shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See "Risk Factors—Risk Factors Relating to Doing Business in China—Under the EIT Law, we may be classified as a "resident enterprise" for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC Shareholders and have a material adverse effect on our results of operations and the value of your investment." If holders of our ordinary shares or ADSs are able to claim the benefit of income tax treaties and they qualify as "beneficial owners" as defined under SAT Circular 601 and Announcement 30, they may be eligible for reduced rates of withholding tax. For example, pursuant to the Hong Kong Tax Treaty, a Hong Kong incorporated enterprise shareholder will be subject to a withholding tax rate of 5% on the dividends declared by a PRC company if it holds a 25% or more interest in such PRC company, or 10% if it holds less than a 25% interest in such PRC company. Also, according to the Agreement between the Government of the People's Republic of China and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the United States-PRC income tax treaty, which became effective on April 30, 1984, a 10% tax rate may apply on dividends we pay to our non-PRC individual shareholders to the extent that certain conditions are met.

        The SAT issued SAT Circular 59 together with the Ministry of Finance in April 2009 and SAT Circular 698 in December 2009. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise. Under SAT Circular 698, in the event that a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in certain low tax jurisdictions, the non-PRC resident enterprise, being the transferor, must report this Indirect Transfer to the relevant tax authority of the PRC resident enterprise. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. Although it appears that SAT Circular 698 was not intended to apply to share transfers of publicly traded companies, there is uncertainty as to the application of SAT Circular 698 and we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698. See "Risk Factors—Risk Factors Relating to Doing Business in China—We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of our operating company's equity interests. Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future."

United States Federal Income Tax Considerations

        The following discussion is a summary of United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing United States federal tax law, which is subject to differing interpretations and changes, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (including, for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly or constructively) 10% or more of our voting stock, holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation, investor that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for United States federal income tax purpose or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. This discussion, moreover, does not address the U.S. federal estate and gift tax or alternative minimum tax consequence of the acquisition or ownership of our ADSs or ordinary shares or the Medicare tax. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

  General

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ADSs or ordinary shares are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

        For United States federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to United States federal income tax. The United States Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary (a "pre-release transaction"), or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of any PRC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries in respect of a pre-release transaction.

  Passive Foreign Investment Company Considerations

        A non-United States corporation, such as our company, will be classified as a "passive foreign investment company," or PFIC, for United States federal income tax purposes, if, in the case of any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of its average quarterly assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income.

For this purpose, cash is categorized as a passive asset and the company's goodwill and other unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

        While we do not expect to become a PFIC in the current or future taxable years, the determination of whether we will be or become a PFIC will depend upon the composition of our income and assets and the value of our assets from time to time, including, in particular the value of our goodwill and other unbooked intangibles (which may depend upon the market value of our ADSs or ordinary shares from time-to-time, which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering. Among other matters, if market capitalization is less than anticipated or subsequently declines, we may be classified as a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being, or becoming classified as, a PFIC for the current or one or more future taxable years. In addition, the composition of our income and our assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for capital expenditures and other general corporate purposes, our risk of becoming classified as a PFIC may substantially increase.

        Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we were classified as a PFIC for any year during which a U.S. Holder held our ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ADSs or ordinary shares.

        The discussion below under "Dividends" and "Sale or Other Disposition of ADSs or Ordinary Shares" is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are classified as a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under "Passive Foreign Investment Company Rules."

  Dividends

        Subject to the PFIC rules described below, any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a "qualified foreign corporation" at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met.

        A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. We have applied to list the ADSs on the NASDAQ Global Market. Provided the listing is approved, we believe that the ADSs will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. Since we do not expect that our ordinary shares will be listed on established securities markets, it is unclear whether dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for the reduced tax rate. There can be no assurance that our ADSs will continue to be considered readily tradable on an established securities market in later years. In the event we are deemed to be a PRC resident enterprise under the EIT Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares or ADSs. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

        For United States foreign tax credit purposes, dividends paid on our ADSs or ordinary shares will generally be treated as income from foreign sources and will generally constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on our ADSs or ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

  Sale or Other Disposition of ADSs or Ordinary Shares

        Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss, if any, upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term gain or loss if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that we are treated as a PRC resident enterprise under the EIT Law, and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC source gain for foreign tax credit purposes under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

  Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules:

  •
  the excess distribution and/or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC, or pre-PFIC year, will be taxable as ordinary income; and

  •
  the amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations, as appropriate, for that year; and

  •
  will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        As an alternative to the foregoing rules, a U.S. Holder of marketable stock in a PFIC may make a mark-to-market election with respect to our ADSs, provided that the ADSs are regularly traded on the NASDAQ Global Market. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a mark-to-market election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ADSs will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our ADSs may continue to be subject to the general PFIC rules with respect to such U.S. Holder's indirect interest in any of our non-United States subsidiaries that is classified as a PFIC.

        We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

        As discussed above under "Dividends", dividends that we pay on our ADSs or ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must file an annual report with the IRS, subject to certain exceptions based on the value of PFIC stock held by the holder. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ADSs or ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

  Information Reporting

        Certain U.S. Holders are required to report information to the IRS relating to an interest in "specified foreign financial assets," including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

        In addition, U.S. Holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ADSs or ordinary shares. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

UNDERWRITING

        Citigroup Global Markets Inc. is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ADSs set forth opposite the underwriter's name.

Underwriter	Number of ADSs
Citigroup Global Markets Inc.

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the ADSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ADSs (other than those covered by the over-allotment option described below) if they purchase any of the ADSs.

        ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $          per ADS. If all the ADSs are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more ADSs than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                    additional ADSs at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ADSs approximately proportionate to that underwriter's initial purchase commitment. Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs that are the subject of this offering.

        We, our directors, executive officers and all of our existing shareholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representative, dispose of or hedge any of our ordinary shares, ADSs, or any securities convertible into or exchangeable for our ordinary shares or ADSs. The representative in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of directors and executive officers, shall be with notice.

        [In addition, through a letter agreement, we will instruct                    , as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we consent to such deposit or issuance. We have also agreed not to provide such consent without the prior written consent of the representative. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares.]

        [At our request, the underwriters have reserved up to        % of the ADSs being offered in this offering (assuming no exercise by the underwriters of their option to purchase additional ADSs) for sale at the initial public offering price to persons who are directors, executive officers or employees, or who are otherwise associated with us through a directed share program. The number of ADSs available for sale to the general public will be reduced by the number of directed ADSs purchased by participants in the program. Except for our [directors, executive officers and shareholders] who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying ADSs through the directed share program has agreed that, for a period of [180] days from the date of this prospectus, he or she will not, without the prior written consent of the representative, dispose of or hedge any of our ordinary shares, ADSs or any securities convertible into or exchangeable for our ordinary shares or ADSs with respect to ADSs purchased in the program. For certain directors, executive officers and shareholders purchasing ADSs through the directed share program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases. The representative in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of directors and executive officers, shall be with notice. Any directed ADSs not purchased will be offered by the underwriters to the general public on the same basis as all other ADSs offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed ADSs.]

        Prior to this offering, there has been no public market for the ADSs. Consequently, the initial public offering price for the ADSs will be determined by negotiations between us and the representative. Among the factors to be considered in determining the initial public offering price are our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the ADSs will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in the ADSs will develop and continue after this offering.

        We have applied to have our ADSs listed on the NASDAQ Global Market under the symbol "KREE."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	No Exercise	Full Exercise
Per ADS	$	$
Total	$	$

        We estimate that our portions of the total expenses of the offering will be $            .

        In connection with the offering, the underwriters may purchase and sell ADSs in the open market. Purchases and sales of ADSs in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of ADSs than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of ADSs in an amount up to the number of ADSs represented by the underwriters' option to purchase additional ADSs.

  •
  "Naked" short sales are sales of ADSs in an amount in excess of the number of ADSs represented by the underwriters' option to purchase additional ADSs.

  •
  Covering transactions involve purchases of ADSs either pursuant to the underwriters' option to purchase additional ADSs or in the open market in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

    •
    To close a covered short position, the underwriters must purchase ADSs in the open market or must exercise the option to purchase additional ADSs. In determining the source of ADSs to close the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the underwriters' option to purchase additional ADSs.

  •
  Stabilizing transactions involve bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs. They may also cause the price of the ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        All sales of ADSs in the United States will be made through United States registered broker-dealers. Sales of ADSs made outside the United States may be made by affiliates of the underwriters. Citigroup Global Markets Inc.'s address is 388 Greenwich Street, New York, NY 10013, U.S.A. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Conflicts of Interest

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. [In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities.] The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Investors

  Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of ADSs described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the ADSs have not authorized and do not authorize the making of any offer of ADSs through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ADSs as contemplated in this prospectus. Accordingly, no purchaser of the ADSs, other than the underwriters, is authorized to make any further offer of the ADSs on behalf of the sellers or the underwriters.

  Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

  Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the ADSs to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

  Notice to Prospective Investors in Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the ADSs will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the ADSs may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the ADSs with a view to distribution.

  Notice to Prospective Investors in Australia

        This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ADSs.

        The ADSs are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

        This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the ADSs, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the ADSs shall be deemed to be made to such recipient and no applications for the ADSs will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the ADSs you undertake to us that, for a period of 12 months from the date of issue of the ADSs, you will not transfer any interest in the ADSs to any person in Australia other than to a wholesale client.

  Notice to Prospective Investors in Hong Kong

        The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Notice to Prospective Investors in Japan

        The ADSs offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

  Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

  Notice to Prospective Investors in Taiwan

        The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

  Notice to Prospective Investors in the Cayman Islands

        This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

  Notice to Prospective Investors in the PRC

        This prospectus has not been and will not be circulated or distributed in the PRC, and our ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

  Notice to Prospective Investors in Qatar

        In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

  Notice to Prospective Investors in Kuwait

        Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds", its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

  Notice to Prospective Investors in the United Arab Emirates

        The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

  Notice to Prospective Investors in Saudi Arabia

        This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

EXPENSES RELATING TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ Global Market listing fee, all amounts are estimates.

SEC Registration Fee	$
NASDAQ Global Market Listing Fee
FINRA Filing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	$

 LEGAL MATTERS

        The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Fangda Partners. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Shearman & Sterling LLP may rely upon Fangda Partners with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements of Kimree, Inc. at December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The office of Ernst & Young Hua Ming LLP is located at 18/F, Ernst & Young Tower, No.13 Zhujiang East Road, Tianhe District, Guangzhou 510623, People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

        The agreements included as exhibits to the registration statement on Form F-1 contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be inspected over the internet at the SEC's website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the internet at the SEC's website at www.sec.gov.

KIMREE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Kimree, Inc.

        We have audited the accompanying consolidated balance sheets of Kimree, Inc. (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kimree, Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 23 to the consolidated financial statements, the 2013 and 2012 consolidated statements of cash flows have been restated to correct the errors relating to the classification of cash flows.

/s/ Ernst & Young Hua Ming LLP
Guangzhou, the People's Republic of China
September 29, 2014

KIMREE, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares)

		As of December 31,
	Notes	2012	2013
		US$	US$
ASSETS
Current assets:
Cash and cash equivalents		2,660	19,956
Restricted cash		—	722
Short-term investments		—	1,148
Accounts receivable	4	—	1,483
Inventories	5	4,229	4,349
Prepayments and other current assets	6	1,843	2,260
Deferred tax assets	14	217	1,593
Amounts due from related parties	15	—	336

Total current assets		8,949	31,847

Non-current assets:
Property and equipment, net	7	661	10,377
Intangible assets, net	8	270	1,420
Equity method investments	9	934	—
Deferred tax assets	14	7	177
Other non-current assets		101	140
Deferred initial public offering costs	11	—	45

Total non-current assets		1,973	12,159

TOTAL ASSETS		10,922	44,006

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable		3,311	7,085
Accrued expenses and other current liabilities	10	1,054	17,751
Income tax payable		75	867
Amounts due to related parties	15	4,983	298

Total current liabilities		9,423	26,001

Non-current liabilities:
Deferred tax liabilities	14	29	71
Unrecognized tax benefits	14	313	5,327

Total non-current liabilities		342	5,398

Total liabilities		9,765	31,399

Commitments and contingencies	17
Shareholders' equity:
Ordinary shares (par value US$0.00001 per share; 5,000,000,000 shares authorized; 100,000,000 shares issued and outstanding at December 31, 2012 and 2013)	12	1	1
Additional paid-in capital	12	473	1,585
Retained earnings		677	10,895
Accumulated other comprehensive income	12	6	126

Total shareholders' equity		1,157	12,607

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		10,922	44,006

The accompanying notes are an integral part of the consolidated financial statements.

KIMREE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

		For the years ended December 31,
	Notes	2012	2013
		US$	US$
Net revenues (a)		21,348	79,721
Cost of revenues (b)		(16,565)	(51,442)

Gross profit		4,783	28,279
Operating expenses:
Selling expenses		(1,732)	(5,152)
General and administrative expenses		(608)	(2,021)
Research and development expenses		(1,383)	(2,364)

Total operating expenses		(3,723)	(9,537)

Operating income		1,060	18,742
Interest income		6	14
Other expenses, net		(21)	(44)
Changes in fair value of derivatives		—	277
Foreign exchange loss		(76)	(581)

Income before income taxes		969	18,408
Income tax expenses	14	(269)	(5,129)

Net income		700	13,279

Other comprehensive income, net of tax
Foreign currency translation adjustments		3	120

Total other comprehensive income		3	120

Total comprehensive income		703	13,399

Earnings per share:
Basic	18	0.01	0.13
Diluted	18	0.01	0.13
Number of shares used in computation of net income per share:
Basic	18	100,000,000	100,000,000
Diluted	18	100,000,000	100,000,000
(a) Net revenues from related parties		20,767	12,719

(b) Cost of revenues to related parties		(4,079)	(5,398)

The accompanying notes are an integral part of the consolidated financial statements.

KIMREE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of U.S. Dollars ("US$"))

	For the years ended December 31,
	2012	2013
	US$	US$
	(restated)	(restated)
Cash flows from operating activities:
Net income	700	13,279
Adjustments to reconcile net income to net cash generated from operating activities:
Share of losses (profits) in equity method investments	20	(98)
Losses from disposal of equity method investments	—	78
Changes in fair value of derivatives	—	(277)
Depreciation of property and equipment	84	289
Amortization of intangible assets	5	26
Deferred income tax benefit	(164)	(1,474)
Changes in operating assets and liabilities:
Accounts receivable	—	(1,483)
Prepayments and other current assets	(1,598)	(166)
Inventories	(4,150)	(120)
Amounts due from related parties	—	(243)
Accounts payable	3,124	2,435
Accrued expenses and other current liabilities	965	16,697
Income tax payable	69	792
Amounts due to related parties	2,425	(2,166)
Unrecognized tax benefits	297	5,014

Net cash generated from operating activities	1,777	32,583

Cash flows from investing activities:
Acquisition of property and equipment	(503)	(8,541)
Purchase of short-term investments	—	(1,799)
Maturities of short-term investments	—	651
Acquisition of intangible assets	(258)	(1,151)
Acquisition of equity method investments	(475)	(238)
Proceeds from settlement of foreign exchange forward contracts	—	30
Restricted cash	—	(722)
Proceeds from disposal of equity method investments	—	1,207
Loans to related parties	—	(1,535)
Repayment of loans to related parties	—	1,442

Net cash used in investing activities	(1,236)	(10,656)

Cash flows from financing activities:
Dividends paid	—	(3,061)
Proceeds from capital contribution	2	1,112
Payment for initial public offering costs	—	(45)
Loans from related parties	1,952	—
Repayment of loans from related parties	(61)	(2,519)

Net cash generated from (used in) financing activities	1,893	(4,513)

Exchange rate effect on cash and cash equivalents	(6)	(118)

Net increase in cash and cash equivalents	2,428	17,296
Cash and cash equivalents, beginning of the year	232	2,660

Cash and cash equivalents, end of the year	2,660	19,956

Supplemental disclosure of cash flows information:
Income taxes paid	69	841
Non-cash activities:
Payable for purchase of property and equipment	39	1,378

The accompanying notes are an integral part of the consolidated financial statements.

KIMREE, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Amounts in thousands of U.S. Dollars ("US$"), except for number of shares)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	(Accumulated deficits) Retained earnings	Accumulated other comprehensive income	Total shareholders' equity
		US$	US$	US$	US$	US$
Balance as of January 1, 2012	100,000,000	1	471	(23)	3	452
Capital contribution from shareholders	—	—	2	—	—	2
Net income for the year	—	—	—	700	—	700
Other comprehensive income	—	—	—	—	3	3

Balance as of December 31, 2012	100,000,000	1	473	677	6	1,157

Capital contribution from shareholders	—	—	1,112	—	—	1,112
Net income for the year	—	—	—	13,279	—	13,279
Other comprehensive income	—	—	—	—	120	120
Dividend declared	—	—	—	(3,061)	—	(3,061)

Balance as of December 31, 2013	100,000,000	1	1,585	10,895	126	12,607

The accompanying notes are an integral part of the consolidated financial statements.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

        Kimree, Inc. (the "Company") was incorporated as an exempted company with limited liability in the Cayman Islands on May 7, 2014 by six founding shareholders (the "Founder Shareholders") through their respective wholly owned entity incorporated in the British Virgin Islands ("BVI"). The Company is considered a foreign entity under the laws of the People's Republic of China (the "PRC").

        The Company does not conduct any substantive operations on its own but instead conducts its business operations through its subsidiaries, which are all located in the PRC and Hong Kong. The Company and its subsidiaries are hereinafter collectively referred to as the "Group". The Group is principally engaged in the design, development, manufacture and sales of electronic cigarettes ("e-cigarettes"), e-cigarette kit and e-cigarette accessories. As more fully described below, the Company, through a series of transactions which are accounted for as a reorganization of entities under identical common ownership (the "Reorganization"), became the ultimate parent entity of its subsidiaries on August 22, 2014. Accordingly, these consolidated financial statements reflect the historical operations of the Group as if the current organization structure had been in existence throughout the periods presented.

Reorganization transactions

        In preparation for its planned initial public offering ("IPO"), the following transactions were undertaken to reorganize the legal structure of the Group. On May 12, 2014, the Company incorporated Kimree Holdings (HK) Co., Limited ("Kimree Holdings"), which became its wholly owned subsidiary in Hong Kong. On June 26, 2014, the Company acquired 100% of the equity interests in Kimree Technology (HK) Company Limited ("Kimree HK") and Geakon Technology (HK) Company Limited ("Geakon HK") from the Founder Shareholders at a consideration of Hong Kong Dollars ("HK$") 10 each. On July 2, 2014, Kimree Holdings incorporated Kimsun Technology (Huizhou) Co., Ltd. ("Kimsun Huizhou"), which became its wholly owned subsidiary in the PRC. On July 4, 2014, the Company incorporated Kimree Hi-Tech Inc. ("Kimree Hi-Tech"), which became its wholly owned subsidiary in the BVI. On August 18, 2014, Kimsun Huizhou acquired 100% equity interest in Huizhou Kimree Technology Co., Ltd. ("Kimree Huizhou") from the Founder Shareholders at a consideration of Renminbi ("RMB") 20,000. On August 22, 2014, Kimree Huizhou acquired 100% equity interest in Geakon Technology (Huizhou) Co., Ltd. ("Geakon Huizhou") from Geakon HK at a consideration of RMB60,000. As all the companies involved in the process of the Reorganization consisted of identical common ownership before and after the Reorganization, the Reorganization is considered a transaction without substance and is accounted for in a manner similar to a pooling-of-interest with the assets and liabilities of the parties to the Reorganization carried over at their historical amounts.

Basis of presentation

        The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        As of December 31, 2013, the Company's subsidiaries consisted of the following entities:

Name	Place of incorporation	Date of incorporation	Percentage of shareholdings	Principal activities
Kimree Huizhou	The PRC	January 25, 2010	100%	Manufacture of e-cigarettes
Kimree HK	Hong Kong	August 15, 2012	100%	Sales of e-cigarettes
Geakon HK	Hong Kong	July 22, 2013	100%	Sales of e-cigarettes
Geakon Huizhou	The PRC	September 10, 2013	100%	Manufacture of e-cigarettes
Kimree Holdings	Hong Kong	May 12, 2014	100%	Investment holding
Kimsun Huizhou	The PRC	July 2, 2014	100%	Manufacture of e-cigarettes
Kimree Hi-Tech	BVI	July 4, 2014	100%	Investment holding

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

        The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

Use of estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, inventory write down, estimates of useful life for property and equipment and intangible assets, valuation allowance for deferred tax assets and uncertain tax positions. Actual results could differ significantly from those estimates.

Foreign currency

        Based on the criteria of ASC topic 830 ("ASC 830"), Foreign Currency Matters, the Company determined its functional currency to be the United States Dollars ("US$"). The Company's subsidiaries located in Hong Kong determined their functional currency to be the US$. The Company's subsidiaries located in the PRC determined their functional currency to be RMB. The Company uses the US$ as its reporting currency.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Each entity in the Group maintains its financial records in its own functional currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of comprehensive income. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions.

        The assets and liabilities of the Company's subsidiaries located in the PRC are translated into US$ at the exchange rates prevailing at the balance sheet date. The consolidated statements of comprehensive income of these entities are translated into US$ at the weighted average exchange rates for the year. The resulting translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders' equity.

        For the purpose of the consolidated statements of cash flows, cash flows of Company's subsidiaries located in the PRC are translated into RMB at the exchange rates prevailing on the dates of the cash flows. Frequently recurring cash flows of these entities which arise throughout the year are translated into RMB at the weighted average exchange rates for the year.

Cash and cash equivalents

        Cash and cash equivalents are stated at cost, which approximates fair value, and consist of cash on hand and demand deposits placed with banks or other financial institutions with original maturity of three months or less at the date of purchase and unrestricted as to withdrawal and use.

Restricted cash

        Restricted cash represents bank deposits for foreign exchange forward contracts that are not available for use in operations. The restriction on cash is released upon the settlement of the forward contracts, which is expected to be within the next 12 months.

Short-term investments

        Investments that are expected to be realized in cash during the next 12 months are included in short-term investments. As of December 31, 2013, the Company held non-principal guaranteed RMB denominated structured notes of US$1,148 in commercial banks with original maturities of less than three months. Investment income for short-term investments of nil and US$5 was recognized in the consolidated statements of comprehensive income for the years ended December 31, 2012 and 2013, respectively.

Financial instruments

        The Group entered into certain foreign exchange forward contracts to protect against volatility of future cash flows caused by the changes in foreign exchange rates associated with sales contracts denominated in US$. ASC topic 815 ("ASC 815"), Derivatives and Hedging, requires all contracts which meet the definition of a derivative to be recognized on the balance sheet as either assets or liabilities

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and recorded at fair value. Changes in the fair value of derivative financial instruments are reported in net income.

        The Group recorded a gain of nil and US$277 relating to foreign exchange forward contracts that did not qualify for hedge accounting for the years ended December 31, 2012 and 2013, respectively. As of December 31, 2012 and 2013, the Group had outstanding foreign exchange forward contracts with notional amounts of nil and US$48,000, respectively, with an estimated fair value of nil and US$251, respectively. These forward contracts are recorded in "prepayments and other current assets" on the consolidated balance sheet and the gain is recorded in "changes in fair value of derivatives" on the consolidated statements of comprehensive income.

Equity method investments

        Investments in entities in which the Company can exercise significant influence but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC subtopic 323 ("ASC 323"), Investments—Equity Method and Joint Ventures. Under the equity method, the Company initially records its investment at cost and the difference between the cost of the equity investee and the fair value of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill, which is included in the equity method investment on the consolidated balance sheets. The Company subsequently adjusts the carrying amount of the investment to recognize the Company's proportionate share of each equity investee's net income or loss into earnings after the date of investment.

Accounts receivable and allowance for doubtful accounts

        Accounts receivable are carried at net realizable value. In general, collateral is not required and interest is not charged on accounts receivable. An allowance for doubtful accounts is recorded in the period in which collection is determined to be not probable. In evaluating the collectability of receivable balances, the Group considers specific evidence including the aging of the receivable, the customer's payment history, its current credit-worthiness and current economic trends. Accounts receivable are written off after all collection efforts have ceased.

Inventories

        Inventories are stated at the lower of cost or market value. Costs of purchased raw material, work-in-process and finished good are determined using the weighted average cost method. Raw material cost is based on purchase costs while work-in-process and finished goods comprise direct materials, direct labor and an allocation of manufacturing overhead costs.

        The Group estimates excess and slow moving inventory based upon assumptions of future demands and market conditions. If actual market conditions are less favorable than projected by management, additional inventory write down is recorded.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and equipment

        Property and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Machinery and equipment	5-10 years
Furniture, fixtures and office equipment	5 years
Motor vehicles	4 years
Leasehold improvement	shorter of lease terms or 5 years

        All property and equipment have an estimated residual value of 5% of the cost, except for leasehold improvement which have no estimated residual value.

        Repair and maintenance costs are charged to expense when incurred, whereas the costs of renewals and betterment that extend the useful life of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of comprehensive income.

        All direct and indirect costs that are related to the construction of property and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property and equipment items and depreciation of these assets commences when they are ready for their intended use.

Intangible assets

        Intangible assets, including computer software and capitalized patent, are carried at cost less accumulated amortization. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic lives of the intangible assets as follows:

Computer software	shorter of contract terms or 5 years
Patent	shorter of protection periods or 7 to 20 years

Impairment of long-lived assets

        The Group evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable in accordance with ASC topic 360 ("ASC 360"), Property, Plant and Equipment. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. Long-lived assets are grouped

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

at the lowest level for which there are identifiable cash flows and are largely independent of the cash flows of the other assets when assessing impairment. No impairment of long-lived assets was recognized for any of the years presented.

Leases

        In accordance with ASC topic 840 ("ASC 840"), Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (a) ownership is transferred to the lessee by the end of the lease term; (b) there is a bargain purchase option; (c) the lease term is at least 75% of the property's estimated remaining economic life; or (d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over their respective lease term. The Group leases certain factory buildings, warehouses and office facilities under non-cancelable operating leases and recorded rental expenses of US$237 and US$633 for the years ended December 31, 2012 and 2013, respectively. The Group had no capital leases during any of the years presented.

Fair value measurements

        Financial instruments of the Group primarily include cash and cash equivalents, restricted cash, short-term investments, accounts receivable, derivative financial instruments, amounts due from related parties, accounts payable and amounts due to related parties. As of December 31, 2012 and 2013, the carrying values of these financial instruments, except for derivative financial instruments which are recorded at fair value, approximated their fair values due to the short-term maturity of these instruments.

Revenue recognition

        Revenue is recognized when all of the following four criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the goods have been delivered or the services have been rendered, (iii) the price or fee is fixed or determinable, and (iv) collectability is reasonably assured. Products are considered delivered to the customer once title and risk of loss have been transferred. Payments received in advance of the delivery of products are deferred and recorded in other accrued liabilities until shipment occurs.

Sale of e-cigarette products

        The Group's sales arrangements are evidenced by framework sales agreements and/or individual sales agreements for each transaction. The purchase price is stipulated in the signed sales agreements and no concessions such as discounts, rebates, refunds or other price changes are provided subsequently. The shipping terms of the Group's sales arrangements are generally "Cost, Insurance and Freight" ("CIF") and "Free on Board" ("FOB") shipping point whereby the customer takes title and assumes the risks and rewards of ownership of the products upon delivery to the shipper. Collectability

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

is considered reasonably assured as the Group deals with only reputable customers and performs thorough credit assessment prior to entering into a business relationship with them. In addition, collectability is assured by advanced payments and letters of credits. Historically, the Group has not experienced any significant defaults on payment. For most of the product sales, the Group recognizes revenue upon the delivery of the products to the shipper, assuming all other revenue recognition criteria are met.

        Payments received from customers for shipping and handling costs are included in revenues. The Group recognized shipping and handling costs relating to sales of products and purchases of raw materials of US$681 and US$1,413 for the years ended December 31, 2012 and 2013, respectively, in selling expenses.

        Revenue is recognized net of all value-added taxes ("VAT") imposed by governmental authorities and collected from customers concurrent with revenue-producing transactions. The Group does not offer implicit or explicit rights of return other than due to product defect. The estimated accrued costs of future warranty obligations were insignificant as of December 31, 2012 and 2013.

Exclusive manufacturing arrangement

        In May 2013, the Group entered into an arrangement with one of its customers to establish dedicated production facilities in the Group's production plants to be used exclusively for manufacturing the products of the customer. Pursuant to the exclusive manufacturing agreement, the Group will provide a guaranteed capacity to the customer while the customer commits to purchase minimum quantities of specified products including e-cigarette kits, cartridge refill packs, accessory kits, batteries and labels, from the Group on a four-week cycle. If no orders for the specified products are received at the end of the four-week cycle or if the number of specified products ordered and produced for the customer during the four-week cycle is below the minimum quantities of specified products, the Group will earn revenues equaling to the guaranteed minimum amount at the end of the four-week cycle. The Group determines that the exclusive manufacturing arrangement contains a lease as the arrangement conveys the right to use the specified production facilities to the customer. The lease element is classified as an operating lease based on the criteria in ASC 840. The consideration received in each four-week cycle is allocated to the lease element and the product sales element based on their relative fair value in accordance with ASC topic 605-25 ("ASC 605-25"), Multiple Element Arrangements. The fair value of the lease element is determined based on the market rate for leasing the equipment and production facilities and the fair value of the product sales element is determined based on the sales price of comparable products sold by the Company to third parties. If no specified products are produced for the customer during the four-week cycle, the entire consideration received for the four-week cycle will be allocated to the lease element. The Group recognizes the rental income when the orders from the customer are fulfilled or when the guaranteed minimum amount is earned. Rental income of nil and US$2,783 was recognized for the years ended December 31, 2012 and 2013, respectively. All costs associated with product provided and costs of the facilities are expensed in the period in which incurred regardless of the relative amount of revenue allocated to each element.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

VAT, business taxes and surcharges

        The Group is subject to VAT, business taxes and surcharges levied on product sales in the PRC. In accordance with the relevant tax laws in the PRC, VAT is levied on the invoiced value of sales and is payable by the purchaser. The Group is required to remit the VAT it collects to the tax authority, but may deduct the VAT it has paid on eligible purchases. To the extent the Group paid more than collected, the difference represents a net VAT recoverable balance at the balance sheet date. This amount can be applied against future VAT collected from customers or may be reimbursed by the tax authorities under certain circumstances. VAT, business taxed and surcharges for the years ended December 31, 2012 and 2013 were US$20 and US$853, respectively. In accordance with ASC topic 605-45 ("ASC 605-45"), Principal Agent Considerations, the Group recognized revenues net of all such taxes and surcharges.

Cost of revenues

        Cost of revenues primarily consists of e-cigarette raw materials, labor, direct and indirect manufacturing costs and amortization of patents.

Research and development

        Research and development expenses, which are expensed as incurred, include payroll, employee benefits, raw materials and other headcount-related expenses associated with product development.

Advertising expenditures

        Advertising costs are expensed when incurred and amounted to US$26 and US$83 for the years ended December 31, 2012 and 2013, respectively.

Government grants

        Government grants are recognized when there is reasonable assurance that the grant will be received and all the conditions for their receipt have been met. When the grant relates to an expense item, it is recognized in the consolidated statements of comprehensive income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income and released to the consolidated statements of comprehensive income in proportion to the depreciation of the related assets.

Income taxes

        The Group follows the liability method of accounting for income taxes in accordance with ASC topic 740 ("ASC 740"), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss and tax credits carryforwards, using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period that includes the enactment date.

        The Group applies ASC 740 to account for uncertainty in income taxes. ASC 740 provides the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group's estimated liability for unrecognized tax benefits and the related interest and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. In future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of comprehensive income.

Earnings per share

        In accordance with ASC topic 260 ("ASC 260"), Earnings Per Share, basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary share equivalents are excluded from the computation of diluted loss per share if their effects would be anti-dilutive. Securities issued by a subsidiary that enable their holders to obtain the subsidiary's ordinary shares are included in the consolidated earnings per share computations based on the Group's holding of the subsidiary's securities.

Comprehensive income

        Comprehensive income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC topic 220 ("ASC 220"), Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the years presented, the Group's comprehensive income includes net income (loss) and cumulative foreign currency translation adjustments and is presented in the consolidated statements of comprehensive income. The Company presents items of net income and other comprehensive income in one continuous statement.

Segment reporting

        In accordance with ASC topic 280 ("ASC 280"), Segment Reporting, the Group's chief operating decision maker ("CODM") has been identified as the Chief Executive Officer, who reviews operating results of the business when making decisions about allocating resources and assessing performance for

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the Group. Based on this assessment, the Group has determined that it operates in a single reportable segment relating to the design, development, manufacture and sales of e-cigarettes. For the years ended December 31, 2012 and 2013, the Group presented segment information on revenues by geographic location. All of the Group's long-lived assets are located in the PRC.

Contingencies

        The Group records accruals for certain of its outstanding legal proceedings or claims arising out of normal course of business when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Group periodically evaluates developments in legal proceedings or claims that could affect the amount of any accrual, as well as any developments that would make a loss contingency both probable and reasonably estimable. The Group discloses the amount of the accrual if it is material.

        When a loss contingency is not both probable and estimable, the Group does not record an accrued liability but discloses the nature and the amount, if material. However, if the loss (or an additional loss in excess of the accrual) is at least reasonably possible, then the Group discloses an estimate of the loss or range of loss, if such estimate can be made and material, or states that such estimate is immaterial if it can be estimated but immaterial, or discloses that an estimate cannot be made. The assessments of whether a loss is probable or reasonably possible, and whether the loss or a range of loss is estimable, often involve complex judgments about future events. Management is often unable to estimate the loss or a range of loss, particularly where (i) the damages sought are indeterminate, (ii) the proceedings are in the early stages, or (iii) there is a lack of clear or consistent interpretation of laws specific to the industry-specific complaints among different jurisdictions. In such cases, there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including eventual loss, fine, penalty or business impact, if any.

Recent accounting pronouncement

        In March 2013, the Financial Accounting Standards Boards ("FASB") issued Accounting Standards Update ("ASU") No. 2013-05 ("ASU 2013-05"), Foreign Currency Matters, Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. The amendments clarify the applicable guidance for the de-recognition of all or a portion of a cumulative translation adjustment when an entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity or when other changes stipulated occur and involve a foreign entity. The amendments are effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. The Company will adopt ASU 2013-05 beginning January 1, 2014 and does not expect that the adoption to have a material impact on its consolidated financial statements.

        In July 2013, the FASB issued ASU No. 2013-11 ("ASU 2013-11"), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which concludes an unrecognized tax benefit should be presented as a reduction of a deferred

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

tax asset when settlement in this manner is available under the tax law. The amendments are effective for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Company will adopt ASU 2013-11 beginning January 1, 2014 and does not expect the adoption to have a material impact on its consolidated financial statements.

        In May 2014, the FASB issued ASU No. 2014-09 ("ASU 2014-09"), Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in ASC 605 and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective retrospectively for the interim reporting period ending June 30, 2017, with early application not permitted. The Company is evaluating the existing revenue recognition policies to determine whether any contracts in the scope of the guidance will be affected by the new requirements.

3. CONCENTRATION OF RISKS

Concentration of credit risk

        Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, restricted cash, short-term investments, accounts receivable and amounts due from related parties. As of December 31, 2013, substantially all of the Group's cash and cash equivalents, restricted cash and short-term investments were deposited in financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality. The Group has US$1,365 and US$12,851 of cash and bank deposits in the PRC, which constitute about 51% and 59% of total cash and cash equivalents as of December 31, 2012 and 2013, respectively. Historically, deposits in Chinese banks are secured due to the state policy on protecting depositors' interests. However, China promulgated a new Bankruptcy Law in August 2006 that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council promulgates implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law when necessary. Under the new Bankruptcy Law, a Chinese bank can go into bankruptcy. In addition, since China's concession to the World Trade Organization ("WTO"), foreign banks have been gradually permitted to operate in China which has led to increased competition for Chinese banks. Further, the global financial crisis arising in the third quarter of 2008 has increased the risk of bank bankruptcy in the PRC. In the event of bankruptcy, it is uncertain whether the Group will be able to receive its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws. The Group mitigates its risk of loss by continuing to monitor the financial strength of the financial institutions in which it makes deposits.

        Accounts receivable are typically unsecured and derived from revenue earned from customers in the United States, European Union and Asia including the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances. The Group maintains reserves for estimated credit losses, which have generally been within its expectations.

        Amounts due from related parties are typically unsecured, interest-free and repayable on demand. In evaluating the collectability of the amounts due from related parties balance, the Group considers

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

3. CONCENTRATION OF RISKS (Continued)

many factors, including the related parties' repayment history and their credit-worthiness. An allowance for doubtful accounts is made when collection of the full amount is no longer probable.

Concentration of customers

        The Company derived a significant portion of revenues from a small number of major customers. The five largest customers accounted for 99% and 73% of total net revenues for the years ended December 31, 2012 and 2013, respectively. The loss of sales from any of these customers would have a significant negative impact on the Group's business. Sales to customers are mostly made through non-exclusive, short-term arrangements. Due to the Group's dependence on a limited number of customers, any negative events with respect to the Group's customers may cause material fluctuations or declines in the Group's revenue and have a material adverse effect on the Group's financial condition and results of operations.

        Approximately 97% and 16% of total net revenues for the years ended December 31, 2012 and 2013, respectively, were derived from a related party, Wye Industrial Co., Limited ("Wye").

Concentration of suppliers

        Approximately 23% and 11% of the Group's raw materials were purchased from Huizhou Everpower Technology Co., Ltd. ("Huizhou Everpower"), a related party, for the years ended December 31, 2012 and 2013, respectively. Approximately 23% of the Group's raw materials were purchased from a third party supplier for the year ended December 31, 2012. Failure to develop or maintain the relationships with these suppliers may affect the Group's ability to manufacture its products. Any disruption in the supply of raw materials to the Group may adversely affect the Group's business, financial condition and results of operations.

Current vulnerability due to certain other concentrations

        The Group's operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC's political, economic and social conditions. There is also no guarantee that the PRC government's pursuit of economic reforms will be consistent or effective.

Currency convertibility risk

        The Group transacts the majority of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China (the "PBOC"). However, the unification of the exchange rates does not imply that RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

3. CONCENTRATION OF RISKS (Continued)

requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts. Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

Foreign currency exchange rate risk

        From July 21, 2005, RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation (depreciation) of the RMB against US$ was approximately (0.2%) and 3% for the years ended December 31, 2012 and 2013, respectively. On June 19, 2010, the People's Bank of China announced the end of the RMB's de facto peg to US$, a policy which was instituted in late 2008 in the face of the global financial crisis, to further reform RMB exchange rate regime and to enhance the RMB exchange rate flexibility. The exchange rate floating bands will remain the same as previously announced in the inter-bank foreign exchange market. On March 15, 2014, the PBOC announced the widening of the daily trading band for RMB against US$. While the international reaction to the appreciation of RMB has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of RMB against US$. Any significant revaluation of RMB may materially and adversely affect the cash flows, operating results and financial position of the Group. As a result, a depreciation of RMB against US$ would result in foreign currency translation losses when translating the net assets of the Company from RMB into US$.

4. ACCOUNTS RECEIVABLE

        Accounts receivable and the related allowance for doubtful accounts are summarized as follows:

	As of December 31,
	2012	2013
	US$	US$
Accounts receivable	—	1,483
Less: Allowance for doubtful accounts	—	—

Accounts receivable, net	—	1,483

        The Group does not offer extended payment terms and all accounts receivable are unsecured and non-interesting bearing. The Group requires advanced payments or letters of credit before delivery, and offers credit terms ranging from one to three months to customers with long-term relationship and good credit history. No allowance for doubtful accounts was recognized as of December 31, 2012 and 2013.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

5. INVENTORIES

        Inventories are summarized as follows:

	As of December 31,
	2012	2013
	US$	US$
Raw materials	781	1,628
Work-in-process	921	1,555
Finished goods	2,527	1,166

Inventories, net	4,229	4,349

        No inventory write down was recognized as of December 31, 2012 and 2013.

6. PREPAYMENTS AND OTHER CURRENT ASSETS

        Prepayments and other current assets consist of the following:

	As of December 31,
	2012	2013
	US$	US$
VAT recoverable	1,808	1,740
Derivative financial assets	—	251
Others	35	269

Total	1,843	2,260

7. PROPERTY AND EQUIPMENT, NET

        Property and equipment and the related accumulated depreciation are summarized as follows:

	As of December 31,
	2012	2013
	US$	US$
Machinery and equipment	299	3,945
Furniture, fixtures and office equipment	170	375
Motor vehicles	16	101
Leasehold improvement	295	629

Property and equipment, cost	780	5,050
Less: Accumulated depreciation	(119)	(417)
Construction in progress	—	5,744

Property and equipment, net	661	10,377

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

7. PROPERTY AND EQUIPMENT, NET (Continued)

        Depreciation expense recognized for the years ended December 31, 2012 and 2013 are as follows:

	For the years ended December 31,
	2012	2013
	US$	US$
Cost of revenues	67	221
General and administrative expenses	14	36
Research and development expenses	3	32

Total	84	289

8. INTANGIBLE ASSETS, NET

        Intangible assets and the related accumulated amortization are summarized as follows:

	As of December 31,
	2012	2013
	US$	US$
Computer software	73	76
Patent	203	1,377

Intangible assets, cost	276	1,453

Computer software	(6)	(25)
Patent	—	(8)

Intangible assets, accumulated amortization	(6)	(33)

Computer software	67	51
Patent	203	1,369

Intangible assets, net value	270	1,420

        Amortization expense recognized for the years ended December 31, 2012 and 2013 are as follows:

	For the years ended December 31,
	2012	2013
	US$	US$
Cost of revenues	—	8
General and administrative expenses	5	18

Total	5	26

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

8. INTANGIBLE ASSETS, NET (Continued)

        The estimated annual amortization expenses for each of the five succeeding fiscal years are as follows:

US$
2014	133
2015	133
2016	126
2017	114
2018	114

9. EQUITY METHOD INVESTMENTS

        The Company held the following equity method investments as of December 31, 2012:

	As of December 31, 2012	Percentage of ownership
	US$	%
Huizhou Everpower	465	20%
Huizhou Huiderui Lithium Battery Technology Co., Ltd. ("Huizhou Huiderui")	469	30%

	934

        Huizhou Everpower and Huizhou Huiderui were disposed to four shareholders of the Group on December 10, 2013 and October 21, 2013, respectively. A loss on disposal of US$50 and US$28 was recognized from the disposals of Huizhou Everpower and Huizhou Huiderui, respectively, in the year ended December 31, 2013. There was no indicator of other-than-temporary decline in fair value noted for these equity method investments as of December 31, 2012.

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2012	2013
	US$	US$
Advances from customers	40	13,561
Accrued payroll and welfare payable	711	2,348
Business tax, VAT and other taxes payable	14	905
Others	289	937

Total	1,054	17,751

        Advances from customers represent cash payments received from customers in advance of the delivery of the Group's products. The advances are applied towards the purchase price and recognized

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES (Continued)

as revenue when the conditions for revenue recognition have been met. Advances from customers are non-interest bearing and refundable if the Group fails to perform.

11. DEFERRED INITIAL PUBLIC OFFERING COSTS

        Direct costs incurred by the Company attributable to its initial public offering of ordinary shares in the United States have been deferred and will be charged against the gross proceeds receives from such offering. Such costs include legal and other professional fees related to the offering.

12. SHAREHOLDERS' EQUITY

Ordinary shares

        The Group historically operated its business through Kimree HK, Geakon HK, Kimree Huizhou and Geakon Huizhou. The Company, through a series of transactions which are accounted for as a reorganization of entities under identical common ownership, became the ultimate parent entity of these subsidiaries on August 22, 2014. Accordingly, these consolidated financial statements reflect the historical operations of the Group as if the current organization structure had been in existence throughout the periods presented.

        On May 7, 2014, the Company issued 100,000,000 share of ordinary share with par value of US$0.00001 to its shareholders in connection with the incorporation of the Company (Note 1). As of December 31, 2013, 5,000,000,000 ordinary shares were authorized and 100,000,000 ordinary shares were issued and outstanding.

        The Company did not pay or declare any dividends on ordinary shares in the year ended December 31, 2012. On June 18, 2013, Kimree HK's board of directors declared cash dividend of US$3,061 to the Founder Shareholders.

Additional paid-in capital

        On August 15, 2012, the Founder Shareholders contributed US$2 on a proportional basis to incorporate Kimree HK, which was accounted for as capital contribution to the Group for the year ended December 31, 2012. On April 19, 2013, the Founder Shareholders contributed US$1,112 on a proportional basis to incorporate Kimree Huizhou, which was accounted for as capital contribution to the Group for the year ended December 31, 2013.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

12. SHAREHOLDERS' EQUITY (Continued)

Accumulated other comprehensive income

        Changes in the balances of the component of accumulated other comprehensive income, net of tax of nil, for the years ended December 31, 2012 and 2013 are as follows:

Foreign currency translation
US$
Balance as of December 31, 2011	3
Other comprehensive income	3

Balance as of December 31, 2012	6
Other comprehensive income	120

Balance as of December 31, 2013	126

13. RESTRICTED NET ASSETS

        The Company's ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company's PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company's PRC subsidiaries.

        In accordance with the PRC Regulations on Enterprises with Foreign Investment and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise's PRC statutory accounts. A foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise's PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Kimsun Huizhou was established as a foreign invested enterprise and therefore is subject to the above mandated restrictions on distributable profits.

        Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise's PRC statutory accounts. A domestic enterprise is also required to provide discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise's PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Kimree Huizhou and Geakon Huizhou were established as domestic invested enterprises and therefore are subject to the above mandated restrictions on distributable profits.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

13. RESTRICTED NET ASSETS (Continued)

        As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company's PRC subsidiaries are restricted in their ability to transfer a portion of their net assets in the form of dividend payments, loans or advances to the Company. The amounts restricted include paid-in capital and statutory reserve funds of the Company's PRC subsidiaries, as determined pursuant to PRC generally accepted accounting principles, totaling US$11,712 as of December 31, 2013. Therefore, in accordance with Rules 504 and 4.08(e)(3) of Regulation S-X, the condensed parent company only financial statements as of December 31, 2012 and 2013 and for the years then ended are disclosed in Note 22.

14. INCOME TAXES

Cayman Islands

        Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

        The Company's Hong Kong incorporated subsidiaries, Kimree HK and Geakon HK, are subject to Hong Kong profits tax at 16.5% on their Hong Kong sourced assessable profits. In addition, upon payments of dividends by the Company's Hong Kong subsidiaries to their shareholders, no Hong Kong withholding tax will be imposed.

China

        Effective from January 1, 2008, the PRC's statutory enterprise income tax ("EIT") rate is 25%. Kimree Huizhou and Geakon Huizhou are subject to EIT at 25% for the 2012 and 2013 tax years.

        The prevailing EIT law and its relevant regulations treat enterprises established outside of the PRC with "effective management and control" located in the PRC as PRC resident enterprises for tax purposes. The term "effective management and control" is generally defined as exercising management and control over the business, personnel, accounting, properties, etc. of an enterprise. The Company and its subsidiaries located in jurisdictions outside of the mainland PRC, if deemed as PRC resident enterprises for tax purposes, would be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income commencing on January 1, 2008. As of December 31, 2013, Kimree HK has accrued for PRC income tax on such basis. The Group will continue to monitor the tax status with regards to the PRC tax resident enterprise regulation of its non-PRC entities.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

14. INCOME TAXES (Continued)

        Income (loss) before income taxes consists of:

	For the years ended December 31,
	2012	2013
	US$	US$
Hong Kong	(30)	16,086
The PRC	999	2,322

Total	969	18,408

        The current and deferred components of the income tax expense appearing in the consolidated statements of comprehensive income are as follows:

	For the years ended December 31,
	2012	2013
	US$	US$
Current tax expense	433	6,603
Deferred tax benefit	(164)	(1,474)

	269	5,129

        A reconciliation of income taxes computed at the PRC statutory tax rate of 25% to the actual income tax expense is as follows:

	For the years ended December 31,
	2012	2013
	US$	US$
Income before income taxes	969	18,408

Income tax expense computed at the PRC statutory tax rate of 25%	242	4,602
Nondeductible expenses	25	491
Interest and penalties on unrecognized tax benefits	2	36

Income tax expenses	269	5,129

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

14. INCOME TAXES (Continued)

        Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Group's deferred tax assets and deferred tax liabilities are as follows:

	For the years ended December 31,
	2012	2013
	US$	US$
Deferred tax assets, current:
Accrued expenses	217	1,656
Less: Valuation allowance	—	—

Deferred tax assets, current	217	1,656

Deferred tax assets, non-current:
Net operating loss carry forwards	7	176
Equity method investments	5	—
Property and equipment	14	68
Less: Valuation allowance	—	—

Deferred tax assets, non-current	26	244

Deferred tax liabilities, current:
Derivative financial assets	—	(63)

Deferred tax liabilities, current	—	(63)

Deferred tax liabilities, non-current:
Intangible assets	(48)	(138)

Deferred tax liabilities, non-current	(48)	(138)

        Net deferred tax assets and liabilities presented on the consolidated balance sheets are as follows:

Deferred tax assets, current	217	1,593
Deferred tax assets, non-current	7	177
Deferred tax liabilities, current	—	—
Deferred tax liabilities, non-current	(29)	(71)

        In assessing the realizability of deferred tax assets, the Company has considered whether it is more likely than not that a portion or all of the deferred tax assets will not be realized. The Company records a valuation allowance to reduce deferred tax assets to a net amount that management believes is more-likely-than-not realizable based on the weight of all evidences available.

        As of December 31, 2013, the Company had net operating losses of US$706 from various subsidiaries, which can be carried forward to offset future net profit for income tax purposes. The net operating loss carry forwards of US$700 as of December 31, 2013 will expire in years 2014 to 2018 if

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

14. INCOME TAXES (Continued)

not utilized. The remaining operating loss carry forwards of US$6 as of December 31, 2013 does not have expiration dates.

        The Company's subsidiaries located in the PRC have derived aggregated accumulated earnings of US$411 and US$5,221 as at December 31, 2012 and 2013, respectively. PRC withholding taxes would be payable upon the repatriation of these earnings. These earnings are considered to be indefinitely reinvested and therefore deferred income tax liabilities arising from the Company's investment in the PRC subsidiaries are not provided for in the financial statements under ASC subtopic 740-30 ("ASC 740-30"), Income Taxes: Other Considerations or Special Areas. Determination of the amount of unrecognized deferred tax liabilities for these temporary differences is not practicable.

Unrecognized tax benefits

        A tabular reconciliation of the Group's unrecognized tax benefits, excluding interest and penalties, is as follows:

	For the years ended December 31,
	2012	2013
	US$	US$
Balance at the beginning of year	16	311
Additions based on tax positions related to the current year	294	5,214
Reductions for tax positions of prior years	—	(243)
Exchange differences	1	9

Balance at the end of year	311	5,291

        As of December 31, 2012 and 2013, the Company has unrecognized tax benefits of US$313 and US$5,327, respectively, which are mainly related to tax deduction claim of certain expenses and also the basis of income tax filing for certain subsidiaries. It may be possible that the total amounts of unrecognized tax benefits will increase or decrease within 12 months of the reporting date as a result of possible self-reporting and tax examinations. However, an estimate of the range of the reasonably possible change cannot be made.

        As of December 31, 2012 and 2013, there are US$11 and US$5,160 of unrecognized tax benefits that if recognized would affect the annual effective tax rate.

        The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expenses. During the years ended December 31, 2012 and 2013, the Company recognized US$2 and US$34 in interest and penalties. The Company had US$2 and US$36 for the payment of interest and penalties accrued at December 31, 2012 and 2013, respectively.

        As of December 31, 2013, the tax years of 2010 through 2013 of the Company's PRC subsidiaries remain open to examination by the tax authorities, while the tax years of 2012 through 2013 of the Company's Hong Kong subsidiaries remain open to examination.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

15. RELATED PARTY TRANSACTIONS

(a)
The name of the related parties and their relationship with the Group are summarized as follows:

Name of related parties	Relationship with the Group
Wye	A company controlled by principal shareholders of the Company
Huizhou Everpower	A company significantly influenced by principal shareholders of the Company and an equity method investee of the Group prior to December 10, 2013
Huizhou Huiderui	A company controlled by principal shareholders of the Company and an equity method investee of the Group prior to October 21, 2013
Founder Shareholders	Principal shareholders and directors of the Company
(b)
The Group had the following related party transactions for the years presented:

	For the years ended December 31,
	2012	2013
	US$	US$
Revenue from sales of products to:
Wye	20,767	12,719

Raw materials purchased from:
Huizhou Everpower	4,006	4,643
Huizhou Huiderui	73	755

Total	4,079	5,398

Temporary funding provided by:
Founder Shareholders	1,952	—

Temporary funding provided to:
Founder Shareholders	—	1,535

Loss on disposal of equity method investments (Note 9):
Huizhou Everpower	—	50
Huizhou Huiderui	—	28

Total	—	78

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

15. RELATED PARTY TRANSACTIONS (Continued)

(c)
The Group had the following related party balances as of December 31, 2012 and 2013:

	As of December 31,
	2012	2013
	US$	US$
Amounts due from related parties:
Wye	—	243
Founder Shareholders	—	93

Total	—	336

Amounts due to related parties:
Huizhou Everpower	619	196
Huizhou Huiderui	43	102
Wye	1,802	—
Founder Shareholders	2,519	—

Total	4,983	298

        All balances with related parties as of December 31, 2012 and 2013 were unsecured, non-interest bearing and repayable on demand.

16. EMPLOYEE DEFINED CONTRIBUTION PLAN

        Full time employees of the Company's subsidiaries in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries make contributions to the government for these benefits based on a specific percentage of the employees' salaries up to a maximum of three times the average annual salary for the city in which the subsidiary operates for the prior year. The Company's subsidiaries have no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were US$181 and US$831 for the years ended December 31, 2012 and 2013, respectively.

17. COMMITMENTS AND CONTINGENCIES

(a)
Operating lease commitments

        The Group has entered into leasing arrangements relating to factory buildings, warehouses and office facilities that are classified as operating leases. As of December 31, 2013, the Group had

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

17. COMMITMENTS AND CONTINGENCIES (Continued)

minimum lease payments under non-cancelable operating leases with initial terms in excess of one year as follows:

US$
2014	737
2015	590
2016	590
2017	590
2018	590
2019 and thereafter	295

3,392

        The Group's lease arrangements have no renewal options, rent escalation clauses, restrictions or contingent rents and are all conducted with third parties.

(b)
Income taxes

        As of December 31, 2013, the Group has recognized US$5,327 accrual for unrecognized tax benefits (Note 14). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statute of limitations. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. As of December 31, 2013, the Group classified the accrual for unrecognized tax benefits as a non-current liability.

18. EARNINGS PER SHARE

        Basic and diluted earnings per share for the years ended December 31, 2012 and 2013 are calculated as follows:

	For the years ended December 31,
	2012	2013
	US$	US$
Numerator:
Net income attributable to ordinary shareholders—basic and diluted	700	13,279
Denominator:
Weighted-average number of shares outstanding—basic and diluted	100,000,000	100,000,000
Basic and diluted earnings per share	0.01	0.13

        For the years ended December 31, 2012 and 2013, the Group did not have any securities outstanding which could potentially dilute basic earnings per share.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

19. FAIR VALUE MEASUREMENT

        The Group applies ASC topic 820 ("ASC 820"), Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

  Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

  Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

  Level 3—Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        In accordance with ASC 820, the Group measures the fair value of the foreign exchange forward contracts using a market approach based on inputs that are directly observable in the marketplace.

        Assets measured at fair value on a recurring basis as of December 31, 2013 are summarized below:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
	US$	US$	US$
Foreign exchange forward contracts	—	251	—

20. SEGMENT REPORTING

        For the years ended December 31, 2012 and 2013, the Group operated and managed its business as a single reportable segment.

        The Group primarily generates its revenues from customers in the United States, European Union and Asia including the PRC. All of the Group's long-lived assets are located in the PRC. Revenues

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

20. SEGMENT REPORTING (Continued)

from customers based on their geographical locations for the years ended December 31, 2012 and 2013 are as follows:

	For the years ended December 31,
	2012	2013
	US$	US$
United States	504	52,834
European Union	44	14,025
Asia and others	20,800	12,862

	21,348	79,721

        The customers that accounted for 10% or more of total net revenue for the years ended December 31, 2012 and 2013 are as follows:

	For the years ended December 31,
	2012	2013
	US$	US$
Wye	20,767	12,719
Third party customer A	*	18,710
Third party customer B	*	11,494

*
Less than 10%

21. SUBSEQUENT EVENTS

        On July 7, 2014, the Company entered into a loan agreement with a third party to issue a one-year bond with a principal amount of US$3,230 and an interest rate of 8% per annum.

        On August 19, 2014, the Company's board of directors declared cash dividend of US$8,867 from the undistributed retained earnings of Kimree HK to its shareholders.

22. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

        Under PRC laws and regulations, the Company's PRC subsidiaries are restricted in their ability to transfer certain of their net assets to the Company in the form of dividend payments, loans or advances. The amounts restricted include paid-in capital and statutory reserves of the Company's PRC subsidiaries, as determined pursuant to PRC generally accepted accounting principles, totaling

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

22. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

US$11,712 as of December 31, 2013. The following is the condensed financial information of the Company on a parent company only basis:

  Condensed balance sheets

	As of December 31,
	2012	2013
	US$	US$
ASSETS
Non-current assets:
Investments in subsidiaries	1,157	12,607

Total non-current assets	1,157	12,607

TOTAL ASSETS	1,157	12,607

Shareholders' equity:
Ordinary shares (par value US$0.00001 per share; 5,000,000,000 shares authorized; 100,000,000 shares issued and outstanding at December 31, 2012 and 2013)	1	1
Additional paid-in capital	473	1,585
Retained earnings	677	10,895
Accumulated other comprehensive income	6	126

Total shareholders' equity	1,157	12,607

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	1,157	12,607

  Condensed statements of comprehensive income

	For the years ended December 31,
	2012	2013
	US$	US$
Equity in profits of subsidiaries	700	13,279

Income before income taxes	700	13,279
Income tax expenses	—	—

Net income	700	13,279

Other comprehensive income, net of tax
Foreign currency translation adjustments	3	120

Total other comprehensive income	3	120

Total comprehensive income	703	13,399

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

22. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

  Condensed statements of cash flows

For the years ended December 31,
	2012	2013
	US$	US$
Net cash from operating activities	—	—

Net cash from investing activities	—	—

Net cash from financing activities	—	—

  (a)
  Basis of presentation

        In the parent company only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since inception. The parent company only condensed financial statements should be read in conjunction with the Company's consolidated financial statements.

        For the presentation of the parent company only condensed financial information, the Company records its investment in subsidiaries under the equity method of accounting as prescribed in ASC 323. Such investment is presented as "Investment in subsidiaries" on the balance sheets and share of the subsidiaries' profits is presented as "Equity in profits of subsidiaries" in the statements of comprehensive income.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in the parent company only financial statements.

  (b)
  Commitments

        The Company does not have any significant commitments or long-term obligations as of December 31, 2012 and 2013.

23. RESTATEMENT

        Subsequent to the issuance of the consolidated financial statements of the Company for the years ended December 31, 2013 and 2012, filed with the U.S. Securities and Exchange Commission on September 11, 2014, the Company restated its consolidated statements of cash flows for the years ended December 31, 2013 and 2012 to correct errors relating to the classification of cash flows.

        The Company previously classified temporary funding provided by the shareholders and the related subsequent repayment to the shareholders as cash flows from operating activities instead of cash flows from financing activities. In addition, the Company previously classified temporary funding provided to the shareholders and the related subsequent repayment by the shareholders as cash flows from operating activities instead of cash flows from investing activities. The consolidated financial statements and related footnotes were restated to reflect the correction of the errors.

KIMREE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

23. RESTATEMENT (Continued)

        A summary of the effect of the restatement on each line item within the Company's consolidated statements of cash flows for the years ended December 31, 2012 and 2013 is as follows:

Consolidated statement of cash flows for the year ended December 31, 2012

	As previously reported	Adjustments	As restated
	(US$)	(US$)	(US$)
Amounts due to related parties	4,316	(1,891)	2,425

Net cash generated from operating activities	3,668	(1,891)	1,777

Loans from related parties	—	1,952	1,952
Repayment of loans from related parties	—	(61)	(61)

Net cash generated from financing activities	2	1,891	1,893

Consolidated statement of cash flows for the year ended December 31, 2013

	As previously reported	Adjustments	As restated
	(US$)	(US$)	(US$)
Amounts due from related parties	(336)	93	(243)
Amounts due to related parties	(4,685)	2,519	(2,166)

Net cash generated from operating activities	29,971	2,612	32,583

Loans to related parties	—	(1,535)	(1,535)
Repayment of loans to related parties	—	1,442	1,442

Net cash used in investing activities	(10,563)	(93)	(10,656)

Repayment of loans from related parties	—	(2,519)	(2,519)

Net cash used in financing activities	(1,994)	(2,519)	(4,513)

KIMREE, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares)

	Notes	As of December 31, 2013	As of June 30, 2014
		US$	US$
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents		19,956	20,336
Restricted cash		722	513
Short-term investments		1,148	—
Accounts receivable		1,483	2,231
Inventories	3	4,349	7,952
Prepayments and other current assets	4	2,260	3,009
Deferred tax assets		1,593	1,513
Amounts due from related parties		336	455

Total current assets		31,847	36,009

Non-current assets:
Property and equipment, net		10,377	12,875
Intangible assets, net		1,420	2,175
Deferred tax assets		177	17
Other non-current assets		140	2,467
Deferred initial public offering costs	5	45	2,054

Total non-current assets		12,159	19,588

TOTAL ASSETS		44,006	55,597

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable		7,085	14,264
Accrued expenses and other current liabilities		17,751	10,099
Income tax payable		867	2,778
Amounts due to related parties		298	115

Total current liabilities		26,001	27,256

Non-current liabilities:
Deferred tax liabilities		71	189
Unrecognized tax benefits	7	5,327	5,424

Total non-current liabilities		5,398	5,613

Total liabilities		31,399	32,869

Commitments and contingencies	8
Shareholders' equity:
Ordinary shares (par value US$0.00001 per share; 5,000,000,000 shares authorized; 100,000,000 shares issued and outstanding at December 31, 2013 and June 30, 2014)	6	1	1
Additional paid-in capital		1,585	1,585
Retained earnings		10,895	21,135
Accumulated other comprehensive income	6	126	7

Total shareholders' equity		12,607	22,728

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		44,006	55,597

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

KIMREE, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

		For the six months ended June 30,
	Notes	2013	2014
		US$	US$
		(unaudited)	(unaudited)
Net revenues (a)		32,584	51,294
Cost of revenues (b)		(22,526)	(31,059)

Gross profit		10,058	20,235
Operating expenses:
Selling expenses		(1,539)	(1,305)
General and administrative expenses		(755)	(3,444)
Research and development expenses		(1,129)	(1,290)

Total operating expenses		(3,423)	(6,039)

Operating income		6,635	14,196
Interest income		4	19
Other income, net		69	55
Changes in fair value of derivatives		—	(808)
Foreign exchange (loss) gain		(301)	364

Income before income taxes		6,407	13,826
Income tax expenses	7	(1,785)	(3,586)

Net income		4,622	10,240

Other comprehensive income, net of tax
Foreign currency translation adjustments		59	(119)

Total other comprehensive income (loss)		59	(119)

Total comprehensive income		4,681	10,121

Earnings per share:
Basic	9	0.05	0.10
Diluted	9	0.05	0.10
Number of shares used in computation of net income per share:
Basic	9	100,000,000	100,000,000
Diluted	9	100,000,000	100,000,000
(a) Net revenues from related parties		11,234	—

(b) Cost of revenues to related parties		(3,675)	(531)

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

KIMREE, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of U.S. Dollars ("US$"))

	For the six months ended June 30,
	2013	2014
	US$	US$
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	4,622	10,240
Adjustments to reconcile net income to net cash generated from operating activities:
Share of profits in equity method investments	(52)	—
Gain on dilution of equity method investments	(60)	—
Changes in fair value of derivatives	—	807
Depreciation of property and equipment	104	806
Amortization of intangible assets	13	23
Deferred income tax (benefit) expense	(304)	341
Changes in operating assets and liabilities:
Accounts receivable	(946)	(748)
Prepayments and other current assets	(636)	(999)
Inventories	(2,992)	(3,603)
Other non-current assets	—	(338)
Accounts payable	4,550	6,751
Accrued expenses and other current liabilities	4,470	(9,477)
Income tax payable	1,891	1,911
Amounts due to related parties	(52)	(183)
Unrecognized tax benefits	5	97

Net cash generated from operating activities	10,613	5,628

Cash flows used in investing activities:
Acquisition of property and equipment	(1,361)	(4,974)
Purchase of short-term investments	—	(8,162)
Maturities of short-term investments	—	9,302
Acquisition of intangible assets	(389)	(231)
Proceeds from settlement of foreign exchange forward contracts	—	170
Restricted cash	—	209
Loans to related parties	—	(553)
Repayment of loans to related parties	—	434

Net cash used in investing activities	(1,750)	(3,805)

Cash flows from financing activities:
Dividends paid	(3,061)	—
Proceeds from capital contribution	1,110	—
Payment for initial public offering costs	—	(1,469)
Repayment of loans from related parties	(2,495)	—

Net cash used in financing activities	(4,446)	(1,469)

Exchange rate effect on cash and cash equivalents	(4)	26

Net increase in cash and cash equivalents	4,413	380
Cash and cash equivalents, beginning of the period	2,660	19,956

Cash and cash equivalents, end of the period	7,073	20,336

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

KIMREE, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

        The accompanying unaudited interim condensed consolidated financial statements of Kimree, Inc. (the "Company") and its subsidiaries, collectively referred to as the "Group", have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial information using accounting policies that are consistent with those used in the preparation of the Company's audited consolidated financial statements for the year ended December 31, 2013. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and disclosures required by U.S. GAAP for annual financial statements.

        In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements, contain all normal and recurring adjustments necessary for a fair presentation of the Group's consolidated financial position as of June 30, 2014, and the Group's consolidated results of operations, cash flows and changes in shareholders' equity for the six months ended June 30, 2013 and 2014. The results of operations for the six months ended June 30, 2014 are not necessarily indicative of results to be expected for the full year. The consolidated balance sheet as of December 31, 2013 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for complete financial statements. These unaudited interim condensed consolidated financial statements and notes thereto should be read in conjunction with the Company's audited consolidated financial statements and related notes for the years ended December 31, 2012 and 2013.

        The Group is principally engaged in the design, development, manufacture and sales of electronic cigarettes ("e-cigarettes"), e-cigarette kit and e-cigarette accessories. The Company does not conduct any substantive operations on its own but instead conducts its business operations through its subsidiaries, which are all located in the People's Republic of China (the "PRC") and Hong Kong. As more fully described below, the Company, through a series of transactions which are accounted for as a reorganization of entities under identical common ownership (the "Reorganization"), became the ultimate parent entity of its subsidiaries on August 22, 2014. Accordingly, these consolidated financial statements reflect the historical operations of the Group as if the current organization structure had been in existence throughout the periods presented.

Reorganization transactions

        In preparation for its planned initial public offering ("IPO"), the following transactions were undertaken to reorganize the legal structure of the Group. On May 12, 2014, the Company incorporated Kimree Holdings (HK) Co., Limited ("Kimree Holdings"), which became its wholly owned subsidiary in Hong Kong. On June 26, 2014, the Company acquired 100% of the equity interests in Kimree Technology (HK) Company Limited ("Kimree HK") and Geakon Technology (HK) Company Limited ("Geakon HK") from the principal shareholders and directors of the Company ("Founder Shareholders") at a consideration of Hong Kong Dollars ("HK$") 10 each. On July 2, 2014, Kimree Holdings incorporated Kimsun Technology (Huizhou) Co., Ltd. ("Kimsun Huizhou"), which became its wholly owned subsidiary in the PRC. On July 4, 2014, the Company incorporated Kimree Hi-Tech Inc. ("Kimree Hi-Tech"), which became its wholly owned subsidiary in the BVI. On August 18, 2014, Kimsun Huizhou acquired 100% equity interest in Huizhou Kimree Technology Co., Ltd.

KIMREE, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

("Kimree Huizhou") from the Founder Shareholders at a consideration of Renminbi ("RMB") 20,000. On August 22, 2014, Kimree Huizhou acquired 100% equity interest in Geakon Technology (Huizhou) Co., Ltd. ("Geakon Huizhou") from Geakon HK at a consideration of RMB60,000.

        As all the companies involved in the process of the Reorganization consisted of identical common ownership before and after the Reorganization, the Reorganization is considered a transaction without substance and is accounted for in a manner similar to a pooling-of-interest with the assets and liabilities of the parties to the Reorganization carried over at their historical amounts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accounting policies used for the preparation of the unaudited interim condensed consolidated financial statements as of June 30, 2014 and for the six months ended June 30, 2013 and 2014 are consistent with those set out in the audited consolidated financial statements as of and for the years ended December 31, 2012 and 2013.

Principles of Consolidation

        The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

Use of estimates

        The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the unaudited interim condensed consolidated financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, inventory write down, estimates of useful life for property and equipment and intangible assets, valuation allowance for deferred tax assets and uncertain tax positions. Actual results could differ significantly from those estimates.

Financial instruments

        The Group entered into certain foreign exchange forward contracts to protect against volatility of future cash flows caused by the changes in foreign exchange rates associated with sales contracts denominated in US$. ASC topic 815 ("ASC 815"), Derivatives and Hedging, requires all contracts which meet the definition of a derivative to be recognized on the balance sheet as either assets or liabilities and recorded at fair value. Changes in the fair value of derivative financial instruments are reported in net income.

        The Group recorded a loss of nil and US$808 relating to foreign exchange forward contracts that did not qualify for hedge accounting in "changes in fair value of derivatives" on the unaudited interim

KIMREE, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

condensed consolidated statements of comprehensive income for the six months ended June 30, 2013 and 2014, respectively. As of December 31, 2013 and June 30, 2014, the Group had outstanding foreign exchange forward contracts with notional amounts of US$48,000 and US$32,000, respectively. These forward contracts had an estimated fair value of US$251 and US$540 and were recorded in "prepayments and other current assets" and "accrued expenses and other current liabilities" on the unaudited interim condensed consolidated balance sheet as of December 31, 2013 and June 30, 2014, respectively.

Fair value measurements

        Financial instruments of the Group primarily include cash and cash equivalents, restricted cash, short-term investments, accounts receivable, derivative financial instruments, amounts due from related parties, accounts payable and amounts due to related parties. As of December 31, 2013 and June 30, 2014, the carrying values of these financial instruments, except for derivative financial instruments which are recorded at fair value, approximated their fair values due to the short-term maturity of these instruments.

Revenue recognition

Exclusive manufacturing arrangement

        In May 2013, the Group entered into an arrangement with one of its customers to establish dedicated production facilities in the Group's production plants to be used exclusively for manufacturing the products of the customer. Pursuant to the exclusive manufacturing agreement, the Group will provide a guaranteed capacity to the customer while the customer commits to purchase minimum quantities of specified products including e-cigarette kits, cartridge refill packs, accessory kits, batteries and labels, from the Group on a four-week cycle. If no orders for the specified products are received at the end of the four-week cycle or if the number of specified products ordered and produced for the customer during the four-week cycle is below the minimum quantities of specified products, the Group will earn revenues equaling to the guaranteed minimum amount at the end of the four-week cycle. The Group determines that the exclusive manufacturing arrangement contains a lease as the arrangement conveys the right to use the specified production facilities to the customer. The lease element is classified as an operating lease based on the criteria in ASC 840. The consideration received in each four-week cycle is allocated to the lease element and the product sales element based on their relative fair value in accordance with ASC topic 605-25 ("ASC 605-25"), Multiple Element Arrangements. The fair value of the lease element is determined based on the market rate for leasing the equipment and production facilities and the fair value of the product sales element is determined based on the sales price of comparable products sold by the Company to third parties. If no specified products are produced for the customer during the four-week cycle, the entire consideration received for the four-week cycle will be allocated to the lease element.

        The Group recognizes the rental income when the orders from the customer are fulfilled or when the guaranteed minimum amount is earned. Rental income of US$915 and US$1,881 was recognized for the six months ended June 30, 2013 and 2014, respectively. All costs associated with product

KIMREE, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

provided and costs of the facilities are expensed in the period in which incurred regardless of the relative amount of revenue allocated to each element.

VAT, business taxes and surcharges

        The Group is subject to VAT, business taxes and surcharges levied on product sales in the PRC. In accordance with the relevant tax laws in the PRC, VAT is levied on the invoiced value of sales and is payable by the purchaser. The Group is required to remit the VAT it collects to the tax authority, but may deduct the VAT it has paid on eligible purchases. To the extent the Group paid more than collected, the difference represents a net VAT recoverable balance at the balance sheet date. This amount can be applied against future VAT collected from customers or may be reimbursed by the tax authorities under certain circumstances. VAT, business taxed and surcharges for the six months ended June 30, 2013 and 2014 were US$378 and US$104, respectively. In accordance with ASC topic 605-45 ("ASC 605-45"), Principal Agent Considerations, the Group recognized revenues net of all such taxes and surcharges.

3. INVENTORIES

        Inventories are summarized as follows:

	As of
	December 31, 2013	June 30, 2014
	US$	US$
		(unaudited)
Raw materials	1,628	2,513
Work-in-process	1,555	2,257
Finished goods	1,166	3,182

Inventories, net	4,349	7,952

        No inventory write down was recognized as of December 31, 2013 and June 30, 2014.

KIMREE, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

4. PREPAYMENTS AND OTHER CURRENT ASSETS

        Prepayments and other current assets consist of the following:

	As of
	December 31, 2013	June 30, 2014
	US$	US$
		(unaudited)
VAT recoverable	1,740	2,614
Derivative financial assets	251	—
Others	269	395

Total	2,260	3,009

5. DEFERRED INITIAL PUBLIC OFFERING COSTS

        Direct costs incurred by the Company attributable to its initial public offering of ordinary shares in the United States have been deferred and will be charged against the gross proceeds receives from such offering. Such costs include legal and other professional fees related to the offering.

6. SHAREHOLDERS' EQUITY

Ordinary shares

        The Group historically operated its business through Kimree HK, Geakon HK, Kimree Huizhou and Geakon Huizhou. The Company, through a series of transactions which are accounted for as a reorganization of entities under identical common ownership, became the ultimate parent entity of these subsidiaries on August 22, 2014. Accordingly, these unaudited interim condensed consolidated financial statements reflect the historical operations of the Group as if the current organization structure had been in existence throughout the periods presented.

        On May 7, 2014, the Company issued 100,000,000 share of ordinary share with par value of US$0.00001 to its shareholders in connection with the incorporation of the Company (Note 1). As of December 31, 2013 and June 30, 2014, 5,000,000,000 ordinary shares were authorized and 100,000,000 ordinary shares were issued and outstanding.

        On June 18, 2013, Kimree HK's board of directors declared cash dividend of US$3,061 to the Founder Shareholders. The Company did not pay or declare any dividends on ordinary shares for the six months ended June 30, 2014.

KIMREE, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

6. SHAREHOLDERS' EQUITY (Continued)

Accumulated other comprehensive income

        Changes in the balances of the component of accumulated other comprehensive income, net of tax of nil, for the six months ended June 30, 2014 are as follows:

Foreign currency translation
US$
Balance as of December 31, 2013	126
Other comprehensive loss	(119)

Balance as of June 30, 2014 (unaudited)	7

7. INCOME TAXES

        The Group's effective tax rate was 28% and 26% for the six months ended June 30, 2013 and 2014, respectively. The effective tax rate was higher than the PRC statutory income tax rate of 25% as a result of certain nondeductible expenses.

        As of December 31, 2013 and June 30, 2014, the Group recorded unrecognized tax benefits of US$5,327 and US$5,424, respectively, which are mainly related to tax deduction claim of certain expenses and also the basis of income tax filing for certain subsidiaries. The Group has no additional unrecognized tax benefits relating to uncertain tax positions except for accrual for interest related to tax positions taken in prior years of US$105 for the six months ended June 30, 2014. The Group does not expect its unrecognized tax benefits will increase significantly within the next 12 months.

8. COMMITMENTS AND CONTINGENCIES

(a)
Operating lease commitments

        The Group has entered into leasing arrangements relating to factory buildings, warehouses and office facilities that are classified as operating leases. As of June 30, 2014, the Group had minimum lease payments under non-cancelable operating leases with initial terms in excess of one year as follows:

US$
(unaudited)
July 1, 2014 to December 31, 2014	607
2015	1,188
2016	814
2017	597
2018	594
2019 and thereafter	297

4,097

KIMREE, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

8. COMMITMENTS AND CONTINGENCIES (Continued)

        The Group's lease arrangements have no renewal options, rent escalation clauses, restrictions or contingent rents and are all conducted with third parties.

(b)
Income taxes

        As of June 30, 2014, the Group has recognized US$5,424 accrual for unrecognized tax benefits (Note 7). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statute of limitations. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. As of June 30, 2014, the Group classified the accrual for unrecognized tax benefits as a non-current liability.

9. EARNINGS PER SHARE

        Basic and diluted earnings per share for the six months ended June 30, 2013 and 2014 are calculated as follows:

	For the six months ended June 30,
	2013	2014
	US$	US$
	(unaudited)	(unaudited)
Numerator:
Net income attributable to ordinary shareholders— basic and diluted	4,622	10,240
Denominator:
Weighted-average number of shares outstanding— basic and diluted	100,000,000	100,000,000
Basic and diluted earnings per share	0.05	0.10

        For the six months ended June 30, 2013 and 2014, the Group did not have any securities outstanding which could potentially dilute basic earnings per share.

10. FAIR VALUE MEASUREMENT

        The Group applies ASC topic 820 ("ASC 820"), Fair Value Measurements and Disclosures, in measuring fair value. In accordance with ASC 820, the Group measures the fair value of the foreign exchange forward contracts using a market approach based on inputs that are directly observable in the marketplace.

KIMREE, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

10. FAIR VALUE MEASUREMENT (Continued)

        Assets (liabilities) measured at fair value on a recurring basis as of June 30, 2014 are summarized below:

As of June 30, 2014
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
	US$	US$	US$
	(unaudited)	(unaudited)	(unaudited)
Foreign exchange forward contracts	—	(540)	—

11. SEGMENT REPORTING

        For the six months ended June 30, 2013 and 2014, the Group operated and managed its business as a single reportable segment.

        The Group primarily generates its revenues from customers in the United States, European Union and Asia including the PRC. All of the Group's long-lived assets are located in the PRC. Revenues from customers based on their geographical locations for the six months ended June 30, 2013 and 2014 are as follows:

	For the six months ended June 30,
	2013	2014
	US$	US$
	(unaudited)	(unaudited)
United States	18,099	46,346
European Union	3,218	4,842
Asia and others	11,267	106

	32,584	51,294

KIMREE, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of U.S. Dollars ("US$"),
except for number of shares and per share data)

11. SEGMENT REPORTING (Continued)

        The customers that accounted for 10% or more of total net revenue for the six months ended June 30, 2013 and 2014 are as follows:

	For the six months ended June 30,
	2013	2014
	US$	US$
	(unaudited)	(unaudited)
Wye Industrial Co., Limited	11,234	—
Third party customer A	*	40,507
Third party customer B	8,323	*
Third party customer C	4,033	*

	23,590	40,507

*
Less than 10%

12. SUBSEQUENT EVENTS

        On July 7, 2014, the Company entered into a loan agreement with a third party to issue a one-year bond with a principal amount of US$3,230 and an interest rate of 8% per annum.

        On August 19, 2014, the Company's board of directors declared cash dividend of US$8,867 from the undistributed retained earnings of Kimree HK to its shareholders.

American Depositary Shares

Kimree, Inc.

Representing                Ordinary Shares

PRELIMINARY PROSPECTUS

                , 2014

Citigroup

        Until            , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. The post-offering amended and restated articles of association that we expect to adopt to become effective upon the completion of this offering provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through fraud or dishonesty.

        Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(ii) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission
Ree Min Limited	May 11, 2014	16,500,000	165.00	Not applicable
Ree Jie Limited	May 11, 2014	16,500,000	165.00	Not applicable
Ree Jia Limited	May 11, 2014	17,500,000	175.00	Not applicable
Ree Lin Limited	May 11, 2014	16,500,000	165.00	Not applicable
Ree Zhi Limited	May 11, 2014	16,500,000	165.00	Not applicable
Ree Fen Limited	May 11, 2014	16,500,000	165.00	Not applicable

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

  We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (i)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (ii)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (iii)
  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (iv)
  For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (a)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (b)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (c)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (d)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Huizhou, China, on September 29, 2014.

Kimree, Inc.
By:	/s/ ANDRE QIUMING LIU
	Name:	Andre Qiuming Liu
	Title:	Executive Chairman of the Board of Directors

 POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Andre Qiuming Liu and Jack Jianjie Ai as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDRE QIUMING LIU Andre Qiuming Liu	Executive Chairman of the Board of Directors (Principal Executive Officer)	September 29, 2014
/s/ JACK JIANJIE AI Jack Jianjie Ai	Director and Chief Executive Officer	September 29, 2014
/s/ BRENT JIAN ZHANG Brent Jian Zhang	Director	September 29, 2014
/s/ JOSH LINGFAN JIANG Josh Lingfan Jiang	Director	September 29, 2014
/s/ NICOLE ZHIYONG XIANG Nicole Zhiyong Xiang	Director	September 29, 2014
/s/ RITTA DAFENG YU Ritta Dafeng Yu	Director	September 29, 2014
/s/ KEN KUNLIN LEE Ken Kunlin Lee	Chief Financial Officer (Principal Financial and Accounting Officer)	September 29, 2014

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Kimree, Inc. has signed this registration statement or amendment thereto in New York on September 29, 2014.

Authorized U.S. Representative
By:	/s/ DIANA ARIAS
	Name:	Diana Arias, on behalf of Law Debenture Corporate Services Inc.
	Title:	Senior Manager

Kimree, Inc.

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement
3.1		Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	*	Form of First Amended and Restated Memorandum and Articles of Association of the Registrant, as effective upon the completion of this offering
4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2		Registrant's Specimen Certificate for ordinary shares
4.3	*	Form of Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts
5.1	*	Opinion of Travers Thorp Alberga regarding the validity of the ordinary shares being registered
8.1	*	Opinion of Travers Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1		Form of Indemnification Agreement with the Registrant's directors
10.2		Form of Employment Agreement between the Registrant and Executive Officers of the Registrant
10.3		English translation of the Purchase Agreement between Huizhou Kimree Technology Co., Ltd. and Huiderui Lithium Battery Technology Co., Ltd.
10.4		English translation of the Purchase Agreement between Huizhou Kimree Technology Co., Ltd. and Huizhou Everpower Technology Co., Ltd.
21.1		Subsidiaries of the Registrant
23.1		Consent of Ernst & Young Hua Ming LLP, independent registered public accounting firm
23.2	*	Consent of Travers Thorp Alberga (included in Exhibit 5.1)
23.3		Form of consent of Commerce & Finance Law Offices
23.4		Consent of Frost & Sullivan
24.1		Powers of Attorney (included on signature page)
99.1	*	Code of Business Conduct and Ethics of the Registrant
99.2		Form of opinion of Commerce & Finance Law Offices regarding certain PRC law matters

*
To be filed by amendment.